PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-297139

AMASS BRANDS INC

8,951,895 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the Selling Stockholders (as hereinafter defined), of up to an aggregate of 8,951,895 shares of common stock, par value $0.00001 per share (the “Common Stock”), of AMASS Brands Inc, a Delaware corporation (the “Company,” “we,” “our,” “us,” or other similar pronouns), consisting of: (i) 8,750,000  shares of Common Stock issuable to Streeterville Capital, LLC, a Utah limited liability company (“Streeterville”), (ii) 170,766 shares of Common Stock held by Maxim Partners LLC (“Maxim”) and (iii) 31,129 shares of Common Stock held by various registered holders of the Company (the “Registered Holders, together with Streeterville, and Maxim, the “Selling Stockholders”.

We have entered into a Securities Purchase Agreement, dated March 17, 2026, as amended by the Global Amendment dated April 7, 2026 (as amended, the “Securities Purchase Agreement”), with Streeterville, pursuant to which we have agreed to issue and sell to Streeterville (i) up to $30,000,000 in aggregate of Series C Convertible Preferred Stock, par value $0.00001 per share (the “Series C Stock”), (ii) 28,125 shares of our Common Stock, as a commitment fee (the “Commitment Shares”), and (iii) a warrant to purchase up to 3,500,000 shares of Common Stock (the “Warrant”).

The Series C Stock is convertible into shares of Common Stock (the “Conversion Shares”) at the election of Streeterville at any time following the applicable issuance date. The number of Conversion Shares issuable upon conversion is determined by dividing the applicable Conversion Amount (the number of shares of Series C Stock being converted multiplied by the then-current Stated Value of $1,086.96 per share) by the applicable Conversion Price. Prior to the earlier of (i) six months from the Initial Listing Date, (ii) a Trigger Event, or (iii) an Event of Default, the Conversion Price equals the Fixed Price, which is the Nasdaq Valuation Price established in connection with our direct listing. Thereafter, the Conversion Price is the lesser of (A) the Fixed Price and (B) the Market Price, defined as 90% of the lowest daily VWAP during the ten trading days prior to the applicable conversion date. The Conversion Price is in all cases subject to a Floor Price equal to 40% of the “Minimum Price” as defined in Nasdaq Rule 5635, subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events, calculated as of the most recent Issuance Date following the initial issuance of Series C Stock.

Each share of Series C Stock accrues a preferred return at a rate of 2% per quarter (8% per annum), compounding daily and payable quarterly in cash or via the issuance of additional shares of Series C Stock at our election, increasing to 18% per annum upon certain events of default.

The number of shares of Common Stock that may be issued to Streeterville upon conversion of the Series C Stock and exercise of the Warrant is subject to certain conditions and limitations, including a limitation that Streeterville cannot beneficially own in excess of 9.99% of our outstanding shares of Common Stock and a restriction that we cannot issue shares of Common Stock to Streeterville in excess of the requirements of Nasdaq Listing Rule 5635(d) (the “Exchange Cap”), unless and until we have obtained stockholder approval of such issuances (the “Approval”). Prior to the Second Closing, we are required to seek the Approval. The number of shares of Common Stock that may ultimately be acquired by Streeterville pursuant to the Securities Purchase Agreement is not currently known and is subject to satisfaction of certain conditions and other limitations, including the conditions and limitations described above.

We are not offering any shares of Common Stock for sale under this prospectus and will not receive proceeds from the resale of shares by the Selling Stockholders. The Selling Stockholders or its pledgees, assignees or successors in interest may sell or otherwise dispose of the Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in the section titled “Plan of Distribution” on page 81. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the Common Stock covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Common Stock with the Securities and Exchange Commission (the “SEC”). The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Common Stock may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Our Common Stock is listed on the Nasdaq Global Market (“Nasdaq”), under the symbol “AMSS.” On June 22, 2026, the last reported sale price of our Common Stock on Nasdaq was $1.86 per share.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary-Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our Common Stock involves a high degree of risk. See the “Risk Factors” section beginning on page 12 of this prospectus for the risks and uncertainties you should consider before investing in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated July 6, 2026

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any applicable prospectus supplement prepared by us or on our behalf. Neither we nor the Selling Stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus is a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). The Selling Stockholders may, from time to time, sell the Common Stock covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution.” You may obtain this information without charge by following the instructions under the “Where You Can Find Additional Information” section of this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our Common Stock.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find Additional Information.”

TRADEMARKS, SERVICE MARKS AND TRADENAMES

We own or otherwise have rights to the trademarks, including those mentioned in this prospectus, used in conjunction with the operation of our business. This prospectus includes our own trademarks, which are protected under applicable intellectual property laws, as well as trademarks, service marks and tradenames of other entities, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, service marks and tradenames. We do not intend our use or display of other entities’ trademarks, service marks or tradenames to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

MARKET AND INDUSTRY DATA

This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research.

In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this prospectus is generally reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data-gathering process, and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business plan and strategy, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	the implementation of our business model and our strategic plans for our business, product, services and technology;

•	our commercialization and marketing capabilities and strategy;

•	our ability to establish or maintain collaborations or strategic relationships or obtain additional funding;

•	our competitive position;

•	the scope of protection that we able to establish and maintain for intellectual property rights covering our products, services and technology;

•	developments and projections relating to our competitors and our industry;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements; and

•	the impact of new or existing laws and regulations on our business and strategy.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights select information contained elsewhere in this prospectus and does not contain all the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes included elsewhere in this prospectus before making an investment decision. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” the “Company,” “AMASS” and similar terms refer to AMASS Brands Inc.

Overview

AMASS Brands Inc is a Delaware corporation with our principal place of business in Santa Maria. Founded in 2016, AMASS is building a diversified premium beverage platform at the intersection of craft, wellness, and functionality. Our mission is to modernize drinking occasions with products that are premium, health-conscious, and culturally resonant.

We operate across multiple categories—spirits, wine, and non-alcoholic alternatives—creating a uniquely diversified portfolio aligned with long-term consumer shifts toward moderation, premiumization, and wellness. Our brands are distributed primarily in the United States through wholesale, on-premise, direct-to-consumer (“DTC”), with limited international activity through third-party partners, reaching more than 40,000 points of sale. We are continuously evaluating and adjusting our portfolio, investments and strategy. The markets in which we operate are subject to evolving consumer preferences and broader industry dynamics. For example, although the wine category in North America is expected to expand in the future, certain metrics such as declining volumes in recent years signal changes in demographics and preferences. Because declining consumption has made growth more challenging, we have taken steps to revise our wine portfolio accordingly. Similarly, we are taking a disciplined approach to our spirits segment, with near-term deprioritization in 2026 while we look for opportunities for renewed growth in the future.

For the year ended December 31, 2025, we generated $17.8 million in net revenues and incurred a net loss of $17.2 million, of which $14.6 million was attributable to the parent. For the year ended December 31, 2024, we generated $21.7 million in net revenues and incurred a net loss of $15.2 million. Since inception, we have generated more than $80 million in cumulative revenue across our portfolio.

Our consolidated financial statements for the year ended December 31, 2025 have been prepared on a going concern basis and include an explanatory paragraph from our independent auditors raising substantial doubt about our ability to continue as a going concern. This conclusion was based on factors including our history of operating losses, including a net loss of $17.2 million for the year ended December 31, 2025, our liquidity position, and our obligations related to accounts payable and outstanding indebtedness.

Management has taken and continues to evaluate actions intended to improve our liquidity and financial condition, including cost reduction initiatives, portfolio rationalization, working capital management, and pursuing additional sources of capital. However, there can be no assurance that these actions will be successful or sufficient to alleviate the conditions giving rise to the substantial doubt.

We maintain commercial relationships with a number of customers across our wine and spirits portfolio. One such customer is Full Glass Wine Co. (“Full Glass”). Our contracts and ongoing commercial dealings with Full Glass include fixed-price and minimum purchase/take-or-pay obligations, and a supplier arrangement under which we sell certain finished goods at prices below our cost of production. As a result, during 2024, we incurred losses on the sale of finished goods under our contracts of $0.8 million. In order to partially fulfil this supplier agreement, the Company maintains firm purchase commitment contracts for bulk wine whereby the net realizable value of committed purchases is below the firm purchase commitment value. Accordingly, the Company recorded a liability of $2.9 million in relation to the firm purchase commitment contracts with a corresponding charge during 2024. Losses are expected to continue for the supplier contract. Full Glass is currently in default under a multi-year production agreement and a settlement is being negotiated. Our losses associated with certain arrangements with Full Glass have had, and may continue to have, material adverse effects on our gross profit and cash flows.

Our Market Position

We believe AMASS represents a new generation of beverage company defined by:

●	A multi-category portfolio spanning spirits, wine, and non-alcoholic beverages—enabling participation across a wide range of consumer occasions.

●	Premium, design-forward positioning appealing to modern, health-conscious, and culturally engaged consumers.

●	A proven track record of acquisitions and brand incubation that builds both scale and category breadth.

●	Strategic partnerships with cultural talent that enhance awareness, authenticity, and consumer trust.

Corporate Structure and Acquisitions

In addition to its own brand incubations, AMASS has pursued an acquisition growth strategy:

●	2016 – Incorporated in Delaware and launched the flagship AMASS line of spirits.

●	2022 – Acquired substantially all assets of GEM&BOLT Mezcal, including its Oaxaca-based subsidiary Art+Plants, which manages mezcal production. In 2024, we concluded that the carrying amount related to these assets and the associated reporting unit exceeded its fair value and recognized a goodwill impairment loss of $322,049 for the year ended December 31, 2024.

●	January 2023 – Acquired substantially all of the assets of Winc, Inc., adding an established wine portfolio including the Summer Water and Folly of the Beast brands. Winc.com’s DTC subscription business was later sold in June 2023.

●	2024 – Purchased a controlling 50.0001% stake in 222 Spirits, owner of Calirosa Tequila. The partnership with Adam Levine of Maroon 5 expanded Calirosa’s reach and visibility in the premium tequila market.

Portfolio of Brands

Today, AMASS manages a portfolio of 16+ brands across key categories:

●	AMASS – Flagship line of spirits and non-alcoholic alternatives.

●	Spirits – GEM&BOLT Mezcal (premium mezcal infused with damiana) and Calirosa Tequila (red-wine-barrel-aged tequila, in partnership with Adam Levine).

●	Wine – Summer Water (lifestyle rosé brand), Folly of the Beast (Pinot Noir), and premium imports (Pizzolato, Biokult Österreich, Maison Raymond).

●	Non-Alcoholic Wine – Good Twin, a premium alcohol-free wine alternative designed for the “sober-curious” consumer.

●	Minority Interests – De Soi (non-alcoholic aperitif co-founded with Katy Perry) and HpO (protein sparkling water).

Differentiation through Talent Partnerships

A key component of our strategy is to partner with leading cultural figures to create and scale category-defining brands:

●	Calirosa Tequila — partnership with Adam Levine and Behati Prinsloo expands reach and media visibility.

●	De Soi — co-founded with Katy Perry, reinforces leadership in the non-alcoholic aperitif category.

●	Summer Water and Good Twin — align with lifestyle-driven communities, integrating culture with innovation.

These partnerships strengthen brand resonance, deepen consumer engagement, and accelerate market adoption.

Growth Strategy

Our long-term strategy is centered on scalable growth, margin expansion, and brand equity creation through the following levers:

1. Expand Wholesale, Retail, and On-Premise Distribution

In 2020, the U.S. market included approximately 600,000 retail outlets selling beverage alcohol and premium non-alcoholic beverages, according to the National Beer Wholesalers Association. See “Market and Industry Data” for additional information on third-party sources of market and industry data. AMASS products currently occupy only a small fraction of this potential footprint.

We intend to:

●	Deepen penetration through existing distributors and targeted sales expansion.

●	Focus on high-value geographies and emerging on-premise accounts (bars, hotels, restaurants).

●	Prioritize premium placements and experiential activations that drive trial and visibility.

2. Scale Brand-Led Direct-to-Consumer and Digital Channels

Our direct-to-consumer and digital initiatives are designed primarily to support brand building, consumer engagement, and marketing effectiveness, which reflects a shift away from large-scale brand agnostic subscription-based direct-to-consumer commerce platforms.

●	Expand brand-led online experiences for eligible categories, including wine and non-alcoholic products, where permitted by law.

●	Utilize selective membership and loyalty initiatives to deepen consumer engagement and brand affinity

●	Invest in CRM, analytics, and digital marketing to improve retention and cross-brand engagement.

3. Launch New Products Across Core Categories

We expect to introduce new SKUs and line extensions over the next 24–36 months across spirits, wine, and non-alcoholic beverages.

Product innovation will emphasize clean labels and wellness-adjacent formulations.

4. Pursue Selective, Accretive Acquisitions

AMASS expects to continue to target high-quality, synergistic brands in premium and functional beverage segments.

Acquisition criteria include strong brand equity, attractive margins, and scalability across our distribution platform.

5. Expand International and Travel Retail Presence

While substantially all of our commercial operations are concentrated in the United States, we believe there is a substantial opportunity to expand internationally, and we are considering initially focusing on Canada, select European markets and global travel retail, and in the longer term, select markets in Asia and Latin America, where consumer demand for premium and wellness beverages continues to rise.

Travel retail (airports, cruise terminals, hotels) represents an under-leveraged growth channel.

According to IMARC Group, the global travel retail market totaled US $65.0 billion in 2024 and is projected to reach US $112.5 billion by 2033 (CAGR ~6.3%). See “Market and Industry Data” for additional information on third-party sources of market and industry data.

The wine & spirits travel retail segment is expected to grow from US $10.0 billion in 2024 to US $17.5 billion by 2030 (CAGR ~9.8%), per Grand View Research. See “Market and Industry Data” for additional information on third-party sources of market and industry data.

6. Leverage Celebrity and Cultural Partnerships

We plan to continue to amplify growth through high-impact collaborations and experiential marketing.

Celebrity partners, influencer campaigns, and limited-edition releases provide strong cultural reach and reinforce AMASS’s premium identity.

7. Drive Operational Leverage and Efficiency

●	Optimize procurement, manufacturing, and logistics to enhance gross margin.

●	Centralize shared services to reduce overhead.

●	Expand sales training and analytics to strengthen execution and category insight.

Financial Highlights

●	Lifetime revenue: Over $80 million

●	Total bottles sold: Over 5.7 million

●	Active brands: 16 +

Securities Purchase Agreement for Series C Preferred Financing

On March 17, 2026, we entered into a Securities Purchase Agreement (the “SPA”) with Streeterville Capital, LLC (“Streeterville”) for a prepaid preferred purchase of up to $30,000,000 (the “Commitment Amount”) in Series C Convertible Preferred Stock, par value $0.00001 per share (the “Series C Stock”). Each share of Series C Stock has a stated value of $1,086.96 and a purchase price of $1,000.00 per share, reflecting an original issue discount. The SPA provides for (i) an initial closing (the “First Closing”) and (ii) a subsequent closing (the “Second Closing”), each as defined in the SPA.

On April 7, 2026, we entered into a Global Amendment (the “Amendment”) to the SPA. The Amendment, among other things, (i) revised the calculation of the number of Commitment Shares issuable to Streeterville such that the Commitment Shares equal $450,000 divided by the Expected Reference Price (as defined in the Amendment as $16.00 per share), rounded down to the nearest whole share, (ii) moved the issuance of a warrant to purchase up to 3,500,000 shares of Common Stock with an exercise price per share equal to 110% of the Nasdaq Valuation Price (the “Warrant”), exercisable at any time through the fifth anniversary of the Initial Listing Date (subject to Company’s right to terminate after one year post-listing upon ten days’ notice), from the Second Closing to the First Closing, (iii) required Streeterville to pay a Warrant Purchase Price of $10,000 at the First Closing as a condition to the issuance of the Warrant, (iv) reduced the Initial Purchase Price payable at the Second Closing from $7,000,000 to $6,990,000 to reflect the payment of the Warrant Purchase Price at the First Closing, and (v) made certain conforming changes to the conditions to closing and related defined terms. The First Closing under the SPA, as amended, occurred on April 8, 2026, at which time the Commitment Shares and the Warrant were issued to Streeterville.

The Series C Stock is convertible into Common Stock at a conversion price initially equal to the Nasdaq Valuation Price (the “Fixed Price”). After the earlier of (i) six months from the Initial Listing Date, (ii) a Trigger Event, or (iii) an Event of Default, the conversion price is the lesser of the Fixed Price and the Market Price (defined as 90% of the lowest daily VWAP during the ten trading days prior to conversion), subject to a floor price equal to 40% of the Nasdaq Valuation Price (pre-listing) or 40% of the “Minimum Price” under Nasdaq Rule 5635, as applicable; provided, however, that in no event shall the floor price be less than $4.00 per share. Conversions are subject to a 9.99% beneficial ownership limitation and the Exchange Cap under Nasdaq Rule 5635(d), which requires stockholder approval for issuances in excess thereof.

In connection with the First Closing, which occurred on April 8, 2026, we issued 28,125 shares of Common Stock to Streeterville as a commitment fee and the Warrant. Pursuant to the Amendment, the number of Commitment Shares is calculated by dividing $450,000 by the Expected Reference Price of $16.00 per share, rounded down to the nearest whole share, yielding 28,125 Commitment Shares.

Each share of Series C Stock accrues a preferred return at 2% per quarter (8% per annum), compounding daily and payable quarterly in cash or additional shares of Series C Stock at the Company’s election, increasing to 18% per annum upon certain events of default. Streeterville holds consent rights over certain issuances, which include the issuance of any debt (other than trade payables), equity securities, or convertible instruments, subject to specified Exempt Issuances (including bank debt, employee equity plans, up to $15 million in M&A-related issuances, and any financing that results in full redemption of the Series C Stock). Streeterville also holds consent rights over asset dispositions exceeding $500,000, the granting of security interests, reverse stock splits, creation of additional preferred stock, and other fundamental transactions.

On May 29, 2026, the Company entered into Amendment No. 1 to the Warrant (the “Warrant Amendment”) with Streeterville, which provides for a reduced exercise price of $5.00 per share for any exercise occurring during the ninety (90) day period commencing on June 1, 2026 (the “Reduced Exercise Price Period”). Following the expiration or earlier termination of the Reduced Exercise Price Period, the exercise price will be $16.00 per share. The Company may terminate the Reduced Exercise Price Period at any time upon two (2) trading days’ prior written notice.

Placement Agent Agreement

In addition to its role as the Advisor for the Direct Listing, we have separately engaged Maxim Group LLC as our exclusive lead placement agent (the “Placement Agent”) for proposed future offerings of our securities pursuant to a Placement Agency Agreement dated March 17, 2026 (the “Placement Agency Agreement”), pursuant to which the Placement Agent will serve as our exclusive lead placement agent, on a “reasonable best efforts” basis, in connection with proposed future offerings of our securities. The Placement Agent’s obligations under the Placement Agency Agreement are on a reasonable best-efforts basis only, and the execution of the Placement Agency Agreement does not constitute a commitment by the Placement Agent to purchase any securities and does not ensure the successful placement of any securities or any portion thereof. The Placement Agent may, with our prior written consent (not to be unreasonably withheld), retain other brokers or dealers to act as sub-agents or selected dealers on its behalf in connection with any such placement. The Placement Agency Agreement supplements the engagement letter dated August 7, 2025, between us and the Placement Agent; in the event of any conflict between the Placement Agency Agreement and the engagement letter, the Placement Agency Agreement controls. For a description of the material terms of the Placement Agency Agreement, including the compensation payable to the Placement Agent and related risk factors, see “Plan of Distribution” and “Risk Factors”.

Recent Sale and Licensing of AMASS Trademark

On April 12, 2024, as part of a secured debt restructuring, AMASS sold all rights, title and interest in the AMASS® trademark (U.S. Reg. No. 5,498,634; Serial No. 87-215,668) and associated goodwill to Resonant Subholdings Inc. for $2.5 million, following a Partial Release of Collateral and UCC-3 termination by our senior secured lender, Merchant Factors Corp.; concurrently, we entered into an exclusive, worldwide, royalty-free license with Resonant that permits our continued use of the AMASS® name (with customary quality-control obligations), such that we no longer own the mark and all resulting goodwill accrues to Resonant. The purchase price was financed by a secured promissory note to Half Church Holdings Pte. Ltd. (“HCH”), which holds a first-priority security interest in the AMASS® mark; our Chief Executive Officer, Mark Lynn, provided a personal guaranty of Resonant’s obligations; and in January 2026, maturity was extended to June 30, 2027. See “Certain Relationships and Related Person Transactions” for a description of the amendments to the Secured Promissory Note, including the consideration provided in connection with each maturity extension. As a result, legal ownership of the AMASS® trademark resides with Resonant and the mark remains encumbered by HCH’s first-priority lien, and our business depends on continued rights under the license; adverse outcomes under the license or the HCH security interest could impair our ability to use the AMASS® brand.

Lease Termination and Settlement Agreement

In March 2025, we entered into a Lease Termination and Settlement Agreement (the “Settlement Agreement”) with VV1515 LLC, the landlord of our former facility located at 1515 Garnet Mine Road, Bethel Township, Pennsylvania. The Settlement Agreement resolves litigation between the parties and terminates our industrial lease for the Pennsylvania facility, which was otherwise scheduled to expire on January 31, 2028. Under the Settlement Agreement, the landlord retains our $300,000 security deposit, and we agreed to make additional cash payments totaling $75,000, consisting of $25,000 due by April 15, 2025; $7,500 due on each of May 15, June 15, July 15, August 15, and September 15, 2025; and $12,500 due on October 15, 2025. Upon execution, we surrendered possession of the premises, and the landlord accepted our surrender. The settlement provides for mutual releases, subject to our timely performance, and the dismissal with prejudice of the related litigation filed in the United States District Court for the Eastern District of Pennsylvania. The Settlement Agreement includes customary confidentiality, non-disparagement, and forbearance provisions, and a confession of judgment remedy in the event of payment default. We ceased our Pennsylvania operations in 2024 following notice from the Pennsylvania Liquor Control Board that we were no longer permitted to operate in the Commonwealth. We do not expect the termination of this lease to have a material adverse effect on our ongoing operations; however, the settlement results in cash outflows during 2025 and will be reflected in our financial statements and MD&A.

Seventh Amended and Restated Certificate of Incorporation

On January 9, 2026, we filed with the State of Delaware, the Company’s Seventh Amended and Restated Certificate of Incorporation (the “Seventh A&R Certificate of Incorporation”), which was approved by the requisite stockholders by written consent in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”) and adopted pursuant to DGCL Sections 242 and 245. The Seventh A&R CoI, among other things, (i) increases the total authorized shares of Common Stock to 250,000,000, par value $0.00001 per share, while retaining 41,192,462 authorized shares of Preferred Stock, par value $0.00001 per share, with existing series designations unchanged; (ii) eliminates the Company’s Non-Voting Common Stock through an automatic one-for-one conversion of each outstanding share of Non-Voting Common Stock into one share of Common Stock at the effective time, after which the Company has no authority to issue Non-Voting Common Stock; (iii) effects a Reverse Stock Split of the Common Stock at a ratio of one-for-three (1-for-3), applied uniformly to all holders, with no fractional shares issued, fractional interests rounded up to the nearest whole share, no cash paid in lieu of fractional shares, no change to the par value per share, and no change to the number of authorized shares of Common Stock; (iv) provides that the Company has a single class of Common Stock with one vote per share, does not provide for cumulative voting, and clarifies that holders of Common Stock are not entitled to vote on amendments that relate solely to the terms of one or more outstanding series of Preferred Stock where such series have a separate class vote; (v) updates Preferred Stock conversion provisions to maintain existing optional and mandatory conversion mechanics (including anti-dilution and reservation of sufficient Common Stock) and adds an additional mandatory conversion trigger upon the initial public filing on EDGAR of a Form S-1 registering existing capital stock for resale, with an underwritten initial public offering and holder-approved conversion remaining as triggers; (vi) provides for exculpation of directors and officers to the fullest extent permitted by Delaware law (with “officer” defined by reference to DGCL Section 102(b)(7)) and authorizes indemnification and advancement to the fullest extent permitted by law; and (vii) updates the exclusive forum provision to designate, unless the Company consents otherwise, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware) as the exclusive forum for certain internal-affairs claims, with an express carve-out for claims under the Securities Exchange Act of 1934, the Securities Act of 1933, and any claim for which U.S. federal courts have exclusive jurisdiction. From and after effectiveness, certificates or book-entry notations formerly representing shares of Non-Voting Common Stock represent only the right to receive an equal number of shares of Common Stock, and certificates or book-entry notations formerly representing shares of Common Stock represent the number of whole shares after giving effect to the one-for-three (1-for-3) Reverse Stock Split; upon request and surrender of any such certificate, the Company will issue a new certificate or book-entry reflecting the appropriate number of shares of Common Stock.

Eighth Amended and Restated Certificate of Incorporation

On April 30, 2026, we filed with the Secretary of State of the State of Delaware, the Company’s Eighth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which amends and restates in its entirety our Seventh A&R Certificate of Incorporation. The Certificate of Incorporation was approved by the requisite stockholders by written consent in accordance with Section 228 of the DGCL and adopted pursuant to DGCL Sections 242 and 245. The Certificate of Incorporation, among other things, (i) removes the one-time operative provisions relating to the conversion of Non-Voting Common Stock and the Reverse Stock Split, each of which was effected upon the filing of the Seventh A&R Certificate of Incorporation on January 9, 2026 and (ii) grants the Board of Directors the authority, by resolution, to designate one or more additional series of Preferred Stock out of the authorized but unissued shares of Preferred Stock (including shares that have been designated but for which rights have not yet been established, or shares of any series that have not been issued) and to fix the voting powers, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of each such series, each of which may differ from those of any other series at any time outstanding. All other material provisions of the Certificate of Incorporation, including the authorized capital stock, the Common Stock voting provisions, the Preferred Stock series designations and legacy terms, the exclusive forum provisions, the corporate opportunity renunciation, and the exculpation and indemnification provisions, remain substantively unchanged.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties that you should be aware of before making an investment decision, including those highlighted in the section entitled “Risk Factors” in this prospectus. These risks include, but are not limited to, the following:

Risks Related to Our Business

•	We may not be able to meet our projections.

•	We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate such weaknesses, or are unable to otherwise maintain effective internal controls, we may not be able to accurately report our financial results, which could adversely affect our business and stock price.

•	The availability and pricing of our inputs and transportation may be disrupted.

•	Broad economic conditions may affect our business.

•	Our trademarks, copyrights and other intellectual property could be unenforceable or ineffective.

•	We no longer own the AMASS trademark and our business now depends on our exclusive license to use the brand; if our license is terminated, restricted or otherwise impaired, our business, results of operations and financial condition could be materially adversely affected.

•	The AMASS trademark is subject to a first-priority security interest held by a third-party lender; foreclosure or other enforcement actions could impair or interrupt our rights under the license and materially disrupt our operations.

•	Continuing default risk under the note secured by the trademark creates uncertainty that could threaten trademark ownership at our licensor and disrupt our business.

•	Our license includes quality-control and operational obligations; failure to comply could result in termination, restrictions on use, or other remedies that could harm our business.

•	Because all goodwill arising from our continued use of the AMASS mark accrues to the trademark owner, we may not realize the long-term economic benefits of brand-building investments to the same extent as if we owned the mark.

•	Our CEO has provided a personal guaranty of obligations under the note secured by the AMASS trademark, which could create real or perceived conflicts of interest and may affect decision-making.

•	The cost of enforcing our trademarks and copyrights could prevent us from enforcing them.

•	The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

•	Our ability to sell our product or service is dependent on outside government regulation which can be subject to change at any time.

•	We rely on third parties to provide services essential to the success of our business.

•	The development and commercialization of the Company’s products and services are highly competitive.

•	If we do not comply with the specialized regulations and laws that regulate the alcoholic beverage industry, our business could be materially adversely affected.

•	Our COO served a similar role for a prior company that filed for bankruptcy.

•	The Termination of Our Pennsylvania Facility and Other Factors Affecting Our Facilities and Operations Could Adversely Affect Our Business, Results of Operation and Financial Condition.

•	We may enter into purchase contracts or other fixed obligations to acquire inventory in advance of demand, which may result in, and has resulted in the past, losses and adverse cash flow effects.

•	Our internal computer systems, or those of any of our manufacturers, contractors, consultants, collaborators or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

•	Our operations are vulnerable to interruption by fire, severe weather conditions, power loss, telecommunications failure, terrorist activity and other events beyond our control, which could harm our business.

Risks Related to Our Financial Condition and Capital Requirements

•	We have a limited operating history, which may make it difficult for you to evaluate our current business and predict our future success and viability.

•	We have historically operated at a loss, which has resulted in an accumulated deficit.

•	We anticipate sustaining operating losses for the foreseeable future.

•	We will require substantial additional capital to finance our operations and meet our growth objectives. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and development programs or future commercialization efforts, and/or our business and prospects could be materially and adversely affected.

•	Raising additional capital may cause dilution to our existing stockholders.

•	Because we have entered into the Streeterville prepaid preferred financing, conversion and warrant mechanics could cause significant dilution and downward pressure on our stock price, restrict future financing, and trigger adverse default consequences.

•	We may not be able to continue as a going concern without additional financing, and if such financing is not available to us or is not available to us on acceptable terms, we may be forced to cease operations.

•	We have experienced a covenant breach under our credit facility, and such and other future covenant violations could result in acceleration of our debt and materially adversely affect our liquidity.

Risks Related to This Offering and Ownership of Our Common Stock

•	Our Placement Agent has no obligation to purchase our securities and there is no guarantee that any future placement will be successful.

•	Because we have no current plans to pay cash dividends on our Common Stock, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid.

•	We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our Common Stock less attractive to investors.

•	Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America will be the exclusive forums for certain disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.

•	Our Certificate of Incorporation renounces corporate opportunities that may be favorable to us.

•	We have not agreed to indemnify the Selling Stockholders for claims arising in connection with sales of our Common Stock in this offering, however, claims for indemnification by our directors and officers may reduce the amount of money available to us.

•	Federal and state laws governing ownership interests in alcoholic beverage licenses may impact your ability to invest in the company.

•	The Company may undergo a future change that could affect your investment.

•	Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Common Stock.

Implications of being an emerging growth company and a smaller reporting company

We are an “emerging growth company” as defined in the Securities Act of 1933 (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take, and intend to take, advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Common Stock held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our Common Stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our Common Stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

Corporate Information

We were incorporated under the laws of the State of Delaware on September 22, 2016. Our principal mailing address is 860 E Stowell Road Santa Maria, CA, 93454. Our telephone number is 909-293-8571 and our website addresses are www.amass.com, www.amassbrandsgroup.com and www.amassbrands.com. Information contained on or that can be accessed through our website is neither a part of, nor incorporated by reference into, this prospectus, and you should not consider information on our website to be part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

SUMMARY FINANCIAL AND OTHER DATA

The summary financial and other data set forth below should be read together with our financial statements and the related notes to those statements, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

The statements of operations data for the years ended December 31, 2025 and 2024, and the statements of cash flows data for the years ended December 31, 2025 and 2024 have been derived from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the three months ended March 31, 2026 and 2025, and the statements of cash flows data for the three months ended March 31, 2026 and 2025, have been derived from our unaudited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in any future period.

	Historical
	Year ended December 31,		Three months ended March 31,
	2025	2024	2026	2025
	(In millions, except share and per share data)
Statements of Income Data:
Net revenues	$18	22	$4	$4
Cost of sales	14	20	3	3
Gross profit	4	2	1	1
Selling, general and administrative expenses	12	14	4	3
Other operating expenses	6	0	0	0
Income from operations	(14)	(13)	(3)	(2)
Non-operating income (expense), net	(0)	(1)	(0)	(0)
Interest expense, net	(3)	(2)	(0)	(2)
Income tax expense	-	-	-	-
Net income	(17)	(15)	$(3)	$(4)

	Historical
	Year ended December 31,		Three months ended March 31,
	2025	2024	2026	2025
	(In millions, except share and per share data)
Per Share:
Earnings per share, both basic and diluted:	$(4.56)	$(5.62)	$(0.87)	$(1.21)
Weighted average number of shares used in calculating earnings per share, both basic and diluted:	3,194,835	2,710,769	3,470,628	3,029,130

Balance Sheet Data (as of end of period):
Accounts receivable, net	$2	$3	$3	$2
Inventories	11	15	12	11
Total assets	25	39	25	25
Accounts payable	8	8	10	8
Short-term debt	7	7	6	7
Long-term debt	2	2	3	2
Total equity (deficit)	0	10	(3)	(1)

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$(2)	$(6)	$(2)	$(1)
Investing activities	1	5	0	1
Financing activities	1	0	2	(0)

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with all of the other information contained in this prospectus, including our financial statements and related notes appearing elsewhere in this prospectus, before deciding whether to invest in our Common Stock. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event you could lose all or part of your investment. The risks and uncertainties described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those described below.

Risks Related to Our Business

We may not be able to meet our projections.

Any projections or forward-looking statements regarding our anticipated financial or operational performance are hypothetical and are based on management’s best estimate of the probable results of our operations and have not been reviewed by our independent accountants. These projections will be based on assumptions which management believe are reasonable. Some assumptions invariably will not materialize due to unanticipated events and circumstances beyond management’s control. Demand for our products may be insufficient, consumers may prefer competing products, and we may be unable to produce and sell our products at profitable levels. Any of these factors could adversely affect our business, financial condition, and results of operations. Accordingly, actual results of operations may vary from such projections, and such variances may be material. Any projected results cannot be guaranteed.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate such weaknesses, or are unable to otherwise maintain effective internal controls, we may not be able to accurately report our financial results, which could adversely affect our business and stock prices.

We have identified material weaknesses in our internal control over financial reporting, as described below. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. If we are unable to remediate any material weaknesses in a timely manner, or if we identify additional material weaknesses, it could impair our ability to report our financial results accurately and in a timely manner. Such failure could harm our reputation, result in a loss of investor confidence, and have an adverse effect on our stock price.

Specifically, we lacked a comprehensive and formalized accounting and financial reporting policies and procedures manual addressing items such as closing procedures, descriptions of responsibilities, segregation of duties, management review procedures and the Company’s accounting policies. While we are in the process of developing a remediation plan, there can be no assurance that our remediation efforts will be successful in all respects, or that additional material weaknesses will not be identified in the future.

The availability and pricing of our inputs and transportation may be disrupted.

The availability and pricing of our inputs may be affected by factors outside our control, including agricultural conditions, water availability, climate events (including wildfires), supply chain disruptions, and capacity constraints among packaging vendors. If we are unable to obtain sufficient quantities of raw materials and packaging inputs that meet our specifications at commercially reasonable prices, our ability to produce and distribute products could be materially adversely affected.

Along with the availability and pricing of raw materials, transportation costs and supply chain disruptions can all impact on the ability to manufacture and distribute products or services, leading to lost revenue or increased costs. Products and services that are not available when customers need them can lead to lost sales and damage to the brand’s reputation.

Broad economic conditions may affect our business.

Economic conditions, both globally and within specific markets, can significantly influence the success of early-stage startups. Downturns or recessions may lead to reduced consumer spending, limited access to capital, and decreased demand for the company’s products or services. Additionally, factors such as inflation, tariffs, interest rates, and exchange rate fluctuations can affect the cost of raw materials, operational expenses, and profitability, potentially impacting the company’s ability to operate. The alcohol beverage industry at a macroeconomic level is challenged by innumerable additional factors, including without limitation lasting COVID impacts, inflation of farm employee and input costs, quickly changing market conditions driven by changing consumer preferences and profiles, decreased national consumption and sales of wine and beer products in recent years, foreign and subsidized imports, distributor and retailer consolidation, a rise in private label products promoted by retailers that replace wholesale brands, new and competing business and product offerings, changes to laws and new applicable laws, trade barriers and regulatory policies at international and national level including those that increasingly scrutinize the health effects of alcohol and warn consumers against consumption.

Our trademarks, copyrights and other intellectual property could be unenforceable or ineffective.

Intellectual property is a complex field of law in which few things are certain. It is possible that competitors will be able to design around our intellectual property, find prior art to invalidate it, or render the patents unenforceable through some other mechanism. If competitors are able to bypass our trademark and copyright protection without obtaining a sublicense, it is likely that the Company’s value will be materially and adversely impacted. This could also impair the Company’s ability to compete in the marketplace. Moreover, if our trademarks and copyrights are deemed unenforceable, the Company will almost certainly lose any potential revenue it might be able to raise by entering into sublicenses. This would cut off a significant potential revenue stream for the Company.

We no longer own the AMASS trademark and our business now depends on our exclusive license to use the brand; if our license is terminated, restricted or otherwise impaired, our business, results of operations and financial condition could be materially adversely affected.

On April 12, 2024, we sold all rights, title and interest in the AMASS trademark and associated goodwill to a third party and simultaneously entered into an exclusive, worldwide, royalty-free license that permits our continued use of the AMASS name for our product lines and marketing operations. Because we no longer own the trademark, our ability to market, promote and sell products under the AMASS brand is dependent on the continued effectiveness of, and our compliance with, the license. The license contains customary terms and conditions, including termination rights and ongoing covenants. If the license is terminated in accordance with its terms, lapses, is not renewed (if applicable), or is otherwise limited or adversely modified, we may lose the right to use the AMASS name, be required to rebrand products and marketing materials on short notice, incur substantial transition costs, experience customer confusion or loss of brand recognition, and face disruption to distribution relationships, any of which could materially harm our business and prospects. Even short of termination, the exercise of approval rights or other limitations by the trademark owner could constrain our product development, packaging, promotional activities or geographic expansion.

The AMASS trademark is subject to a first-priority security interest held by a third-party lender; foreclosure or other enforcement actions could impair or interrupt our rights under the license and materially disrupt our operations.

The purchaser of the AMASS trademark financed the acquisition with a secured promissory note in favor of a third-party lender that holds a first-priority security interest in the trademark. If the secured lender exercises remedies due to a default under that note, including foreclosure or disposition of the trademark, our ability to continue using the AMASS brand may depend on the enforceability of our license against successors and assigns of the trademark and on the terms of any foreclosure sale. If our license is not binding on, or is rejected or modified by, a purchaser or successor, or if a court limits its enforceability in an enforcement or insolvency proceeding, our rights to use the AMASS mark could be interrupted, curtailed or terminated. Any interruption could require rapid rebranding, cause loss of revenue, damage customer relationships and brand equity, and result in significant costs and operational disruption. In addition, uncertainty surrounding potential enforcement actions could negatively affect our strategic planning, supply chain commitments and negotiations with customers and partners.

Continuing default risk under the note secured by the trademark creates uncertainty that could threaten trademark ownership at our licensor and disrupt our business.

The secured promissory note used to finance the trademark purchase experienced payment defaults and was amended in February 2025 to extend its maturity to December 15, 2025 and to address such defaults, including permitting partial repayment through transfers of equity interests in specified affiliates. Most recently in January 2026, the Company and the lender agreed to extend the maturity of the note to June 30, 2027. Future payments may not be made when due, that financial or other covenants (if any) will be maintained, or that additional waivers or amendments will be obtained. Any future default or acceleration under the note could result in enforcement of the security interest over the AMASS trademark. While we are not the obligor on the note, our operations are highly dependent on continued access to the AMASS brand. The possibility of renewed defaults and enforcement actions may create ongoing uncertainty, adversely affect our relationships with customers and suppliers, and impair our ability to forecast, invest and execute our growth strategy. If a default results in a transfer of the trademark to a third party that is not bound by our license, our ability to use the AMASS brand could be materially and adversely affected.

Our license includes quality-control and operational obligations; failure to comply could result in termination, restrictions on use, or other remedies that could harm our business.

Trademark licenses typically require the licensee to meet defined quality standards and to submit to the trademark owner’s oversight, including approval rights over product specifications, packaging, labelling, marketing and advertising. Our license includes customary quality-control provisions and may impose other operational restrictions intended to protect the trademark’s goodwill. Failure to maintain required quality standards, obtain necessary approvals, comply with usage guidelines, or satisfy related covenants could constitute a breach and give rise to remedies that may include cure requirements, limitations on use, injunctive relief or termination. Even absent a formal breach, disagreements over quality or approvals could delay product launches, packaging changes or marketing campaigns, impede innovation, increase costs, and limit our responsiveness to market conditions. Any such restrictions or disputes could negatively affect sales, margins, customer relationships and our competitive positioning.

Because all goodwill arising from our continued use of the AMASS mark accrues to the trademark owner, we may not realize the long-term economic benefits of brand-building investments to the same extent as if we owned the mark.

Under our arrangement, the legal owner of the AMASS trademark accrues the goodwill generated by our continued use of the brand. Although the license enables us to operate under the AMASS name, our investments in brand awareness, marketing and product quality may enhance the value of the trademark for its owner without creating a corresponding asset on our balance sheet. As a result, we may have less ability to monetize or leverage brand equity in future strategic transactions, financings or collaborations than if we owned the mark. In addition, if our license were terminated or otherwise impaired, we may not be able to recapture the value of our historical brand investments and could be required to invest significant additional resources to rebuild brand recognition under a new mark.

Our Chief Executive Officer has provided a personal guaranty of obligations under the note secured by the AMASS trademark, which could create real or perceived conflicts of interest and may affect decision-making.

In connection with the financing of the trademark acquisition, Mark Lynn, our Chief Executive Officer provided a personal guaranty of the obligor’s obligations under the secured note. Although the guaranty is personal and not a company obligation, the existence of the guaranty could create the appearance or actuality of conflicts of interest between the CEO’s personal interests and the interests of our stockholders, including with respect to decisions involving interactions with the trademark owner or the secured lender, responses to defaults or restructuring proposals, or strategic alternatives that could affect the likelihood of enforcement. We maintain corporate governance practices intended to mitigate potential conflicts, but such measures may not eliminate all risks. Any perceived or actual conflict could influence negotiations, constrain strategic flexibility, or give rise to stockholder or counterparty concerns, and adverse outcomes under the note could nevertheless indirectly affect our operations through impacts on the ownership and control of the AMASS trademark.

The cost of enforcing our trademarks and copyrights could prevent us from enforcing them.

Trademark and copyright litigation has become extremely expensive. Even if we believe that a competitor is infringing on one or more of our trademarks or copyrights, we might choose not to file suit because we lack the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because we believe that the cost of enforcing our trademark(s) or copyright(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce our trademark(s) or copyright(s) could have adverse consequences for the Company, including undermining the credibility of our intellectual property, reducing our ability to enter into sublicenses, and weakening our attempts to prevent competitors from entering the market. As a result, if we are unable to enforce our trademark(s) or copyright(s) because of the cost of enforcement, your investment in the Company could be significantly and adversely affected.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

Our business depends on our ability to attract, retain, and develop highly skilled and qualified employees. As we grow, we will need to continue to attract and hire additional employees in various areas, including sales, marketing, design, development, operations, finance, legal, and human resources. However, we may face competition for qualified candidates, and we cannot guarantee that we will be successful in recruiting or retaining suitable employees. Additionally, if we make hiring mistakes or fail to develop and train our employees adequately, it could have a negative impact on our business, financial condition, or operating results. We may also need to compete with other companies in our industry for highly skilled and qualified employees. If we are unable to attract and retain the right talent, it may impact our ability to execute our business plan successfully, which could adversely affect the value of your investment. Furthermore, the economic environment may affect our ability to hire qualified candidates, and we cannot predict whether we will be able to find the right employees when we need them. This would likely adversely impact the value of your investment.

Our ability to sell our product or service is dependent on outside government regulation which can be subject to change at any time.

Our ability to sell our products is subject to various government regulations, including but not limited to, regulations related to the manufacturing, labeling, distribution, and sale of our products. Changes in these regulations, or the enactment of new regulations, could impact our ability to sell our products or increase our compliance costs. Furthermore, the regulatory landscape is subject to regular change, and we may face challenges in adapting to such changes, which could adversely affect our business, financial condition, or operating results. In addition to government regulations, we may also be subject to other laws and regulations related to our products, including intellectual property laws, data privacy laws, and consumer protection laws. Non-compliance with these laws and regulations could result in legal and financial liabilities, reputational damage, and regulatory fines and penalties. It is also possible that changes in public perception or cultural norms regarding our products may impact demand for our products, which could adversely affect our business and financial performance, which may adversely affect your investment.

We rely on third parties to provide services essential to the success of our business.

We rely on third-party manufacturers and service providers for key aspects of our operations, including the production and bottling of our products, as well as warehousing, logistics, and fulfillment. We do not own or operate manufacturing or bottling facilities and depend on third parties to meet our quality standards, production timelines, regulatory requirements, and volume needs. Our reliance on these third parties exposes us to risks outside of our control including capacity constraints, quality control issues, operational disruptions, labor shortages, regulatory non-compliance, and the financial instability of such service providers. If any of these third parties are unable or unwilling to provide services on acceptable terms, or at all, we may experience delays, increased costs, supply interruptions, or an inability to meet customer demand, which could materially adversely affect our business, results of operations, and financial condition.

In addition, our wine brands depend on the availability of agricultural raw materials, including grapes, which are sourced from third-party growers. The supply, quality, and cost of grapes may be affected by factors beyond our control, including weather conditions, climate variability, crop disease, water availability, regulatory restrictions, and changes in agricultural practices. Any disruption in the availability or quality of grapes, or significant increases in grape costs, could adversely affect our ability to produce our wine products on a timely and cost-effective basis.

We also rely on third parties to provide a variety of essential business functions for us, including shipping, customer service, legal and compliance services, public relations, advertising, information technology and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience delays, defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. As a result, the value of an investment in the company could be adversely impacted by our reliance on third parties and their performance. In particular, we rely on third party distributors for the distribution of our alcohol to retail customers. State and federal laws regulate the ability of distributors to distribute alcohol and regulate the relationship of the Company with its distributors. Both the Company and distributors may be required to negotiate contracts and often file the same with regulatory agencies, establish a franchise relationship, obtain licenses, registrations, consents, post prices, and obtain other approvals from government agencies in order to deliver alcohol to end customers in the many states. Changes in our access to those distributors, including changes in prices or changes in our relationships and incentive structures with those distributors, changes in the laws allowing third party distribution of alcohol, or regulatory discipline against licenses held by those distributors, and the distributors’ marketing efforts of our products could materially adversely affect our business. Delivery of the products we sell to retail customers could also be affected or interrupted by the merger, acquisition, insolvency, or government shutdown of the distributors we engage to distribute our products. If the products we sell are not delivered in proper condition or on a timely basis, our business and reputation could suffer.

The development and commercialization of the Company’s products and services are highly competitive.

The Company faces competition with respect to any products and services that it may seek to develop or commercialize in the future. Its competitors include major companies worldwide. The consumer-packaged goods market is an emerging industry where new competitors are entering the market frequently. Many of the Company’s competitors have significantly greater financial, technical and human resources and may have superior expertise in research and development and marketing approved services and thus may be better equipped than the Company to develop and commercialize product offerings. These competitors also compete with the Company in recruiting and retaining qualified personnel and acquiring technologies. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Accordingly, the Company’s competitors may commercialize products more rapidly or effectively than the Company is able to, which would adversely affect its competitive position, the likelihood that its services will achieve initial market acceptance and its ability to generate meaningful additional revenues from its products and services.

If we do not comply with the specialized regulations and laws that regulate the alcoholic beverage industry, our business could be materially adversely affected.

The alcohol industry is regulated extensively by federal agencies, including without limitation the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury (“TTB”), the Federal Communications Commission and the Food and Drug Administration. Every state has its own separate alcoholic beverage regulations and regulatory agencies, including without limitation the California Department of Alcoholic Beverage Control (“ABC”), the California Department of Food and Agriculture, the California Department of Tax and Fee Administration. Many local jurisdictions have separate rules and regulations governing the alcohol industry as well. Regulated areas include licensing, production, importation, exportation, distribution, retail, sale, product labeling and advertising, taxes, marketing, pricing, delivery, ownership restrictions, prohibitions on sales to minors, franchise laws, trade practices (including marketing methods, and interactions and relationships among the three tiers of the alcohol industry — producers, wholesalers and retailers). We cannot assure you that we are or will always be in full compliance with all applicable regulations or laws, that we will be able to comply with any future regulations and laws, that we will not incur material costs or liabilities in connection with compliance with applicable regulatory and legal requirements, or that such regulations and laws will not materially adversely affect our alcohol business. We rely on various internal and external personnel with relevant experience to comply with applicable regulatory and legal requirements, and the loss of personnel with such expertise could adversely affect our alcohol business. Licenses, tax permits, registrations and additional approvals issued by state and federal alcoholic beverage regulatory agencies are required in order to produce, import, distribute, sell and ship alcohol. We have basic permits with TTB under the Federal Alcohol Administration Act, state production, importation and wholesale permits with ABC, and various out of state permits with other states. These approvals and permits as well as our other registrations and approvals must remain in compliance with state and federal laws in order to keep our licenses in good standing. There is no guarantee the Company can maintain its current licenses, permits, registrations and other government approvals. There is no guarantee the Company will be able to obtain additional licenses, permits, registration and other government approvals to grow or adjust its business objectives. Failure of investors to disclose information to the Company can result in compliance failures. Generally, compliance failures of any sort can result in fines, license suspension, license revocation, and expulsion of owners or officers from the Company by federal and state agencies. In some cases, compliance failures can also result in cease and desist orders, injunctive proceedings or other criminal or civil penalties by federal and state agencies. If our licenses do not remain in good standing, our alcohol business could be materially adversely affected. The federal government and most states impose taxes on alcohol beverage production, distribution, shipping and/or sales in varying amounts which are frequently changing. Significant increases in such taxes on alcohol beverage products and delivery thereof could materially and adversely affect the financial condition or results of operations for the Company, and thereby affect the Company and/or its subsidiaries’ operations.

Our Chief Operating Officer served a similar role for a prior company that filed for bankruptcy.

AMASS Brands Inc’s Chief Operating Officer, Erin Green, previously worked as Chief Operating Officer (COO) for BWSC LLC, D/B/A Winc (“Winc”), which filed for Ch. 11 bankruptcy in November of 2022. Winc’s bankruptcy filing was caused by several factors that affected the business including a downturn in the DTC wine market, ongoing challenges from COVID, rising customer acquisition costs, and worsening macroeconomic conditions in both public and private markets. Ms. Green began working for Winc as Vice President of Operations in 2015 and became COO in 2021. While Ms. Green did not serve on Winc’s board of directors, she was involved in the management and decision-making of its business. Winc’s bankruptcy was not a direct result of Ms. Green’s actions or decisions, there is some level of risk in investing in a company whose officers previously managed a company that filed for bankruptcy.

The Termination of Our Pennsylvania Facility and Other Factors Affecting Our Facilities and Operations Could Adversely Affect Our Business, Results of Operation and Financial Condition.

We ceased operations in Pennsylvania in 2024 following regulatory notice from the Pennsylvania Liquor Control Board and subsequently terminated the lease associated with our Pennsylvania facility in March 2025. While we have adjusted our operations and do not expect a material adverse impact, the loss of this facility reduces our physical footprint and could increase logistics complexity and costs. If we experience delays or increased expenses in reconfiguring our supply chain or if regulatory actions similar to those in Pennsylvania limit our activities in other states, our revenues, margins, and growth prospects could be negatively affected.

We also lease our Santa Maria Warehouse, which we use to store wine and spirits inventory, dry goods, and point-of-sale items. The on-site team performs inventory management, wholesale wine order fulfilment, and direct-to-consumer order fulfilment. We rely on our Santa Maria Warehouse to support our ongoing wholesale and direct-to-consumer activities, and our inability to continue operations at the facility could have a material adverse effect on our business, financial condition and results of operations. We currently renew our lease for the Santa Maria Warehouse on an annual basis and there is no guarantee that we can continue to maintain such lease. Although we believe we can sufficiently adjust our operations and find a suitable replacement warehouse to meet our business needs, in the event our Santa Maria Warehouse lease is terminated, our business may experience material disruptions as we make necessary adjustments, including effecting a transfer of our alcohol licenses that are currently tied to the Santa Maria Warehouse location.

We may enter into purchase contracts or other fixed obligations to acquire inventory in advance of demand, which may result in, and has resulted in the past, losses and adverse cash flow effects.

From time to time, we enter into purchase contracts or other binding obligations to secure inventory, such as bulk wine. Such commitments are sometimes made in advance of firm customer demand. If customer demand, pricing conditions or other economic factors deteriorate after we enter into such contracts, we may be obligated to purchase inventory at prices below their market value or in volumes in excess of our demand. In such circumstances, we may incur losses or be forced to recognize charges that may adversely affect our business, results of operations and financial condition.

For example, in 2024, we recognized $2.9 million of losses on purchase contracts, reflecting adverse bulk-wine purchase commitments through 2025. We acquired bulk wine contracts as part of the Winc acquisition, which at the time were indicative of market values. However, after the sale, the wine category as a whole began to decline and the volume of wine necessary to support operations after the sale was reduced, resulting in expected purchase commitment volumes in excess of our expected demand. As a mitigation effort to utilize potential excess supply, we entered into a supplier agreement under which we sell finished wine to Full Glass at prices below cost, which resulted in $0.8 million of losses during 2024.

Although the Company expects that bulk wine purchase contracts will have a smaller role at the Company, with a corresponding diminishing effect on the risks associated with such commitments, there is no guarantee that we will not enter into additional bulk wine purchase contracts in the future.

Our dependence on Full Glass and our loss-making obligations to Full Glass have materially harmed, and may continue to materially harm, our gross margins, liquidity, and results of operations.

We have entered into agreements with Full Glass that have resulted, and are expected to continue to result, in losses and adverse cash flow effects. In 2024, we recognized $3.7 million of losses on contracts, reflecting adverse bulk-wine purchase commitments of $3 million through March 31, 2026 and a supplier agreement under which we sell finished wine to Full Glass at prices expected to be below cost of production, resulting in $0.8 million of losses. As of March 31, 2026, the related liability was $3.0 million. These obligations have materially reduced our gross profit and compressed margins, and may continue to do so for the duration of the commitments. In addition, under a Multi-Year Wine Purchase Agreement, Full Glass committed to purchase approximately 111,000 cases of finished wine (aggregate value of approximately $4.0 million) through February 2026 at a fixed price of $36 per case, subject to a semi-annual $1.0 million take-or-pay minimum and 30-day payment terms. Full Glass is currently in default under this production agreement, and a settlement is being negotiated. If we are unable to collect amounts due, enforce remedies, or renegotiate acceptable terms, we may incur further reductions in gross profit, increased working capital needs, higher allowances for credit losses, and additional write-downs or reserves. Any settlement may not fully compensate us for losses incurred and could impose additional obligations or restrictions.

Our internal computer systems, or those of any of our manufacturers, contractors, consultants, collaborators or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.

Despite the implementation of security measures, our internal computer systems and those of our current and any future manufacturers, contractors, consultants, collaborators and third-party service providers, are vulnerable to damage from computer viruses, cybersecurity threats, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failure. Because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. Some of the federal, state and foreign government requirements include obligations of companies to notify individuals of security breaches involving particular personally identifiable information, which could result from breaches experienced by us or by our vendors, contractors or organizations with which we have formed strategic relationships. Notifications and follow-up actions related to a security breach could impact our reputation, cause us to incur significant costs, including legal expenses and remediation costs. We also rely on third parties for certain portions of our manufacturing process, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data, or inappropriate disclosure of confidential or proprietary information, we could be exposed to litigation and governmental investigations, the further development and commercialization of our product candidates could be delayed, and we could be subject to significant fines or penalties for any noncompliance with certain state, federal and/or international privacy and security laws.

Our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption, failure or security breach. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

Our operations are vulnerable to interruption by fire, severe weather conditions, power loss, telecommunications failure, terrorist activity and other events beyond our control, which could harm our business.

Our facility is located in a region which experiences severe weather from time to time. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major tornado, flood, fire, earthquake, power loss, terrorist activity or other disasters and do not have a recovery plan for such disasters. In addition, we do not carry sufficient insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could harm our business. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

Risks Related to Our Financial Condition and Capital Requirements

We have a limited operating history, which may make it difficult for you to evaluate our current business and predict our future success and viability.

Our Company was incorporated under the laws of the State of Delaware on September 22, 2016. The likelihood of our creation of a successful business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations, and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

We have historically operated at a loss, which has resulted in an accumulated deficit.

For the fiscal years ended December 31, 2025 and 2024, we incurred net losses from operations of approximately $14.1 million and approximately $12.6 million, respectively. Further, in March 31, 2026, we incurred a net loss from operations of $3.1 million. We may never achieve profitability. Even if we do, we may not be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, would affect our efforts to raise capital and is likely to result in a decline in the value of your investment in our Company.

We anticipate sustaining operating losses for the foreseeable future.

It is anticipated that we will sustain operating losses for the foreseeable future as we expand our team, continue with research and development, and strive to gain customers and gain market share in our industry. Our ability to become profitable depends on our ability to expand our customer base. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. We may not ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

We will require substantial additional capital to finance our operations and meet our growth objectives. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and development programs or future commercialization efforts, and/or our business and prospects could be materially and adversely affected.

Our operations have consumed substantial amounts of cash since inception, and we expect our expenses to increase in connection with our ongoing activities. The Company will continue to invest in building out its sales and marketing teams as well as maintain a robust development team. General and administrative expenses will increase as the cost of maintaining a public company is significantly higher than maintaining a privately held company. Accordingly, we will need to obtain substantial additional funding in order to maintain our continuing operations.

As of March 31, 2026, we had approximately $1.0 million of cash on hand and our anticipated operating requirements for the next twelve months, assuming the maintenance of our current operations, exceed our available capital resources. Our estimate as to how long we expect our existing capital to be able to continue to fund our operations is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the initiation, progress, timeline, cost and results of our products;

•	the cost and timing of manufacturing activities;

•	the effect of competing technological and market developments;

•	the payment of licensing fees, potential royalty payments and potential milestone payments;

•	the cost of general operating expenses; and

•	the costs of operating as a public company.

Advancing the development of our product will require a significant amount of capital. In order to fund all of the activities that are necessary to complete the development of our product, we will be required to obtain further funding through equity offerings, debt financings, collaborations and licensing arrangements or other sources, which may dilute our stockholders or restrict our operating activities. Adequate additional funding may not be available to us on acceptable terms, or at all.

Our potential failure to raise such capital as and when needed or on acceptable terms would have a negative impact on our results of operation, financial condition and our ability to pursue our business strategy, and we may have to delay, reduce the scope of, suspend or eliminate one or more of our research-stage programs, clinical trials or future commercialization efforts, grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves, obtain funds through arrangement with collaborators on terms unfavorable to us or pursue merger or acquisition strategies, all of which could adversely affect the holdings or the rights of our stockholders.

Raising additional capital may cause dilution to our existing stockholders.

We may seek additional capital through a variety of means, including through equity, debt financings, or other sources. We may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences and anti-dilution protections that adversely affect your rights as a stockholder.

Such financing may also result in imposition of debt covenants, increased fixed payment obligations or other restrictions that may adversely affect our ability to conduct our business. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that are not favorable to us.

Because we have entered into the Streeterville prepaid preferred financing, conversion and warrant mechanics could cause significant dilution and downward pressure on our stock price, restrict future financings, and trigger adverse default consequences.

On March 17, 2026, we entered into the SPA with Streeterville. Accordingly, our existing stockholders will experience dilution, and our stock price could be adversely affected by conversion mechanics tied to market prices. The Series C Stock is convertible into Common Stock at an alternate conversion price equal to the lesser of the Fixed Price and 90% of the lowest daily VWAP in the ten trading days prior to conversion, subject to a floor price equal to 40% of the applicable Nasdaq pricing metric (but in no event less than $4.00 per share). The issuance of 28,125 shares of Common Stock (the “Commitment Shares”) at the First Closing and up to 3,500,000 shares of Common Stock issuable upon exercise of the Warrant issued at the First Closing will further dilute stockholders. Additionally, the Series C Stock accrues a preferred return at 8% per annum (increasing to 18% per annum upon an Event of Default), payable quarterly in cash or additional shares of Series C Stock at the Company’s election, which would result in additional dilution if paid in kind. The SPA grants Streeterville consent rights over Restricted Issuances (broadly defined to include virtually all debt and equity issuances other than Exempt Issuances), asset dispositions over $500,000, security interests, reverse stock splits, additional preferred stock issuances, and Fundamental Transactions. Trigger events, including receipt of a Nasdaq non-compliance letter, average market capitalization below $100 million over any ten-trading-day period, and a closing price 50% or more below the opening listing price, and Events of Default could increase our obligations (including a 15% increase to the stated value upon each Event of Default, applicable up to three times), accelerate conversions, and entitle Streeterville to force a full redemption of all outstanding Series C Stock.

On May 29, 2026, we entered into the Warrant Amendment with Streeterville, which reduced the exercise price of the Warrant from 110% of the Nasdaq Valuation Price to $5.00 per share for any exercise occurring during the Reduced Exercise Price Period, a ninety (90) day period commencing June 1, 2026. The reduced exercise price substantially increases the likelihood that Streeterville will exercise the Warrant during the Reduced Exercise Price Period, which would result in the issuance of up to 3,500,000 additional shares of Common Stock at a price significantly below the original exercise price, causing additional dilution to existing stockholders. Following the expiration or earlier termination of the Reduced Exercise Price Period, the exercise price will be $16.00 per share. The Company may terminate the Reduced Exercise Price Period at any time upon two (2) trading days’ prior written notice.

We may not be able to continue as a going concern without additional financing, and if such financing is not available to us or is not available to us on acceptable terms, we may be forced to cease operations.

We have a limited operating history and have incurred recurring losses from operations. For the years ended December 31, 2025 and 2024, we incurred a net loss of approximately $17 million and approximately $15 million, respectively and during the three months ended March 31, 2026, we incurred a net loss of approximately $3 million. Our failure to generate sufficient revenues, effectively manage expenses or raise additional capital could adversely affect our ability to achieve our intended business objectives. These matters, among others, raise substantial doubt about our ability to continue as a going concern. We expect losses on core operations to continue over the next 12 months.

We have funded our operations partially through the issuance of convertible notes, SAFEs, preferred stock, and Regulation CF offerings.

Between 2017 and 2021, we issued a series of convertible notes, raising an aggregate of approximately $11.0 million. This included $500,000 raised through convertible notes in 2017, $1.5 million raised through convertible notes in 2018 and 2019, $2.0 million raised through convertible notes in 2019, and $7.0 million raised through convertible notes in 2020 and 2021. In 2022, we completed SAFE financings for an additional $1.65 million.

We subsequently completed several rounds of preferred stock financings. In 2021 and 2022, we raised approximately $5.1 million through the issuance of Series Seed Preferred Stock, of which 409,921 shares and $1,557,462 were raised through a crowdfunding (CF) offering. Between 2022 and 2023, we raised approximately $3.6 million through the issuance of Series A Preferred Stock in connection with the GEM&BOLT acquisition and a related fundraising transaction. In 2023, we raised approximately $6.0 million through the issuance of Series B-1 Preferred Stock, which included the conversion of the previously issued SAFEs and was completed in connection with the Winc acquisition. In 2024, we raised approximately $293,000 through the issuance of Series B-2 Preferred Stock in connection with a debt conversion, and an additional $1.7 million through the issuance of Series B-3 Preferred Stock in a follow-on financing.

In May 2025, we completed a Regulation CF crowdfunding campaign at a purchase price of $8.55 per share, raising $470,759 and issuing 61,892 shares of Common Stock. Most recently, in December 2025, the Company closed a Regulation Crowdfunding offering at a purchase price of $8.98 per share, raising approximately $261,856 through the issuance of 29,572 shares of Common Stock. The Company launched an additional Regulation CF crowdfunding offering in February 2026.

In April 2026, we received the initial funding on the Streeterville agreement, raising $6.990 million through the issuance of 7,000 Series C Preferred Shares.

In addition to equity fundraising, we have capital resources available in the form of a line of credit for $5 million from Merchant Financial, other debt instruments totalling $5.0 million, and $1.0 million of cash on hand. Through March 2026, we raised a financing round of $2.7 million through a promissory notes convertible into Common Stock and received $0.8 million through the exercise of warrants. We plan to have sufficient capital prior to listing to provide us with, and allow us to maintain, stockholders’ equity well in excess of the required minimum under Nasdaq Listing Rule 5505(b) as well as enable us to fund our operations through at least May 2027, and after which we intend to raise additional capital pursuant to one or more registered offerings of equity or debt securities. However, we cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact our ability to conduct business. If we are not able to raise additional capital when required or on acceptable terms, we may have to: (i) significantly delay, scale back or discontinue the development or commercialization of new products; (ii) seek collaborators for further development and commercialization of our products; or (iii) relinquish or otherwise dispose of some or all of our rights to technologies or the products that we would otherwise seek to develop or commercialize.

We have experienced a covenant breach under our credit facility, and such and other future covenant violations could result in acceleration of our debt and materially adversely affect our liquidity.

In August 2025, we experienced a technical breach of certain financial covenants under our credit facility, primarily related to minimum Tangible Working Capital and Tangible Net Worth requirements. On March 10, 2026, we entered into a Waiver and Amendment No. 1 to the Loan and Security Agreement (the “Credit Facility Amendment”) with Merchant Factors Corp., pursuant to which the lender waived the applicable defaults arising from our non-compliance with the Tangible Working Capital covenant for the period from September 30, 2025 through March 10, 2026. In connection with the Credit Facility Amendment, the maximum credit available under the facility was reduced from $8,000,000 to $5,000,000, the minimum Tangible Working Capital and minimum Tangible Net Worth covenants were each reset to $2,500,000, and the term of the facility was extended through September 30, 2026 with automatic one-year renewal periods thereafter. Although the lender waived the prior defaults, there can be no assurance that we will maintain compliance with the revised covenants in future periods or that future covenant violations will not occur.

Our ability to comply with financial covenants depends on operating performance, working capital management, and access to capital, all of which are subject to significant uncertainty. Any future breach that is not waived could result in an event of default, permitting the lender to accelerate repayment, foreclose on collateral, impose additional restrictions, or terminate future availability under the facility.

If our indebtedness were accelerated or if we were unable to obtain additional waivers or refinancing on acceptable terms, we could face significant liquidity constraints, be required to raise capital on unfavorable terms, or be forced to reduce or suspend operations. Any of these outcomes could materially adversely affect our business, financial condition, and results of operations.

Risks Related to This Offering and Ownership of Our Common Stock

Our Placement Agent has no obligation to purchase our securities and there is no guarantee that any future placement will be successful.

On March 17, 2026, we entered into the Placement Agency Agreement with the Placement Agent to serve as our exclusive lead placement agent for proposed future offerings of our securities on a “reasonable best efforts” basis. The Placement Agent’s obligations under the Placement Agency Agreement do not constitute a commitment by the Placement Agent to purchase any of our securities, and the Placement Agency Agreement does not ensure the successful placement of any securities or any portion thereof. There can be no assurance that the Placement Agent will be able to identify or secure purchasers for any future offering on terms acceptable to us, or at all. If we are unable to complete a successful placement through the Placement Agent, we may need to seek alternative sources of capital, which may not be available on favorable terms or at all.

In addition, pursuant to the Placement Agency Agreement, we have agreed to pay the Placement Agent a cash fee equal to 7% of the aggregate gross proceeds raised in any placement and 6% of the aggregate gross proceeds received upon the exercise of any warrants issued in connection with such placement, together with expense reimbursement of up to $50,000 for out-of-pocket expenses and up to $75,000 for the Placement Agent’s legal fees. These fees and expenses will reduce the net proceeds available to us from any future placement. Furthermore, we have agreed to indemnify the Placement Agent in accordance with the indemnification provisions attached to the Placement Agency Agreement, which obligations survive termination or expiration of the agreement. Any claims for indemnification by the Placement Agent could further reduce our available capital and adversely affect our financial condition.

The Placement Agency Agreement also includes a 12-month tail provision pursuant to which, if, within 12 months following a termination of the Placement Agency Agreement (other than a termination by us for Cause), we complete any financing with any investor introduced to us by the Placement Agent or contacted by the Placement Agent on our behalf during the term of the engagement, we will be obligated to pay the Placement Agent the full compensation described above upon closing of such financing. This tail provision could limit our flexibility to pursue alternative financing arrangements and increase our cost of capital even after the Placement Agency Agreement has been terminated.

In addition, the Placement Agent has a right of first refusal for a period of 12 months after the consummation of a Go-Public Transaction (as defined in the engagement letter) to act as the lead underwriter and book running manager, lead placement agent or sales agent, or lead advisor for any public offering of our equity or equity-linked securities. If the Placement Agent exercises this right, we may be unable to select other placement agents or underwriters that could offer more favorable terms, which could adversely affect the terms and pricing of future offerings and result in greater dilution to our existing stockholders.

Because we have no current plans to pay cash dividends on our Common Stock, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid.

We currently intend to retain all available funds and any future earnings to fund the development, commercialization and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our future ability to pay cash dividends on our Common Stock may also be limited by the terms of any future debt securities or credit facility. As a result, capital appreciation, if any, of the Common Stock you purchase in this offering will be your sole source of gain for the foreseeable future.

We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) having the option of delaying the adoption of certain new or revised financial accounting standards, (iii) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (iv) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our Common Stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our Common Stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

It is possible that some investors will find our Common Stock less attractive as a result of the foregoing, which may result in a less active trading market for our Common Stock and higher volatility in our stock price.

Our Certificate of Incorporation provides for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware and, to the extent enforceable, the federal district courts of the United States of America will be the exclusive forums for certain disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or the Securities Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Certificate of Incorporation provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Certificate of Incorporation.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.

Our Certificate of Incorporation renounces corporate opportunities that may be favorable to us.

Our Certificate of Incorporation contains a provision that, to the fullest extent permitted by law, renounces any interest or expectancy in certain business opportunities (referred to as “Excluded Opportunities”) that may be presented to, acquired by or developed by (i) our directors who are not employees of the Company or its subsidiaries and (ii) any holder of our Preferred Stock or any of such holder’s partners, members, directors, stockholders, employees, affiliates or agents, in each case other than individuals who are employees of the Company or its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such interest or expectancy is presented to, acquired by or developed by the applicable Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company. As a result of this provision, these Covered Persons generally have no duty to present such Excluded Opportunities to us, even if the opportunity is one that we might reasonably be expected to pursue or that could be complementary to our business.

This renunciation of corporate opportunities may limit our ability to pursue attractive business opportunities, including opportunities that could enhance our competitive position, accelerate our growth or improve our financial performance. In addition, Covered Persons may pursue such opportunities for their own benefit or for the benefit of other entities, including entities that may compete with us now or in the future, and we may have limited or no recourse against such persons with respect to these matters.

Further, any amendment or repeal of this provision requires the affirmative vote of the requisite holders of our capital stock and, even if amended or repealed, any such change would apply only prospectively and would not affect rights that existed with respect to actions or omissions occurring prior to such amendment or repeal. As a result, this provision may continue to adversely affect us even if our stockholders later determine that it is no longer in our best interests.

We have not agreed to indemnify the Selling Stockholders for claims arising in connection with sales of our Common Stock in this offering, however, claims for indemnification by our directors and officers may reduce the amount of money available to us.

We have not agreed to indemnify the Selling Stockholders for claims arising in connection with sales of our Common Stock under this prospectus. However, our Certificate of Incorporation provides that our directors and officers will be indemnified by us to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our Certificate of Incorporation and any indemnification agreements that we enter into with our directors and officers following the effectiveness of the registration statement of which this prospectus forms a part:

•	we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law;

•	Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•	we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•	we are authorized to enter into indemnification agreements with our directors, officers, employees, and agents and to obtain insurance to indemnify such persons; and

•	we may not retroactively amend our Certificate of Incorporation provisions to reduce our indemnification obligations to directors, officers, employees, and agents.

While we have procured directors’ and officers’ liability insurance policies, such insurance policies may not be available to us in the future at a reasonable rate, may not cover all potential claims for indemnification, and may not be adequate to indemnify us for all liability. Large indemnity payments to our directors and officers in excess of any available insurance would materially adversely affect our business, financial condition, and results of operations.

Federal and state laws governing ownership interests in alcoholic beverage licensees may impact your ability to invest in the company.

Alcohol beverage licensees, their owners, officers, employees and agents are subject to state and federal trade practice and “tied-house” laws that restrict and/or prohibit certain ownership or financial interests, relationships and interactions among and between the three tiers of the alcoholic beverage industry - those tiers being the manufacturing or supply tier, the wholesale tier, and the retail tier. The rules and exceptions to the rules regarding such investments are materially different among the federal government and each state. They are also subject to frequent change and varying degrees of enforcement and focus. Further, alcohol beverage licensees are subject to applicable state and federal laws restricting and/or prohibiting ownership and relationships with individuals with certain criminal histories, including without limitation, felonies, certain misdemeanor violations, and crimes of moral turpitude. We cannot make any assurances that investments in the company by investors are permissible by the federal government or state regulatory agencies if (a) an investor or qualifying family member has an impermissible criminal violation, or (b) such investor or investor’s qualifying family member holds direct or indirect interests in domestic or foreign alcoholic beverage licensees or, in some instances, is even just employed by or contracted as an agent with another licensee, or (c) such investor’s investment results in any other trade practice or tied house violation under state or federal law. No state alcohol regulatory agency or federal alcohol regulatory authority has reviewed, passed on or endorsed the merits, adequacy or accuracy of this Offering, or the conformity of its/their provisions under any law or act, including without limitation the California Alcohol Beverage Act or Federal Alcohol Administration Act. It is within the purview of the TTB, ABC and each state alcohol regulatory agency to investigate our compliance with federal and state trade practice and tied-house requirements regardless of such investors’ amount of investment in the company. In connection therewith, Investor is required to represent and warrant to Company in connection with this offering that Investor is not disqualified under applicable laws from owning equity interests in the Company and that Investor will promptly provide Company all information and documentation necessary or desirable for the Company to make such determination. If Investor is disqualified at the time of investment, not truthful in its representation to the Company, or subsequently takes any actions or causes any omissions that result in a disqualifying event, investor’s shares may be subject to redemption.

The Company may undergo a future change that could affect your investment

The Company may change its business, management or advisory team, IP portfolio and licensing, location of its principal place of business, its production or distribution partners and strategic alliances, and alcohol beverage licenses, or other change that may result in adverse effects on your investment. Additionally, the Company may alter its corporate structure through a merger, acquisition, consolidation, or other restructuring of its current corporate entity structure. Should such a future change occur, it would be based on management’s review and determination that it is in the best interests of the Company.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Common Stock.

Securities research analysts may establish and publish their own periodic projections for our Company. These projections may vary widely and may not accurately predict the results we actually achieve. The price of our Common Stock may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of Common Stock in this offering. The Selling Stockholders will receive all of the proceeds from this offering. The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of our counsel and independent registered public accountant, and certain expenses of counsel to the Selling Stockholders.

DIVIDEND POLICY

We have never declared or paid dividends on our Common Stock. We currently intend to retain all available funds and any future earnings to fund the development, commercialization and growth of our business, and therefore we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors. Any such determination will also depend upon our business prospects, operating results, financial condition, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our future ability to pay dividends on our common stock may also be limited by the terms of any future debt securities or credit facility.

CAPITALIZATION

 The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2026, (i) on an actual basis; (ii) on an as adjusted basis to illustrate the to give further effect to the automatic conversion on April 8, 2026 of all outstanding shares of our Preferred Stock (other than the Series C Convertible Preferred Stock, as to which no shares have been issued) into an aggregate of 11,116,358 shares of our Common Stock (reflecting 7,483,093 additional shares issued on conversion); (iii) on a pro forma as-further-adjusted basis to give further effect to the issuance at the Second Closing under the Securities Purchase Agreement with Streeterville Capital, LLC, as amended, of 7,000 shares of Series C Convertible Preferred Stock at a purchase price of $1,000.00 per share, or an aggregate Initial Purchase Price of $6,990,000, net of a $30,000 transaction expense amount, resulting in $6,960,000 of net proceeds to us; and (iv) on a pro forma, as further adjusted basis to give effect to the hypothetical issuance of all shares registered to Streeterville Capital, LLC under this registration statement in addition to all items included in the as adjusted basis. The pro forma presentation does not give effect to any other transaction subsequent to March 31, 2026. You should read the following table together with our consolidated financial statements and the related notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements and related notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of March 31, 2026
	Actual	As Adjusted	Pro Forma As Further Adjusted
Cash and cash equivalents	$991,806	$7,951,806	$30,951,806

Short-term debt:
Secured credit facility, current	2,928,161	2,928,161	2,928,161
Loans payable, current	750,000	750,000	750,000
Promissory notes payable	1,650,000	1,650,000	1,650,000

Long-term debt:
Loans payable	681,750	681,750	681,750
Convertible notes payable	1,731,710	-	-
SAFE notes	530,668	530,668	530,668
Total debt	8,272,289	6,540,579	6,540,579

Stockholders’ equity:
Series C Convertible Preferred Stock, $0.00001 par value per share; 35,000 shares designated; 0 shares issued and outstanding and actual; 7,000 shares issued and outstanding, As Adjusted for the Second Closing under the Streeterville SPA; and 30,000 shares issued and outstanding, Pro Forma As Further Adjusted for the subsequent closings under the Streeterville SPA	-	-	-
Preferred stock, $0.00001 par value per share; 41,192,462 shares authorized; 22,447,267 shares issued and outstanding, actual; and 0 shares issued and outstanding, As Adjusted for the April 8, 2026 automatic conversion of Preferred Stock	223	-	-
Common Stock, $0.00001 par value per share; 250,000,000 shares authorized and 3,600,420 shares issued and outstanding, actual; and 11,083,077 shares issued and outstanding, As Adjusted for the April 8, 2026 automatic conversion of the Preferred Stock	38	114	114
Additional paid-in capital	39,802,580	48,494,287	71,494,264
Treasury stock	(1,393,713)	(1,393,713)	(1,393,713)
Accumulated other comprehensive income	55,172	55,172	55,172
Accumulated deficit	(43,740,731)	(43,740,731)	(43,740,731)
Total AMASS stockholders’ deficit	(5,276,431)	3,415,129	26,415,106
Non-controlling interest	2,347,828	2,347,828	2,347,828
Total stockholders’ equity	$(2,928,603)	$5,762,957	$28,762,934
Total capitalization	$5,343,686	$13,338,292	$35,303,686

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes and other financial information appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in the section entitled “Risk Factors.” This MD&A, which should be read in conjunction with our Financial Statements, is organized as follows:

Overview. This section provides a general description of our business and brief descriptions of recent goodwill and trademarks impairments, which we believe is important in understanding the results of our operations, financial condition, and potential future trends.

Strategy. This section provides a description of our strategy and a discussion of a recent development, and significant divestitures, acquisitions, and investments.

Recent developments. This section summarizes the material transactions and events that occurred during, or shortly after, the three months ended March 31, 2026.

Results of operations. This section provides an analysis of our results of operations presented on a business segment basis. In addition, a brief description of significant transactions and other items that affect the comparability of the results is provided.

Liquidity and capital resources. This section provides an analysis of our cash flows, outstanding debt, liquidity position, and commitments. Included in the analysis of outstanding debt is a discussion of the financial capacity available to fund our on-going operations and future commitments, as well as a discussion of other financing arrangements.

Critical accounting policies and estimates. This section identifies accounting policies that are considered important to our results of operations and financial condition, require significant judgment, and involve significant management estimates. Our significant accounting policies, including those considered to be critical accounting policies, are summarized in Note 1.

Emerging Growth Company and Smaller Reporting Company Status. This section discusses our reporting status.

Overview

We are a consumer packaged goods company focused on developing, marketing, and distributing a portfolio of premium beverage brands across the wine, spirits, and functional non-alcoholic categories with the ethos of meeting the needs of the modern day consumer. We have also historically offered a limited selection of personal and self-care products, but such products are not a priority on a go-forward basis as we focus on growing our beverage portfolio. Our products are primarily sold through a three-tier system to wholesale distributors, who then sell to retailers, bars, and restaurants, as well as directly to consumers through our e-commerce platforms.

Our business is driven by (i) the strength of our brands, (ii) the breadth and depth of our distribution network, (iii) consumer adoption of new product innovations, and (iv) our ability to manage costs while investing in long-term growth. We measure performance not only by revenue and profitability, but also by key operating metrics such as shipments, depletions, retail scan data, points of distribution (“PODs”), and velocity.

Our internal management financial reporting consists of two business divisions: (i) Wine and (ii) Spirits. We report our operating results in two segments: (i) Wine and (ii) Spirits.

In the Wine segment, we offer a portfolio that includes organic, biodynamic, and “better for you” premium wine brands, comprising both domestically produced and imported wines. The wine segment also includes our non-alcoholic wine business. In our Spirits segment, our portfolio includes AMASS spirits, GEM&BOLT mezcal, and Calirosa tequila. The Spirits segment also includes our non-alcoholic spirits products and, historically, a limited amount of personal and self-care products, which are not a priority on a go-forward basis. Certain items such as costs related to corporate communications, development, finance, strategy and growth, executive management, human resources, investor relations, IT, and legal are general costs applicable to the consolidated group and are not allocated to the reportable segments. These costs are not included in our Chief Operating Decision Maker’s (CODM) evaluation of the operating income (loss) performance of the other reportable segments.

Our business segments reflect how our operations are managed, how resources are allocated, how operating performance is evaluated by senior management, and the structure of our internal financial reporting.

Geographic Markets

Substantially all of our net revenues are currently generated in the United States, which represents our primary market across our spirits, wine, and non-alcoholic beverage portfolios. We have limited international exposure, with 99.7% of our revenues from the three months ended March 31, 2026 coming from the U.S. Certain of our brands have historically been sold in Europe, Canada, and Asia on a limited basis, primarily through third-party distributors or production-related arrangements, and such sales have not been material to our consolidated revenues. In addition, certain of our agave-based spirits products are produced in Mexico by our fully owned Mexican subsidiary and third-party production arrangements, but we do not currently operate material direct sales or distribution operations outside the United States. While our brands may reach consumers outside the United States through isolated or opportunistic transactions, we do not presently have established, ongoing commercial operations in Canada, Europe, Asia, or Latin America.

Strategy

Our long-term strategy, customer and market environment, marketing, sales, and distribution is unchanged from the strategy described in the S-1/A. For the Wine segment, our strategy is centered on generating consistent cash flow while preserving market positioning and selectively growing key brands that drive long-term enterprise value. We continue to optimize the portfolio with a focus on brands that demonstrate sustainable velocity and margin expansion, while rationalizing non-core labels to reduce complexity and improve working capital efficiency. For the Spirits segment, our strategy reflects a disciplined approach, with a near-term deprioritization in 2026 as we position the business for renewed growth in subsequent periods. We are actively managing existing brands to protect cash flow and maintain distribution presence, while deferring significant incremental investment until market conditions and capital allocation priorities support accelerated expansion.

In the first quarter of 2026, we continued to take steps in preparation for a direct listing of our common stock on a national securities exchange, including the filing of our Seventh Amended and Restated Certificate of Incorporation in January 2026 (which effected a 1-for-3 reverse stock split and converted our outstanding non-voting common stock into voting common stock) and, subsequent to quarter end, the filing of our Eighth Amended and Restated Certificate of Incorporation in April 2026.

Recent Developments

●	Seventh Amended and Rested Certificate of Incorporation (January 2026). On January 9, 2026, we filed with the State of Delaware, the Certificate of Incorporation, which, among other things, effected the Reverse Stock Split at a ratio of one-for-three (1-for-3), applied uniformly to all holders of Common Stock. The conversion rates of our outstanding shares of Preferred Stock were adjusted proportionately in accordance with their terms. Under US GAAP, the effects of the Reverse Stock Split are applied retrospectively to all reported financial periods.

●	Convertible note program (November 2025 through March 2026). From November 2025 through March 31, 2026, we issued unsecured convertible promissory notes in an aggregate principal amount of $2,766,316. The convertible notes bear simple interest at 9% per annum and mature on the earlier of (i) 24 months from issuance or (ii) a change of control. Upon a qualified financing (which would include our planned direct listing), the outstanding principal and accrued interest automatically convert at a price equal to 80% of the price paid by new investors. In connection with the issuance of the convertible notes, we also issued warrants to purchase shares of common stock, with an exercise price equal to the greater of $10.00 or the volume-weighted average trading price, exercisable following our listing on Nasdaq and expiring 180 days thereafter. Issuance of shares under the notes and warrants is subject to a 19.99% exchange cap absent stockholder approval. We have concluded that the embedded conversion feature requires bifurcation and the warrants require liability treatment. See Notes 8 and 10 to our unaudited condensed consolidated financial statements. See ‘Certain Relationships and Related Person Transactions’ and ‘Description of Capital Stock’ for the material terms of the notes and warrants.

●

Secured Promissory Note amendments — troubled debt restructuring (January 2026). In January 2026, we entered into two amendments to our Secured Promissory Note originally issued in April 2024:

Amendment No. 3 extended maturity to June 30, 2027, cancelled monthly payments due February through April 2026, waived accrued late-payment fees, released a contingent equity-transfer remedy, and set a revised payment schedule of seventeen $50,000 installments starting May 2026 plus a $417,000 balloon at maturity. Because we were in payment default and the lender granted concessions it would not otherwise have granted, we accounted for the amendment as a troubled debt restructuring under ASC 470-60. The total undiscounted cash flows under the restructured terms equal the pre-restructuring carrying amount, so no gain or loss was recognized. The effective interest rate on the restructured note is zero, and future cash payments will be applied entirely as reductions of the carrying amount.

Amendment No. 4 effected a partial warrant exercise pursuant to which the lender exercised a portion of a pre-existing warrant to purchase 102,425 shares of our Series B Preferred Stock at the contractual exercise price of $1.4644 per share. The $150,000 aggregate exercise price was paid by cancelling $150,000 of principal under the Note. The warrant is equity-classified; no gain, loss, or fair value remeasurement was recognized.

After giving effect to Amendments Nos. 3 and 4, the outstanding principal balance of the Secured Promissory Note at March 31, 2026 was $1,067,000.

●	Mezzanine Secured Notes — related-party balance repaid (March 2026); interest exchange (February 2026). In February 2026, we extinguished $276,475 of accrued interest on our Mezzanine Secured Notes in exchange for the exercise of 65,509 shares of common stock warrants for $26,479 and the issuance of 20,833 shares of common stock for $249,996. In March 2026, the remaining $97,854 of Mezzanine Secured Notes principal owed to a related-party holder was repaid in full. The aggregate Mezzanine Secured Notes principal balance at March 31, 2026 was $200,000 with $266,827 of accrued interest, none of which was due to a related party at quarter end. See Note 9 to our unaudited condensed consolidated financial statements.

●	Asset-based loan facility — maximum reduced; covenant waiver (2025/2026). During the first quarter of 2026, the maximum aggregate principal amount of our Loan and Security Agreement (the “ABL”) was reduced from $8,000,000 to $5,000,000. In August 2025 we breached a financial covenant under the ABL, which placed the ABL into technical default. We received a covenant waiver from the lender as of December 31, 2025, and through the date of issuance of these financial statements the parties continue to work together and the breach has not affected the functionality of the facility. The ABL matures in September 2026 with an automatic renewal for one year if not terminated before 60 days before the termination date. The outstanding ABL balance was $2,928,161 at March 31, 2026, compared with $3,277,034 at December 31, 2025.

●	Eighth Amended and Restated Certificate of Incorporation (subsequent event — April 30, 2026). Subsequent to quarter end, on April 30, 2026, we filed our Eighth Amended and Restated Certificate of Incorporation with the State of Delaware, which (i) removed the one-time operative provisions effected by the Seventh A&R Certificate and (ii) granted our Board of Directors the authority, by resolution, to designate one or more additional series of preferred stock out of the authorized but unissued shares of preferred stock and to fix the voting powers, preferences, and relative, participating, optional, or other special rights of each such series. See Note 17 to our unaudited condensed consolidated financial statements.

●	Regulation Crowdfunding round (subsequent event — February to April 2026). In February 2026 we opened a Regulation Crowdfunding offering, which closed in April 2026. As of the date of issuance of these financial statements, no funds had been received from the offering. See Note 17.

Results of Operations

Financial Highlights

Below is a summary of changes in net loss for the three months ended March 31, 2026 from 2025, with comparable adjustments broken out and shown separately (further discussed below):

	Three months ended		Dollar	Percent
	2026	2025	Change	Change
Net revenue	$4,149,346	$4,340,544	(191,198)	-4%
Cost of net revenue	3,076,402	3,125,784	(49,382)	-2%
Gross profit	1,072,944	1,214,760	(141,816)	-12%
Operating expenses
Selling and marketing	967,477	993,405	(25,928)	-3%
General and administrative	2,516,805	2,118,102	398,703	19%
Research and development	—	—	—	N/A
Impairment expense	110,402	—	110,402	N/A
Total operating expenses	3,594,684	3,111,507	483,177	16%
Comparable loss from operations	(2,521,740)	(1,896,747)	(624,993)	33%
Other income (expense)	(519,865)	(1,822,874)	1,303,009	-71%
Provision for income taxes	—	—	—	N/A
Net income (loss)	$(3,041,605)	$(3,719,621)	$678,016	-18%

Comparable Adjustments

Management excludes items that affect comparability from its evaluation of the results of each operating segment as these Comparable Adjustments are not reflective of core operations of the segments. Segment operating performance and the incentive compensation of segment management are evaluated based on core segment operating loss which does not include the impact of these Comparable Adjustments.

As more fully described herein and in the related Notes, the Comparable Adjustments that impacted comparability in our segment results for each period are as follows:

	March 31, 2026	March 31, 2025
Net revenues
Sales of bulk wine (a)	—	128,736
Comparable adjustments, Net revenues	—	128,736

Cost of net revenues
Cost of sales of bulk wine (a)	—	146,565
Cost of write-down of unutilized wine pre-acquisition (b)	—	168,930
Comparable adjustments, Cost of net revenues	—	315,495

General and administrative
Stock-based compensation (c)	220,932	44,548
Storage on bulk wine (a)	—	58,047
Comparable adjustments, general and administrative	220,932	102,595

Impairment loss (d)	110,402	—

Comparable adjustments, Operating loss	(331,334)	(289,354)

(a)	Sales from divested business unit relates to the sale of Winc.com in June 2023. All of those revenues pre-sale and associated costs are not part of our recurring business and are thus excluded from what the CODM views as regular operations. Along the same line, the sales from divested business unit also include sales and associated costs related to inventory sold to the buyer of winc.com post-sale. These revenues are not regular and part of the business’ long-term business plans/strategy and occur because they have been cash accretive in nature. Operating expenses related to these revenues are also excluded from performance evaluations for the segments.

(b)	The Company wrote-down inventory that was acquired as part of the Winc acquisition in 2023. When the Company sold the winc.com business, it lost its ability to sell wine unwanted on the wholesale channel through the winc.com channel. As such, excess bulk wine that was identified and written down in 2025 was not considered to be a core/recurring operation for the business.

(c)	The Company does not include stock-based compensation in its evaluation of performance.

(d)	The Company does not include impairment loss in its evaluation of performance.

Business Segments

Net revenue

	March 31,	March 31,	Dollar	Percent
	2026	2025	Change	Change
Wine	$3,688,329	$3,754,755	$(66,426)	-2%
Spirits	461,017	457,053	3,964	1%
Unallocated amounts	-	-	-	N/A
Comparable adjustments	-	128,736	(128,736)	-100%
Consolidated net revenues	$4,149,346	$4,340,544	$(191,198)	-4%

The wine business declined 2% from the first quarter of 2025 to the first quarter of 2026. This decline was largely due to portfolio optimization and strategic investment in core brands. We believe this optimization will better utilize working capital and allow for more stable growth in future periods, as marketing resources and focus can be more directed to the brands we have higher conviction behind. In the first quarter of 2026, sales of our three priority core brands – Summer Water, Pizzolato MUSE, and Good Twin increased by 5.8% over 2025. As our core and priority brands continue to become a larger composition of total wine revenue, we anticipate revenue to not only grow but to be more capital efficient.

Spirits revenue increased 1% in the first quarter of 2026 compared to the first quarter of 2025. Calirosa revenue grew 5% in the first quarter of 2026 while revenue from AMASS spirits declined Company’s strategic decision to temporarily deprioritize certain legacy spirits products while management focused on integrating and rebuilding the operational and commercial platform associated with the 222 Spirits acquisition. During this Calirosa transition, the Company reduced shipment volumes as it realigned distribution and brand positioning for the portfolio and we started to see the effect of the change in this quarter.

The decline in comparable adjustments is largely due to the sale of the Winc DTC business in 2023.

Gross profit, non-GAAP

	March 31,	March 31,	Dollar	Percent
	2026	2025	Change	Change
Wine	$867,000	$1,179,264	$(312,264)	-26%
Spirits	205,944	222,255	(16,311)	-7%
Comparable Adjustments	-	(186,759)	186,759	-100%
Consolidated gross profit	$1,072,944	$1,214,760	$(141,816)	-12%

Our presentation of gross profit is non-GAAP. Segment gross profit is reconciled to gross profit on the consolidated statement of operations with the inclusion of unallocated amounts and comparable adjustments.

Wine segment gross profit, non-GAAP decreased 26.5% to $0.9 million (23.5% of wine net revenues) for the first quarter of 2026 from $1.2 million (31.4% of wine net revenues) for the first quarter of 2025. The decline in wine gross profit, non-GAAP was primarily driven by the overall decline in wine net revenues and a compression in gross margins reflecting changes in brand mix, increased inventory obsolescence charges ($0.2 million increase), and higher per-unit production costs related to tariffs.

Spirits segment gross profit, non-GAAP decreased by 7.3%, to $0.2 million (44.7% of spirits net revenues) for the first quarter of 2026 from $0.2 million (48.7% of spirits net revenues) for the first quarter of 2025. The reduced margin was attributable to product mix from higher-margin organic AMASS spirits to the Calirosa brand, which carries a lower gross margin profile given third-party sourcing costs and repricing initiatives required for the brand.

Comparable Adjustments in the first quarter of 2025 were a combination of bulk wine sales and write-downs of unutilized wine that did not occur during the first quarter of 2026.

Sales and marketing

	March 31,	March 31,	Dollar	Percent
	2026	2025	Change	Change
Wine	$862,129	$901,696	$(39,567)	-4%
Spirits	67,199	80,547	(13,348)	-17%
Unallocated amounts	38,149	11,162	26,987	242%
Consolidated selling and marketing	$967,477	$993,405	$(25,928)	-3%

Sales and marketing expenses decreased 2.6% to $1.0 million for the first quarter of 2026. Wine sales and marketing expense decreased 4.4%, reflecting tighter discipline around trade and promotional spend. Spirits sales and marketing expense decreased 16.6%, consistent with the near-term deprioritization of Spirits investment described under “Strategy” above. The increase in unallocated sales and marketing costs reflects incremental corporate marketing and brand-investment activity not allocated to either reportable segment..

General and administrative

	March 31,	March 31,	Dollar	Percent
	2026	2025	Change	Change
Wine	$695,828	$952,946	$(257,118)	-27%
Spirits	139,334	376,602	(237,268)	-63%
Unallocated amounts	1,460,711	685,959	774,752	113%
Comparable Adjustments	220,932	102,595	118,337	115%
Consolidated general and administrative	$2,516,805	$2,118,102	$398,703	19%

Consolidated general and administrative (“G&A”) expense increased $0.4 million, or 18.8%, year-over-year. The increase was driven entirely by unallocated corporate G&A, which grew $1.0 million year-over-year and offset reductions of $0.3 million in Wine and $0.2 million in Spirits achieved through headcount actions and shared-service consolidation. The increase in unallocated G&A reflects (i) $693 thousand of advisory share-based expense recognized in the first quarter of 2026 in connection with the issuance of 77,331 shares of common stock to advisors and (ii) higher professional services costs associated with our direct listing.

Unallocated G&A for the first quarter of 2026 includes approximately $523 thousand in headcount and contractor costs, $699 thousand in professional services, and $44 thousand in amortization expense. The comparable figures for the first quarter of 2025 were $375 thousand in headcount and contractor costs, $58 thousand in professional services, $144 thousand in depreciation and amortization, and $75 thousand in warehouse lease-termination costs.

Research and development

We did not have material research and development costs in the first quarter of 2026 nor the first quarter of 2025.

Impairment

We recognized $0.1 million of impairment loss in the first quarter of 2026 (none in the first quarter of 2025), reflecting an additional impairment charge on intangible assets associated with our Gem & Bolt acquisition. Together with the goodwill and intangible-asset impairments recognized in 2024 and 2025 (described in the S-1/A), this charge reflects continued softness in certain Spirits reporting units.

Operating loss

	March 31,	March 31,	Dollar	Percent
	2026	2025	Change	Change
Wine	$(690,957)	$(675,378)	$(15,579)	2%
Spirits	(589)	(234,894)	234,305	-100%
Unallocated amounts	(1,498,860)	(697,121)	(801,739)	115%
Comparable Adjustments	(331,334)	(289,354)	(41,980)	15%
Consolidated operating loss	$(2,521,740)	$(1,896,747)	$(624,993)	33%

Consolidated loss from operations widened $0.6 million year-over-year to $(2.5) million. Wine segment operating loss was essentially flat year-over-year, and Spirits segment operating loss narrowed by $0.2 million driven by reduced G&A. The overall increase in operating loss was driven by unallocated corporate G&A, as discussed under “General and Administrative” above.

Other income (expense)

	March 31,	March 31,	Dollar	Percent
	2026	2025	Change	Change
Interest income	$3,709	$6,483	$(2,774)	-43%
Interest expense	(454,856)	(1,544,260)	1,089,404	71%
Change in fair value of derivative liabilities	(49,216)	-	(49,216)	-100%
Change in fair value of SAFEs	(10,426)	-	(10,426)	-100%
Other expense, net	(9,076)	(285,097)	276,021	97%
Consolidated other income (expense)	$(519,865)	$(1,822,874)	$1,303,009	-71%

Total other income (expense) improved by $1.3 million year-over-year to $(0.5) million, driven primarily by lower interest expense. Interest expense for the first quarter of 2026 was $0.5 million, compared with $1.5 million for the first quarter of 2025 — a 70.5%, decrease. The decrease in interest expense reflects (i) lower outstanding ABL balances ($2.9 million at March 31, 2026 versus $3.7 million at March 31, 2025), (ii) the application of zero-effective-interest-rate treatment to the Secured Promissory Note following the troubled debt restructuring described under “Recent Developments” above, and (iii) the absence in the current quarter of certain interest-related charges that were recorded in the first quarter of 2025 in connection with the legacy Mezzanine Secured Notes and certain related-party promissory note arrangements.

Other expense, net of $0.1 million in the first quarter of 2026 includes the changes in fair value of our derivative liabilities and our SAFE liability, each measured at fair value under Level 3 inputs as described in Notes 3, 8, 10, and 11 to our unaudited condensed consolidated financial statements.

Liquidity and Capital Resources

Sources of Liquidity

We have historically funded our operations through issuances of stock, credit facilities, term loans, revenue producing activities, convertible debt, and SAFE agreements. In August 2025, we experienced a technical breach of certain financial covenants under our credit facility. On March 10, 2026, we entered into the Credit Facility Amendment with our lender, Merchant Factors Corp., pursuant to which the lender waived the defaults for the period from September 30, 2025 through March 10, 2026 and the parties agreed to reduce the maximum credit from $8,000,000 to $5,000,000, reset each of the Tangible Working Capital and Tangible Net Worth covenants to $2,500,000 (tested quarterly), and extend the facility term to September 30, 2026. See “—Credit Facility Covenant Breach” below for additional detail. As of March 31, 2026, we had cash and cash equivalents of $1.0 million.

Based on our recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and the need to raise additional capital to finance our future operations and, without giving effect to this offering, we have concluded that there is substantial doubt regarding our ability to continue as a going concern within one year after the date of our audited consolidated financial statements. See the section entitled “Risk Factors — Risks Related to Our Financial Condition and Capital Requirements —  We may not be able to continue as a going concern without additional financing, and if such financing is not available to us or is not available to us on acceptable terms, we may be forced to cease operations.” included elsewhere in this prospectus. Our Independent Registered Accounting Firm issued an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

Cash Flows

The following table summarizes our sources and uses of cash for the three months ended March 31, 2026 and 2025:

	Three months ended March 31,		Dollar	Percent
	2026	2025	Change	Change
Net cash used in operating activities	$(1,799,602)	$(720,777)	$(1,078,825)	150%
Net cash provided by investing activities	261,327	574,227	(312,900)	-54%
Net cash provided by financing activities	1,705,119	(22,016)	1,727,135	-7,845%
Net increase (decrease) in cash	$166,844	$(168,566)	$335,410	-199%

Operating activities

Net cash used in operating activities was $1.8 million in the first quarter of 2026, compared with $0.7 million in the first quarter of 2025. The increase in operating cash use reflects unfavorable movements in working capital, including a $0.8 million increase in accounts receivable, a $0.8 increase in inventory, and a $0.2 increase in prepaid expenses and other current assets, partially offset by a $1.3 million increase in accounts payable and a $0.6 million increase in accrued expenses. Net loss before non-cash items improved year-over-year, reflecting the lower net loss discussed above and the inclusion of $0.7 million in noncash issuance of advisory common stock shares, $0.2 million of stock-based compensation, $0.1 million of depreciation and amortization, $0.1 million of impairment, and $49 thousand of fair-value losses on derivative liabilities.

Investing activities

Net cash provided by investing activities was $0.3 million in the first quarter of 2026, compared with $0.6 million in the first quarter of 2025. The current-period inflow reflects $0.3 million proceeds from a deposit on an investment repurchase, with $39 thousand of investing outflows in the period. The first quarter of 2025 included $0.5 million of proceeds from the sale of an investment in De Soi and $0.1 million of proceeds from a notes receivable.

Financing activities

Net cash provided by financing activities was $1.7 million in the first quarter of 2026, compared with $22 thousand used in the first quarter of 2025. The first quarter of 2026 financing activity was driven by $1.4 million of net proceeds from convertible-note issuances and $0.8 million of proceeds from warrant exercises, partially offset by $0.3 million of net repayments on the ABL, and $0.1 million of loan repayments (principally the related-party Mezzanine Secured Note repayment described under “Recent Developments”).

Streeterville Capital Prepaid Preferred Purchase

On March 17, 2026, we entered into a Securities Purchase Agreement with Streeterville for a prepaid preferred purchase of up to $30 million of Series C Convertible Preferred Stock. The initial purchase of $6,990,000 occurred at the Second Closing on May 20, 2026, net of a $30,000 Transaction Expense Amount. Subsequent purchases are at our election during the two-year commitment period, subject to conditions including minimum market capitalization of $50 million, outstanding balance below $2 million, 20-day and 60-day median and average daily trading volume of at least $250,000, stockholder equity of at least $3 million (if listed on Nasdaq Capital Markets), closing trade price at least 200% above the Floor Price for ten consecutive trading days, and an effective registration statement. We have a reinvestment right to Streeterville to purchase up to an additional $5 million.

Subsequent purchases are at our election, subject to conditions that include trading volume, market capitalization, shareholder approval for issuances exceeding Nasdaq thresholds, maintenance of sufficient authorized shares, and trading above a floor price metric. Conversions would initially be at a fixed price based on the Nasdaq listing valuation and, after the earlier of 180 days post-listing or specified trigger events, at an alternate price equal to the lower of the fixed price and 90% of the lowest daily VWAP in the ten trading days prior to conversion, in each case subject to a floor. In connection with First Closing, we issued Commitment Shares equal to $450,000 divided by the Expected Reference Price of $16.00 per share (28,125 shares), pursuant to the Amendment. At the First Closing on April 8, 2026, we also issued to Streeterville the Warrant to purchase up to 3,500,000 shares of Common Stock, cash-exercisable at 110% of the Fixed Price, for a Warrant Purchase Price of $10,000. The arrangement contemplates Streeterville consent rights over certain future debt and equity issuances and a post-listing registration of all shares issuable under the commitment; failure to cause the registration to become effective within a specified period would increase outstanding stated value by a stated percentage per month, subject to caps and tolling. We believe this facility will enhance near-term liquidity but will also result in dilution to existing stockholders and could constrain other financing alternatives.

Future funding requirements

We anticipate that we will continue to incur net losses for the foreseeable future due to the requisite investment in sales and marketing to grow our brands, costs to incubate new brands, and to potentially engage in future acquisitions. We expect our operating losses to continue until we can increase revenues to support operational costs. We also have short-term liabilities that are coming due in the near term.

As of December 31, 2025, we had $0.8 million in cash and cash equivalents. From January 1, 2026 through March 31, 2026, we raised $0.8 million in exercised warrants and $1.4 million of notes convertible into common stock. As of March 31, 2026 we had $1.0 million in cash and cash equivalents.

We believe that our existing cash and cash equivalents will be sufficient to fund our current operating plan through at least June 2026. Based on our current operation and fundraise plan, we believe that our existing cash and cash equivalents, will allow us to fund our operations and meet our debt obligations through May 2027. Our forecast for the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially as a result of a number of factors, including the factors discussed in the section of this prospectus entitled “Risk Factors.” We have based this estimate on assumptions that may prove to be wrong, and we could deplete our capital resources sooner than we expect. We expect that we will require additional funding to continue operations and fund growth objectives. Further, our operating plans and other demands on our cash resources may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned through public or private equity or debt financings or other sources, such as strategic collaborations. Such financing may result in dilution to stockholders, imposition of debt covenants and repayment obligations, or other restrictions that may affect our business. We may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Attempting to secure additional financing may divert the attention of our management from our day-to-day activities, which may adversely affect our ability to meet our business objectives.

Material cash requirements

Our material cash requirements consist primarily of debt obligations, amounts due under convertible instruments and SAFEs upon triggering events, leases and licensing fees, payables to inventory suppliers, and payables for professional services. The timing and magnitude of these cash requirements depend on a variety of factors, including operating performance, compliance with debt covenants, access to capital, and the timing of any liquidity events.

The table below summarizes our material cash requirements as of March 31, 2026, separated between short-term (within the next 12 months) and long-term (thereafter).

Category	Next 12 Months	Thereafter	Total
Secured credit facility principal and interest (1)	$2,928	$-	$2,928
Other debt principal and interest (2)	2,885	682	3,567
SAFEs and convertible instruments (3)	-	531	531
Leases and licensing fees (4)	380	-	380
Supplier payables (5)	4,577	-	4,577
Professional service payables (6)	4,998	-	4,998
Total material cash requirements	$15,768	$1,213	$16,981

(amount in thousands)

Note: Amounts reflect contractual obligations and known commitments as of March 31, 2026 and do not include discretionary operating expenditures. Amounts also do not include principal and interest of approximately $2.7 million of convertible notes, including $1,000,000 issued to MVL Inc. (f/k/a Alchemi Project Inc.) in February 2026, that automatically converted into shares of Common Stock upon the consummation of the Company’s Direct Listing that occurred on May 20, 2026. The conversion occurred at a conversion price equal to 80% of the price per share of equity securities sold in the Qualified Financing.

(1)	Represents scheduled principal and interest payments under our credit facility, assuming renewal of the credit facility in the ordinary course consistent with historical practice. Amounts are based on contractual repayment terms in effect as of the reporting date and do not reflect potential acceleration resulting from covenant breaches or events of default. The presentation also does not reflect future renewals, extensions, refinancings, or other modifications that management expects to pursue in the normal course of business. Management believes it has the intent and ability to renew the credit facility on an ongoing basis and to satisfy principal obligations as they come due through continued access to the facility, operating cash flows, and other capital-management actions.

(2)	Represents scheduled principal and interest payments under our other indebtedness based on contractual terms in effect as of the reporting date. The amounts presented do not reflect potential acceleration resulting from covenant breaches or events of default, nor do they reflect any extensions, refinancings, or other modifications that management may pursue. All debt instruments scheduled to mature within the next 12 months are held by shareholders, and management is evaluating and expects to pursue a combination of equity conversions and maturity extensions to address principal obligations due within that period.

(3)	Our SAFEs and convertible instruments do not require scheduled cash repayment and are generally convertible into equity upon the occurrence of a qualifying financing, liquidity event, or other specified triggering events. As a result, no cash payments are reflected in the short-term column. Amounts presented in the long-term column reflect potential settlement amounts only in the event that conversion does not occur or upon the occurrence of other contingent outcomes.

(4)	We have an obligation to pay $42,248 per month under our Santa Maria Warehouse (as defined below) lease that ends in December 2026. We do not have any other material leases or licensing fees.

(5)	Represents payables to various suppliers throughout our supply chain. With respect to the two vendors with the largest outstanding balances, management is in active discussions to negotiate a settlement that would involve converting approximately $2.35 million of the outstanding payables into term debt payable over a three-year period. Management is also actively negotiating settlements and other resolutions with a majority of its remaining suppliers.

(6)	Represents payables to various professional service providers related primarily to legal and transaction services, which were largely incurred in connection with acquisitions completed in prior periods. Management intends to negotiate and settle these balances over the next several years through a combination of negotiated reductions and conversions to equity.

Contractual Obligations and Commitments

Bulk wine contracts

In connection with our 2023 acquisition of Winc, we assumed a portfolio of long-term bulk wine supply contracts originally structured to support both Winc’s direct-to-consumer and wholesale operations. These agreements provide for the purchase of bulk wine through the 2025 calendar year, primarily covering the 2023 and 2024 vintage years, at contracted prices generally ranging from $9.00 to $15.50 per gallon.

Since the acquisition, market conditions in the bulk wine segment have deteriorated materially. We believe the decline is other than temporary through the dates for which the contracts apply. Wines that were previously contracted at $10–$15 per gallon now trade for as little as $2 per gallon in the spot market, reflecting approximately a 4% category-wide volume decline and oversupply across key varietals. As a result, the realizable value of the wine under contract has decreased significantly. To address these excess commitments, we are actively evaluating a range of mitigation strategies, including negotiated contract terminations, resale into the bulk market, and alternative production uses. During 2024, we recognized approximately $3.7 million in anticipated losses associated with these contracts. In 2025, we recognized an additional $0.1 million in anticipated losses associated with these contracts. No material losses were recognized in the three months ended March 31, 2026.

Supplier contracts

In June 2023, the Company entered into an Asset Purchase Agreement with Full Glass to sell substantially all assets of the Winc DTC business. The total purchase consideration was approximately $11.0 million, consisting of $0.25 million in cash, a $5.25 million senior secured promissory note, a $4.0 million subordinated note, and penny warrants in Full Glass’s parent company.

Following the closing, the parties executed subsequent agreements to define the ongoing commercial terms and expand the relationship.

●	February 2024: Full Glass and AMASS entered into an agreement, under which (i) the warrants issued to AMASS were permanently cancelled and forfeited, (ii) the subordinated note was cancelled, (iii) all prior defaults under the original notes were waived, and (iv) the two existing promissory notes were consolidated into a single Amended and Restated Secured Promissory Note with an initial principal balance of $1.884 million, bearing interest at 8% per annum with monthly $150 thousand payments beginning in March 2024. The restatement reflected an agreed purchase-price reduction of approximately $1.6 million, which was estimated in 2023. For such considerations, Full Glass accelerated repayment of the Secured Promissory Note that existed prior to this amendment. On the same date, AMASS and Full Glass executed a Multi-Year Wine Purchase Agreement under which Full Glass committed to purchase approximately 111,000 cases of finished wine (aggregate value ≈$4 million) through February 2026 at a price of $36 per case, subject to a semi-annual $1 million take-or-pay minimum and 30-day payment terms, thereby establishing AMASS as a continuing production partner for Full Glass’s portfolio. At this time Full Glass is in default of the production agreement and a settlement is being negotiated.

●	October 2024: The note balance was reduced to $718 thousand, with continued $150 thousand monthly payments and an additional $215 thousand principal pay-down linked to bank funding. A concurrent letter agreement required Full Glass to pay $695 thousand toward outstanding trade payables owed to AMASS in two tranches tied to the facility’s funding timeline.

Afterdream services

We previously provided certain operational and administrative services to Afterdream, Inc. in connection with its efforts to scale its business. As we pursued a public listing, the Company determined to discontinue these services due to potential regulatory considerations associated with NASDAQ listing requirements relating to businesses operating in the hemp-derived cannabinoid space. Accordingly, we ceased providing services to Afterdream.

In connection with the termination and settlement of these services, we sold our remaining shares of De Soi to Afterdream for $0.4 million. The transfer was intended to provide Afterdream with sufficient collateral to obtain financing and repay its outstanding obligations to us in full. Under the terms of the agreement, we retain the right to repurchase the De Soi shares from Afterdream for the purchase price plus 9% interest per annum.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by us as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial statements upon adoption.

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 3, “Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this prospectus.

Credit Facility Covenant Breach

In August 2025, we experienced a technical breach of certain financial covenants under our credit facility, primarily related to minimum Tangible Working Capital and Tangible Net Worth requirements. On March 10, 2026, we and our lender, Merchant Factors Corp., entered into the Credit Facility Amendment, which (i) waived defaults arising from our non-compliance with the Tangible Working Capital covenant and the Tangible Net Worth covenant for each calendar month during the period from September 30, 2025 through March 10, 2026, (ii) reduced the maximum credit available under the facility from $8,000,000 to $5,000,000, (iii) reset the minimum Tangible Working Capital and Tangible Net Worth covenants to $2,500,000 each, tested at the end of each fiscal quarter, (iv) extended the initial term of the facility to September 30, 2026, with automatic one-year renewal periods, and (v) required payment of a $5,000 amendment fee. In connection with the Credit Facility Amendment, we reaffirmed all covenants and representations under the Loan and Security Agreement and executed a general release in favor of the lender.

The Credit Facility Amendment became effective upon execution by each guarantor (including AMASS Brands, Inc. and Project Crush Acquisition Corp., LLC as corporate guarantors, and Mark T. Lynn and Geoffrey McFarlane as individual guarantors) and satisfaction of all conditions. The covenant breach and related amendment underscore our dependence on continued access to liquidity and the importance of maintaining compliance with our debt agreements. Although the prior defaults have been waived, the reduced availability under the facility may limit our borrowing capacity. Failure to maintain compliance with the amended covenants could require us to seek additional waivers, restructure our indebtedness, raise additional capital, or curtail operations.

The covenant breach and related waiver underscore our dependence on continued access to liquidity and the importance of maintaining compliance with our debt agreements. Failure to maintain compliance could require us to seek additional waivers, restructure our indebtedness, raise additional capital, or curtail operations.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles (GAAP), which require management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as related disclosures. These estimates are inherently uncertain, and actual results may differ from those estimates. The following accounting policies and estimates are material to our financial condition and results of operations and require significant management judgment.

Critical Accounting Policies

Fair Value Option

ASC 825, Financial Instruments (ASC 825), allows for entities to elect the “fair value option,” which permits entities to choose, at specified election dates, to measure eligible financial assets and financial liabilities at fair value. The decision to elect the fair value option is: (a) applied on an instrument-by-instrument basis (except as delineated within the guidance of ASC 825); (b) irrevocable, unless a new election date occurs; and (c) applied to an entire instrument.

Entities may elect the fair value option for several defined items, including a recognized financial asset and financial liability (with certain specified exceptions). The fair value option may not be elected for several items as defined in ASC 825, including an investment in a subsidiary or an interest in a variable interest entity that is required to be consolidated.

The election of recognition under the fair value option is irrevocable unless another election date occurs. The fair value option need not be applied to all instruments issued or acquired in a single transaction. A financial instrument that is legally a single contract may not be separated into parts for purposes of applying the fair value option. An investor in an equity security may elect the fair value option for its entire investment in that security, including fractional shares.

The Company has elected the fair value option on its equity investment in De Soi, Inc. (“De Soi”). Management determined to elect the fair value option on these investments in order to provide more useful information to the shareholders regarding the performance of its investment.

Business combinations

The Company accounts for business combinations under ASC 805, Business Combinations, which requires that the assets acquired and the liabilities assumed be recorded at the date of acquisition at their respective fair value and that direct costs of acquisitions be expensed as they are incurred. The excess purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

Inventory

Inventories are stated at the lower of cost or net realizable value using the first-in, first-out (FIFO) method and consist of components, finished goods, and products in transit from the Company’s suppliers. Costs of finished goods inventories include all costs incurred to bring inventory to its current condition, including inbound freight and duties. If the Company determines that the estimated net realizable value of its inventory is less than the carrying value of such inventory, it records a charge to cost of net revenues to reflect the lower of cost or net realizable value. If actual market conditions are less favorable than those projected by the Company, further adjustments may be required that would increase the cost of goods sold in the period in which such a determination was made.

Impairment of long-lived assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with ASC Subtopic 360-10-35, Property, Plant, and Equipment – Overall – Subsequent Measurement (ASC 360). In accordance with ASC 360, the Company reviews its long-lived assets, including finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures recoverability of assets to be held and used by comparing the carrying amount of an asset to future undiscounted net cash flows that it expects the asset to generate. When an asset is determined to be impaired, the Company recognizes the impairment amount, which is measured by the amount the carrying value of the asset exceeds its fair value. In addition, the Company evaluates goodwill for impairment in accordance with ASC 350, Intangibles-Goodwill and Other (ASC 350). Goodwill is tested at least annually, or more frequently if a triggering event occurs. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to the excess, not to exceed the total amount of goodwill.

Stock-based compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, advisors, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services.

The Company classifies stock-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option and warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Forfeitures are recognized as they occur. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Revenue recognition

The Company recognizes revenue under FASB ASC 606, Revenue from Contracts with Customers. The Company derives its revenue primarily through the sale of alcohol and non-alcoholic spirits, wine, seltzers, and personal care products in both wholesale and direct to consumer channels. Spirits and wine end customers consist primarily of retailers, bars, and restaurants. The Company determines revenue recognition through the following steps:

•	Identification of the contract, or contracts, with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenue generating activities have a single performance obligation and are recognized when the ordered goods are shipped to the end customer, which is when control transfers. Revenue is measured as the amount of consideration the Company expects to receive in exchange for the sale of its product. The Company’s sales terms do not typically allow for a right of return on sales to wholesale and distributor customers except for matters related to any manufacturing defects. Amounts billed to customers for shipping and handling are included in net revenues.

As the Company’s standard payment terms are less than one year, the Company has elected, as a practical expedient, to not assess whether a contract has a significant financing component. The Company allocates the transaction price to each distinct product based on its relative standalone selling price. The product price as specified on the purchase order is considered the standalone selling price as it is an observable source that depicts the price as if sold to a similar customer in similar circumstances. Incidental items that are immaterial in the context of the contract are recognized as expense. The Company does not have any significant financing component as payments are received at or shortly after the point of sale.

Costs incurred to obtain a contract are expensed as incurred when the amortization period is less than a year. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if it expects the benefit of those costs to be longer than one year. The Company has concluded that none of the costs it has incurred to obtain and fulfill its sales contracts meet the capitalization criteria, and as such, there are no costs deferred and recognized as assets on the consolidated balance sheets as of March 31, 2026 and December 31, 2025.

Net revenues reflect reductions attributable to consideration given to customers in various customer incentive programs, including pricing discounts on single transactions, volume discounts, promotional and advertising allowances, coupons, and rebates. This variable consideration is recognized as a reduction of the transaction price based upon expected amounts at the time revenue for the corresponding product sale is recognized. For example, customer promotional discount programs are entered into with certain distributors for certain periods of time. The amount ultimately reimbursed to distributors is determined based upon agreed-upon promotional discounts which are applied to distributors’ sales to retailers. Other common forms of variable consideration include volume rebates for meeting established sales targets, including discounts offered to the end customer. The determination of the reduction of the transaction price for variable consideration requires certain estimates and assumptions that affect the timing and amounts of revenue and liabilities recognized. Management estimates this variable consideration by taking into account factors such as the nature of the promotional activity, historical information, and current trends, availability of actual results, and expectations of customer and consumer behavior. All such estimates were not material for the three months ended March 31, 2026 and March 31, 2025.

Further, the Company offers discounts on e-commerce transitions such as first order discounts, free shipping on sales over certain thresholds, subscription discounts, and bundled set discounts. All e-commerce discounts are included as part of net revenues on the statements of operations and known at the time of the transaction.

Critical estimates

Inventory valuation

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out (FIFO) method and includes materials, labor, and applicable overhead. We regularly evaluate inventory for potential obsolescence, slow-moving or excess quantities, spoilage, shrinkage, and changes in net realizable value. These estimates require management judgment and are influenced by factors such as changes in consumer demand, supply chain disruptions, inflation, and raw material price volatility, any of which could materially impact our results.

Estimation in the three months ended March 31, 2026 and 2025, as well as the years ended 2025 and 2024, included   expected losses on long-term supply contracts where the net realizable value of certain inventoriable goods are believed to be below the contractual purchase price. As it pertains to the Company’s bulk wine purchase, this includes consideration of the varietal, vintage, and volume of product versus the market price.

Long-term contracts

We evaluate long-term supply and purchase contracts to determine whether the expected costs to fulfill our obligations exceed the anticipated economic benefits. When estimated costs under a supply contract exceed its realizable value, we recognize a loss for the difference in accordance with U.S. GAAP. These estimates require management judgment regarding future market prices, utilization, and recoverability, and actual results may differ from those estimates. Changes in these assumptions could materially affect the amount of expense recognized in our financial statements.

Impairment on goodwill

We allocate the purchase price in business combinations to net assets, including identifiable intangible assets and goodwill. Goodwill and indefinite-lived intangible assets are not amortized, but are tested for impairment at least annually or whenever indicators of impairment arise. Definite-lived intangible assets are amortized over their useful lives and tested for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. Inputs to impairment tests include market multiples, forecasted cash flows, growth rates, margins, allocations between reporting units, and long-term projections.

Intangible asset valuation

The determination of the fair value of identifiable intangible assets acquired in business combinations requires significant management judgment. The Company values trademarks and other brand-related intangible assets using the relief-from-royalty method, which estimates the present value of future after-tax cash flows saved by owning the asset rather than licensing it.

Key inputs include projected revenues attributable to the acquired brands, an assumed royalty rate, and a discount rate that reflects the time value of money and the risk characteristics of the underlying cash flows. These assumptions are inherently subjective and based on management’s best estimates at the acquisition date. Changes in the royalty rate, discount rate, or projected revenue growth could materially impact the resulting fair value and related amortization or impairment conclusions.

Fair value of equity awards

We grant equity-based awards for compensation purposes. The measurement of compensation expense for these awards requires management to estimate the fair value of the underlying common stock, for which there is no market, as well as the awards on the grant date, which require assumptions regarding expected term, volatility, dividend yield, and forfeiture rates. Changes in these assumptions could materially affect the amount of expense recognized in our financial statements.

Fair value measurements of investments

The Company measures certain investments at fair value on a recurring basis under ASC 820, using Level 3 inputs due to significant unobservable assumptions. Fair value is determined using a market-based approach that considers comparable company multiples, liquidity discounts, and recent transactions, including partial investment sales. Further, the investment’s management’s projections are utilized in the analysis, which is also subject to significant estimation. Changes in these assumptions could materially affect the valuation. There were no changes in valuation methodologies during the three months ended March 31, 2026 and fiscal year 2025.

Accounts receivable

Accounts receivable are derived from products and services delivered to customers and are stated at their net realizable value. The Company evaluates the creditworthiness of its customers prior to extending credit and monitors the aging and collectability of receivables on a continuous basis. The Company establishes an allowance for expected credit losses on financial assets, including trade and other receivables, at each reporting date. The allowance reflects management’s estimate of lifetime expected credit losses based on historical collection experience, the type and credit quality of the customer, the age of outstanding receivables, and current and expected future economic conditions. Management uses the best information available to make these estimates; however, future adjustments may be required if there are significant changes in customer financial condition or broader economic trends.

Derivative liabilities

The accounting for the Company’s derivative liabilities requires the use of significant estimates and management judgment. These derivative liabilities arise from embedded features within certain convertible debt instruments and associated warrants that do not qualify for equity classification under applicable accounting guidance. As a result, the Company records these instruments as liabilities at fair value and remeasures them at each reporting date, with changes in fair value recognized in earnings. The fair value of these derivative instruments is determined using valuation models that incorporate probability-weighted scenarios, including “with and without” methodologies, to estimate potential settlement outcomes. These models require the use of significant unobservable inputs, including assumptions regarding the probability and timing of conversion or listing events, expected volatility, discount rates, and other market participant assumptions. Because these inputs are not directly observable in the market, the derivative liabilities are classified as Level 3 within the fair value hierarchy. Changes in these assumptions could materially affect the estimated fair value of the derivative liabilities and result in significant non-cash gains or losses recognized in the Company’s consolidated statements of operations.

Convertible debt

The accounting for the Company’s convertible promissory notes and associated warrants requires the application of complex accounting guidance and the use of significant estimates and assumptions. The Company evaluated the embedded conversion features and related warrants under applicable accounting standards to determine whether these instruments qualify for equity classification or must be accounted for as derivative liabilities. This evaluation requires judgment regarding the interpretation of contractual terms, the potential settlement outcomes under various triggering events, and whether the instruments may require cash settlement or variable share settlement outside the Company’s control. For those features that do not qualify for equity classification, the Company records them at fair value as derivative liabilities, with changes in fair value recognized in earnings until settlement or expiration. Estimating the fair value of these instruments requires the use of valuation models that incorporate significant assumptions, including the Company’s expected volatility, estimated equity value, probability and timing of potential financing or change-of-control events, and other market-based inputs. Changes in these assumptions could materially impact the estimated fair value of the derivative liabilities and the amount of non-cash gains or losses recognized in the Company’s results of operations.

SAFE notes

The accounting for the Simple Agreement for Future Equity (“SAFE”) issued in connection with the Good Twin business requires the application of significant judgment and the use of estimates. The Company evaluated the contractual terms of the SAFE to determine the appropriate classification under applicable accounting guidance, including whether the instrument qualifies for equity classification or must be accounted for as a liability. Because the SAFE contains contingent settlement provisions that could require cash settlement upon certain events outside the Company’s control, the Company concluded that the instrument should be classified as a liability and measured at fair value, with changes in fair value recognized in earnings until conversion or settlement. Estimating the fair value of the SAFE requires the use of valuation models and significant assumptions, including the estimated equity value of Good Twin, expected volatility, the probability and timing of potential equity financings or liquidity events, and other market-based inputs. Changes in these assumptions could materially impact the estimated fair value of the SAFE liability and the amount of non-cash gains or losses recognized in the Company’s results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Global Trade Environment

We continue to monitor developments in global trade policy, including the potential for new or increased tariffs and retaliatory actions by trading partners. These factors may impact our sourcing, cost structure, and international growth strategy, and we actively evaluate mitigation strategies to limit potential adverse effects.

We expect certain market conditions and their related impacts to persist through fiscal 2026, which could materially affect our results of operations and financial condition. We will continue to closely monitor evolving consumer demand trends and broader economic conditions and assess their effects on our business. We regularly evaluate margin profiles on all of our imported products and action on mitigation strategies to reduce the impact of tariffs or other global market factors. Our mitigation strategies include pricing actions, productivity improvements, inventory management, and optimized marketing, which may not be sufficient in all cases. Additionally, severe weather events such as wildfires, droughts, floods, extreme heat, or late frosts could adversely impact both our supply chain and consumer purchasing behavior, potentially resulting in a material effect on our operations and financial results.

Inflation Risk

Inflationary pressures have the potential to adversely affect our business operations, financial condition, and results of operations. Rising costs associated with cost of labor, research and development costs, and raw materials can lead to increased production and operational expenses. If we are unable to pass these increased costs onto our customers through pricing adjustments, our profit margins may be negatively impacted.

Furthermore, inflation can influence consumer behavior, particularly in discretionary spending categories such as premium beverages. Economic pressures may lead consumers to reduce, trade down, or delay purchases of non-essential or higher-priced beverage products, which could adversely affect demand for our offerings.

Emerging Growth Company and Smaller Reporting Company Status

The Jumpstart Our Business Startups Act of 2012 permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. As a result of this election, our consolidated financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

BUSINESS

Stockholders should read this section in conjunction with the more detailed information about the Company contained in this prospectus, including our audited financial statements and the other information appearing in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Overview

AMASS Brands Inc (“AMASS,” the “Company,” “we,” “our,” or “us”) is a Delaware corporation with our principal place of business in Santa Maria, California. Founded in 2016, AMASS is building a diversified premium beverage platform at the intersection of craft, wellness, and functionality. Our mission is to modernize drinking occasions with products that are premium, health-conscious, and culturally resonant.

We operate across multiple categories—spirits, wine, and non-alcoholic alternatives—creating a uniquely diversified portfolio aligned with long-term consumer shifts toward moderation, premiumization, and wellness. Our brands are distributed primarily in the United States through wholesale, on-premise and direct-to-consumer (“DTC”) channels.

For the year ended December 31, 2025, we generated $17.8 million in net revenues and incurred a net loss of $17.2 million. For the year ended December 31, 2024, we generated $21.7 million in net revenues and incurred a net loss of $15.2 million. Since inception, we have generated more than $80 million in cumulative revenue across our portfolio.

Our Corporate Structure & History

AMASS is a corporation formed on September 22, 2016, under the laws of the State of Delaware. With a principal place of business in Santa Maria, California, we sell alcoholic and non-alcoholic beverages through wholesale and online platforms and invest in and acquire different companies and entities in the aforementioned categories and industries.

In the past, we offered a limited selection of personal and self-care products (e.g., lotions, soaps, candles) which were historically included in our spirits category and accounted for less than 5% of annual revenue. As of the date of this prospectus, such products are not a priority on a go-forward basis.

In 2022, AMASS entered into an Asset Purchase Agreement (the “Asset Purchase”) for substantially all assets and liabilities of GEM&BOLT, LLC (“GEM&BOLT”); which was accounted for as a business acquisition. As part of the Asset Purchase, AMASS acquired all of the equity interest in ART+ PLANTS HEALS DE RL DE CV (“Art+ Plants”), a wholly owned Mexican subsidiary. Located and formed in Oaxaca, Mexico, the Art+ Plants company manages mezcal production.

In December 2022, AMASS formed three wholly-owned subsidiaries, Project Crush Acquisition Corp LLC (“PCAC”), Project Crush DTC Sub LLC (“DTC Sub”), and Project Crush Wholesale Sub, LLC for its anticipated asset purchase of Winc, Inc. (“Winc”). In February 2023, the Project Crush Wholesale Sub, LLC changed its legal name to Maison Thomas, LLC (“Maison Thomas”).

The asset purchase of substantially all of the assets of Winc, Inc., a producer of innovative alcoholic beverage products (primarily wines) available for sale through direct-to-consumer (“Winc.com DTC”) e-commerce and wholesale channels, occurred in January 2023. In June 2023, the Winc.com DTC subscription-based e-commerce portion was sold to Full Glass Wine Co, leaving Natural Merchants and Domestic Wholesales wine portfolio products which are either purchased from other manufacturers or developed and manufactured in conjunction with winemakers, vineyards, and distillers domestically and internationally.

In September 2024, the Company purchased 50.0001% of 222 Spirits Holdco, LLC, and its two wholly owned subsidiaries, 222 Spirits Company, LLC, and 222 Spirits Management Holdco, LLC (collectively, “222 Spirits”).

Portfolio of Brands

AMASS manages a diversified portfolio of wholly owned brands, acquisitions, and minority interests spanning spirits, wine and non-alcoholic wine:

- AMASS – The flagship brand of spirits and non-alcoholic alternatives. AMASS is known for its clean formulations and design-forward positioning.

- GEM&BOLT Mezcal – A premium mezcal brand infused with damiana herb blending traditional craftsmanship with modern branding.

- Calirosa Tequila (via 222 Spirits) – A premium tequila brand co-founded with Adam Levine of Maroon 5. Calirosa is uniquely aged in red wine barrels, which impart its signature pink hue and nuanced flavor profile.

- Wine & Non-Alcoholic Wine

- Summer Water – A lifestyle rosé brand that resonates strongly with millennial and Gen Z consumers.

- Folly of the Beast – An accessible Pinot Noir emphasizing quality and sustainability.

- Organic & Biodynamic Imports – Partnerships with producers including Pizzolato (Italy), Biokult Österreich (Austria), and Maison Raymond (France).

- Good Twin – A premium non-alcoholic wine option designed for the growing “sober-curious” and moderation segments, offering consumers wine-style ritual and flavor without alcohol.

- Non-Alcoholic Aperitifs & Functional Water (Minority Interests)

- De Soi – A non-alcoholic aperitif co-founded by AMASS alongside Katy Perry. AMASS now holds a minority interest in the company, which targets the premium no/low-alcohol segment with sophisticated, occasion-based offerings.

- HpO – A pea protein sparkling water brand where AMASS holds a minority interest, combining plant-based protein with hydration to meet functional beverage demand.

Business Model

We operate through a multi-channel platform, generating revenue via:

- Wholesale distribution through national retailers, distributors, and on-premise accounts.

- Direct-to-consumer (DTC) via online channels and brand websites.

- International expansion (under evaluation), initially focusing on Canada, select European markets and global travel retail, and in the longer term, select markets in Asia and Latin America.

Our model is designed to balance scale with consumer engagement while leveraging acquisitions and brand incubation to accelerate portfolio growth.

Competitive Strengths

- Functional innovation – Differentiated use of clean-label ingredients and adaptogens.

- Established distribution – Over 40,000 points of sale worldwide.

- Diverse portfolio – Multi-category platform spanning spirits, wine, and non-alcoholic.

- Experienced leadership – Management team with strong track record in beverage operations, brand-building, and acquisitions.

Growth Strategy

Our strategy for long-term growth includes:

- Expanding distribution across wholesale, retail, and on-premise accounts.

- Scaling direct-to-consumer and e-commerce platforms.

- Investing in innovation and new product launches.

- Executing strategic acquisitions to broaden our portfolio.

- Targeting international expansion, including Global Travel Retail and targeted new markets.

Current Markets

At present, our commercial operations are concentrated in the United States. Our products are distributed domestically through a network of third-party distributors, retail partners, and direct-to-consumer channels, subject to applicable regulatory restrictions.

We have had limited international sales activity, including certain historical or brand-specific sales in Canada, Europe, and Asia. These activities have been conducted through third-party partners and have not represented a significant portion of our revenues. In addition, we utilize a fully owned Mexican subsidiary and third-party production arrangements in Mexico for certain agave-based spirits products, but we do not currently maintain dedicated international sales teams, distribution infrastructure, or regulatory licenses outside the United States.

International Expansion Strategy

International expansion represents a long-term growth opportunity rather than a current operating focus. We are in the early stages of evaluating potential expansion into select international markets, including Canada, select European markets and global travel retail, and in the longer term, select markets in Asia and Latin America. These efforts are currently limited to market research, potential distributor discussions, and strategic evaluation.

We have not entered into definitive distribution agreements, committed material capital, or commenced material commercial sales activities outside of the United States. Any future international expansion is subject to regulatory approvals, distributor arrangements, market conditions, and the availability of capital, and there can be no assurance that such expansion will occur on favorable terms or at all.

Our Current Stage

AMASS is in the growth stage, having successfully expanded its product line and market reach. We have secured significant funding through various investment rounds, enabling us to scale operations and enhance our marketing efforts as well as complete several acquisitions. Our planned presence in key international markets and robust domestic performance highlight our successful expansion strategy. We continue to build on our achievements with new product launches and strategic partnerships.

With 10+ core distinctive brands, our portfolio spans the entire spectrum of spirits and wine, underscoring AMASS’s commitment to variety and quality. Some of our notable brands include, Calirosa, Summer Water Rosé, Folly of the Beast, GEM&BOLT Mezcal, Good Twin, Pizzolato Organic Wine, Biokult Österreich and Maison Raymond.

Future Roadmap

We intend to broaden our presence in non-alcoholic and functional beverages, and expand our international distribution footprint. By leveraging our platform capabilities, distribution scale, and innovation pipeline, we aim to establish AMASS as a leading next-generation beverage company.

Competition

We compete against large global conglomerates such as Diageo, Pernod Ricard, Constellation Brands, and Brown-Forman, as well as regional and craft producers. Our differentiation lies in premium positioning, health-conscious innovation, and a multi-category approach that allows us to appeal to younger consumers and evolving drinking habits.

Chief Operating Officer Prior Bankruptcy Disclosure

AMASS Brands Inc’s Chief Operating Officer, Erin Green, previously worked as Chief Operating Officer for BWSC LLC, D/B/A Winc (“Winc”), which filed for bankruptcy in November of 2022 as a result of several market factors and the COVID pandemic. Ms. Green began working for Winc as Vice President of Operations in 2015 and became COO in 2021. While Ms. Green did not serve on Winc’s board of directors, she was involved in the management and strategy of its business. See the Risk Factors section of this prospectus, below, for how this may affect your investment.

Our Customer Base

We sell our portfolio of beverage alcohol and non-alcohol products to a diverse group of customers across the United States. Our customer base includes national and regional distributors, wholesalers, and direct-to-consumer (“DTC”) customers through our e-commerce platforms. No single customer accounted for more than 9.9% of our net revenues in 2024 and our top ten customers together represented approximately 46.6% of net revenues. In 2025, two customers accounted for 10.2% and 10.1% of net revenues, respectively. In the first quarter of 2026, we had one customer that accounted for 15.4% of net revenues.

Notwithstanding this diversification, one of our customers, Full Glass, is party to multiple commercial arrangements with us that have resulted in loss-making sales and adverse cash flow effects. In 2024 and 2025, we recognized $0.8 million and $0.1 million, respectively, of losses on sales under the Full Glass supply contract for which we sell finished wine below current costs. Full Glass is also in default under a multi-year wine purchase agreement that includes fixed pricing and take-or-pay minimums through February 2026, and we are negotiating a potential settlement.

While Full Glass did not exceed 10% of net revenues in 2024 nor 2025 nor the first quarter of 2026, our exposure to this customer may be significant in certain periods due to the pricing of these arrangements and the concentration of related accounts receivable. These arrangements, and Full Glass’s default, have negatively affected our gross profit and operating cash flows and may continue to do so while the commitments remain outstanding. Brief descriptions of the material terms of our agreements with Full Glass can be found immediately below.

Asset Purchase Agreement (June 11, 2023)

AMASS and its affiliates (as sellers) agreed to sell to Full Glass the DTC wine business assets (the “Asset Purchase Agreement”), including inventory, trademarks, technology, marketing materials, data, and specified contracts, subject to stated exclusions and with Full Glass assuming defined liabilities; closing required execution of ancillary transfer documents and a transition services and license arrangement, with customary representations, indemnification (including survival and caps), and cooperation covenants governing post-closing matters and transfer mechanics. The agreement provides non-assignment procedures where third-party consents are required, restricts public announcements prior to closing, allocates transfer taxes, and includes confidentiality and trademark use covenants.

Amendment to Agreement (June 21, 2023)

AMASS and Full Glass amended the Asset Purchase Agreement to provide that Full Glass would advance $150,000 to AMASS affiliates before closing, creditable against closing cash if the transaction closes, and otherwise treated as an “Extension Deposit” under the parties’ LOI upon termination; all other terms of the Asset Purchase Agreement remained in effect.

Second Amendment and Waiver to Asset Purchase Agreement (June 11, 2023)

AMASS and Full Glass amended schedules to the Asset Purchase Agreement (including transferred trademarks and contracts), added clarifying provisions related to the prior bankruptcy acquisition by BWSC, and included a new “No Other Representations” section for seller acknowledgments; with seller indemnification for any resulting damages, and certain estimated post-closing adjustment amounts were set. The amendment provides that its terms control over any conflict with the Asset Purchase Agreement and confirms continued application of the agreement’s miscellaneous provisions.

Disclosure Schedule to Asset Purchase Agreement (June 11, 2023)

The disclosure schedule sets forth exceptions, supplemental details, and lists supporting the representations, warranties, and schedules to the Asset Purchase Agreement, including title and condition matters, permit and licensing inventories across jurisdictions, and a comprehensive register of material contracts and assignments relevant to the transferred assets and assumed liabilities.

Amended and Restated Secured Promissory Note (February 29, 2024)

Full Glass (as borrower) issued to AMASS (as lender) an amended and restated senior secured promissory note in the principal amount of $1,884,023.62, bearing interest at 8.0% per annum, requiring $150,000 monthly payments beginning March 1, 2024, and maturing on the earlier of April 30, 2025 or acceleration, with customary default interest, offset rights tied to indemnification under the Asset Purchase Agreement, and security interests over defined collateral subject to covenants and events of default. The note reflects the Restatement Agreement’s reduction of principal and cancellation of the subordinated note, and includes a waiver of any defaults existing prior to the effective date.

Restatement Agreement (February 29, 2024)

AMASS and Full Glass agreed that upon a “Payment Event” (receipt by AMASS Parties of $3,500,000 in cash by March 1, 2024), the AMASS warrant would be cancelled, the senior and subordinated notes would be collectively amended and restated into a single $1,884,023.62 note with prior defaults waived, all guaranties would terminate, and certain purchase price adjustment provisions under the Asset Purchase Agreement would be deleted; AMASS retained a limited board observer right until the restated note is satisfied. The parties also terminated the transition services agreement (with specified survivals and no further amounts owing), set storage and landlord acknowledgment obligations for company inventory at AMASS facilities, and established delivery and payment schedules for “Ordered Inventory”; tax treatment was agreed as purchase price adjustments.

Multi-Year Wine Purchase Agreement (February 29, 2024)

AMASS (as seller) and a Full Glass affiliate (as buyer) entered into a multi-year agreement for the manufacture, purchase, and sale of wine products through February 28, 2026, providing for quarterly demand forecasts, minimum purchase order quantities per SKU and production run, and FCA (Incoterms 2020) delivery terms with title and risk of loss passing upon loading at the delivery point; a schedule reflects committed bulk wine volumes by varietal/SKU.

Second Amended and Restated Promissory Note (October 23, 2024)

Full Glass (as borrower) issued to AMASS (as lender) a second amended and restated senior promissory note in the principal amount of $717,714.38, bearing interest at 8.0% per annum, requiring $150,000 monthly payments beginning November 1, 2024 and an additional $215,000 principal payment upon specified bank facility funding, with maturity on the earlier of April 30, 2025 or acceleration and a waiver of all prior defaults as of the effective date. The note incorporates offset rights tied to indemnification under the Asset Purchase Agreement and provides that, upon receipt of a $550,000 repayment in respect of the prior amended and restated note, the security interests automatically terminate and UCC and IP security filings may be terminated.

Our Employees

As of March 31, 2026, we employed approximately 25 full-time employees, primarily located across the continental United States. Our employees are engaged across functions including sales, marketing, operations, finance, and product development. We believe our ability to attract, develop, and retain top talent is critical to our long-term success, particularly given the competitive nature of the consumer products and beverage alcohol industries. None of our employees are represented by a labor union, and we consider our relationship with our employees to be strong. In addition, we supplement our workforce with independent contractors and consultants where specialized expertise is required. We are committed to fostering a culture that emphasizes collaboration, accountability, and innovation, while investing in employee development and engagement to support the continued growth of our business.

Outsourcing

We rely on a network of third-party service providers and strategic partners to support key aspects of our operations. These include contract manufacturers for production and bottling, third-party logistics providers for warehousing and fulfillment, and specialized vendors for functions such as information technology, customer service, and compliance. Outsourcing these functions allows us to maintain a scalable and capital-efficient operating model, focus our resources on brand building and innovation, and access specialized expertise without incurring significant fixed costs. We maintain relationships with multiple suppliers and partners to help mitigate concentration risk, but the loss of, or disruption at, a key outsourced partner could have an adverse effect on our business.

Distribution and Brokerage Arrangements

We distribute our alcoholic beverage products primarily through third-party licensed wholesalers and distributors pursuant to distribution agreements that generally grant exclusivity for specified brands and territories, while in certain cases permitting us to retain direct-to-consumer sales rights (where permitted by law). These agreements typically include: (i) pricing set forth in agreed price lists, with advance notice of price changes (often 60–90 days); (ii) customary payment terms (including net payment terms) and late charges on past-due amounts; (iii) an initial term (often three years) with renewal provisions that in some cases are tied to achievement of agreed sales targets; (iv) termination rights for cause (including non-payment, insolvency, loss of required licenses, or other material breach) subject to notice and cure periods, and in some cases termination without cause by the distributor upon advance notice; (v) post-termination obligations, which may include the resale or transfer of remaining inventory at laid-in cost and cessation of use of our trademarks; and (vi) ongoing performance and reporting obligations, including commercially reasonable or “best efforts” promotion of the brands and periodic (often monthly) sales and depletion reporting. Certain of our agreements also include minimum performance thresholds tied to renewal and/or liquidated-damages style payments in limited circumstances if terminated early without cause. Certain distribution agreements also include provisions that may be triggered by a change of control or sale of a brand or related intellectual property, including requirements that a purchaser assume the agreement and/or that we pay a fee or termination payment in specified circumstances, which may survive termination.

Suppliers

We source raw materials, packaging, and finished goods from a network of domestic and international suppliers. Key inputs include bulk wine, spirits, glass, closures, and packaging materials. We work with both long-term strategic suppliers and spot market vendors to maintain flexibility and manage costs. In certain cases, we rely on a limited number of suppliers for specific ingredients or components, and disruptions in the availability or quality of these materials could adversely affect our operations. However, we do not rely on any one particular supplier and believe we can find suitable replacements in the event we lose any particular supplier. We actively manage supplier relationships and diversify sourcing where feasible to mitigate concentration risk and supply chain volatility. We believe our supplier base is generally stable and provides us with access to the quality and innovation required to support our brands.

Our principal raw materials include grapes and bulk wine, spirits and packaging inputs such as glass bottles, closures, labels, and other packaging materials. For our wine portfolio, we source grapes and bulk wine entirely from third parties through a combination of contracted grapes, contracted bulk wine, spot grapes, and spot bulk wine, and we utilize a mix of longer-term strategic relationships and spot market purchases to support continuity of supply.

We also procure certain bulk wine, finished wine, and storage and bottling services pursuant to written agreements such as those filed as exhibits to this registration statement. Under a bulk wine purchase agreement for a rosé program (Exhibit 10.30), we agreed to purchase 150,000 gallons for harvest years 2024 through 2028 at $13.50 per gallon, with pricing increasing by 3% per annum in the evergreen renewal period and capped at $14.00 per gallon. Payments are made in four installments (25% due September 1 and December 1 of the harvest year and 25% due March 1 and June 1 of the following year). We are required to accept the bulk wine by December 1 following harvest; bulk wine not paid for and shipped within 30 days after December 1 is subject to storage charges of $0.14 per gallon per month. Title does not transfer until all amounts owed are paid in full, and risk of loss shifts at acceptance as defined in the agreement. The agreement provides for interest on late payments at 1.5% per month, and if an invoice is more than 45 days past due, then the supplier may sell all or a portion of the bulk wine to a replacement buyer, with us remaining responsible for any decrease in the sale price. The agreement automatically renews annually after the initial term unless timely notice of intent to terminate is delivered during the specified annual notice window, and includes termination rights, including termination following a force majeure event preventing performance for 30 or more consecutive days, and the supplier’s right to terminate immediately for nonpayment, other noncompliance, or insolvency/bankruptcy. The agreement also grants the supplier a security interest in the bulk wine and proceeds to secure payment obligations.

We also have finished bulk wine purchase agreements (E.g. Exhibits 10.32 and 10.33) providing for the purchase of specified annual volumes across multiple vintages at fixed prices per gallon. For example, one agreement provides for 77,000 gallons per vintage of a California Red Wine Blend for the 2021–2023 vintages at $9.00 per gallon, and another provides for 60,000 gallons per vintage of California Cabernet Sauvignon for the 2021–2023 vintages at $9.85 per gallon. Under these agreements, we pay 100% net 30 days from the date of shipment or bottling; storage fees of $0.08 per gallon per month beginning on April 1 following harvest, and wine must be shipped or bottled and paid for in full by December 31 one year following harvest. Delinquent amounts are subject to a late charge of 1.5% per month, and failure to pay does not constitute a default until the seller makes written demand and we fail to pay within 10 days after receipt of the demand. Title and risk of loss transfer upon shipment, and the seller represents that it is the sole owner of the wine and will deliver it free of liens; the agreements also include assignment restrictions requiring the other party’s written consent.

In addition, we rely on third-party storage and bottling services under a custom storage and bottling agreement (Exhibit 10.31) that expires on December 31, 2028, and applies to vintages 2024–2027. Under that agreement, we commit to deliver approximately 120,000 gallons per vintage for storage and to bottle approximately 50,000 9L equivalent cases per vintage, and the service provider may charge for the greater of cases actually bottled or 80% of the aggregate bottling commitment if bottling volumes fall short. Bottling charges are due 15 days after each bottling event and other charges are due 30 days after billing; past due amounts bear a late charge of 1.5% per month. The agreement includes scheduling requirements (completed bottling work orders due 30 days prior to bottling; bulk wine delivered 14 days prior; packaging delivered no later than two business days prior), and provides that delays caused by late or defective wine or packaging may result in cancellation fees as specified in the agreement. We supply all packaging materials (including bottles, labels, closures and boxes) and are responsible for packaging condition/quality and label compliance, and bottled wine must be removed within five business days after bottling. The agreement includes limited cancellation rights for later vintages subject to notice and buy-out fees (including $221,450 payable by September 1, 2026 if cancelled after the 2025 bottling and before the 2026 vintage, and $136,000 payable by September 1, 2027 if cancelled after the 2026 bottling and before the 2027 vintage), as well as default provisions (including a 30-day notice period for payment defaults and cure provisions for other breaches) and dispute resolution through arbitration in California.

Strategic Acquisitions

In December 2022, the Company entered into a debtor-in-possession credit facility (“DIP”) to fund Winc during the Company’s section 363 asset acquisition. Under the DIP, the Company paid $2,000,000 in December 2022 and an additional $1,500,000 in January 2023. Total interest and credits earned on the DIP was $133,832 and was considered part of the purchase consideration on January 23, 2023, along with the principal, as part of the Company acquisition of Winc.

In January 2023, the Company finalized the Asset Purchase Agreement to acquire substantially all of the assets and liabilities from Winc out of bankruptcy through a Section 363 sale. The Company considers the net assets acquired through the Winc transaction to be two business units: wholesale and Winc.com DTC.

On September 19, 2024, the Company entered into an Asset Purchase Agreement to acquire 50.0001% of the equity stake in 222 Spirits Holdings, LLC. The Company issued 2,220,150 shares of Series B-3 Preferred Stock as total consideration for the transaction. 222 Spirits houses the IP for the brand Calirosa, a brand backed by Adam Levine in which the tequila is aged in red wine barrels.

Regulatory Environment

Our operations, together with those of our distributors, retail accounts, and ingredient and packaging suppliers, are subject to extensive regulation by federal, state, and local authorities in the United States and in foreign jurisdictions where our products are sold. In the United States, the production, distribution, marketing, and sale of our craft spirits, canned cocktails, and other beverage alcohol products are overseen by agencies including the Alcohol and Tobacco Tax and Trade Bureau (“TTB”), the U.S. Food and Drug Administration (“FDA”), and various state-level alcohol beverage control boards. We must comply with a wide range of requirements relating to labeling, advertising, formulation, permitting, packaging, storage, and distribution, as well as state and local tax obligations in all jurisdictions where our products are sold and federal excise taxes on spirits removed from bond. We continuously monitor regulatory developments to maintain compliance with all applicable tax, licensing, and reporting requirements, and in states where we operate, we are also subject to city and county building, land use, and other local codes and regulations.

Maison Thomas maintains 24 active wholesale permits for the states in which it directly conducts sales and distribution. In 13 additional states, operations are conducted either through third-party entities that hold the requisite licenses (8 states) or through our distributor partner, which maintains the relevant licenses (5 states). Certain jurisdictions, including Alaska, Florida, Hawaii, and South Dakota, do not require a state-level license for our activities. The Company’s spirits portfolio is distributed exclusively through third-party partners that possess and maintain all required state and federal approvals.

We utilize Avalara, a third-party software platform, to manage state-level compliance, excise tax filings, and reporting obligations. Avalara assists us in ensuring adherence to applicable federal and state regulations and enables us to scale operations efficiently while reducing the administrative burden of multi-jurisdictional compliance and product registration.

Alcohol-related regulation

We are subject to extensive regulation in the United States by federal, state and local laws and regulations regulating the production, distribution and sale of consumable food items, and specifically alcoholic beverages, including by the TTB and the FDA. The TTB is primarily responsible for overseeing alcohol production records supporting tax obligations, issuing labeling guidelines, including input and alcohol content requirements, as well as reviewing and issuing certificates of label approval, which are required for the sale of spirits and alcoholic beverages through interstate commerce. We carefully monitor compliance with TTB rules and regulations, as well as the state laws of each state in which we sell our products. In the states in which our distilleries are located, we are subject to alcohol-related licensing and regulations by many authorities, including the state department of alcohol beverage control or liquor control. State agents and representatives investigate applications for licenses to sell alcoholic beverages, report on the moral character and fitness of alcohol license applicants and the suitability of premises where sales are to be conducted and enforce state alcoholic beverages laws. We are subject to municipal authorities with respect to aspects of our operations, including the terms of our use permits. These regulations may limit the production of alcoholic beverages and control the sale of alcoholic beverages, among other elements.

Employee and occupational safety regulation

We are subject to certain state and federal employee safety and employment practices regulations, including regulations issued pursuant to the U.S. Occupational Safety and Health Act (“OSHA”), and regulations governing prohibited workplace discriminatory practices and conditions. These regulations require us to comply with manufacturing safety standards, including protecting our employees from accidents, providing our employees with a safe and non-hostile work environment and being an equal opportunity employer. We are also subject to employment and safety regulations issued by state and local authorities.

Environmental regulation

Due to our production activities, we and certain third parties with which we work are subject to federal, state and local environmental laws and regulations. Federal regulations govern, among other things, air emissions, wastewater and stormwater discharges, and the treatment, handling and storage and disposal of materials and wastes. State environmental regulations and authorities intended to address and oversee environmental issues are largely state-level analogs to federal regulations and authorities intended to perform similar purposes.

Privacy and security regulation

We collect personal information from individuals. Accordingly, we are subject to several data privacy and security related regulations, including but not limited to: U.S. state privacy, security and breach notification laws; and the General Data Protection Regulation (“GDPR”). In addition, the Federal Trade Commission and many state attorneys general have interpreted existing federal and state consumer protection laws to impose evolving standards for the online collection, use, dissemination and security of information about individuals. Certain states have also adopted robust data privacy and security laws and regulations. In response to such data privacy laws and regulations and those in other countries in which we do business, we have implemented several technological safeguards, processes, contractual third-party provisions, and employee trainings to help ensure that we handle information about our employees and customers in a compliant manner. We maintain a global privacy policy and related procedures and train our workforce to understand and comply with applicable privacy laws.

Intellectual Property

We rely on a combination of trademarks, domain names, copyrights, and trade secrets to protect our brands and proprietary rights. We believe the trademarks, including brand names, logos, and distinctive packaging designs, we use are valuable assets that help differentiate our products in the marketplace and build consumer loyalty. We actively manage and maintain registrations for our key marks in the United States and in select international jurisdictions where our products are sold. In addition, we rely on confidentiality agreements, non-disclosure agreements, and other contractual protections with employees, contractors, and business partners to safeguard our proprietary information, formulations, and know-how. Although we consider our intellectual property protections to be robust, we cannot be certain that they will prevent others from misappropriating our rights or developing competing products that do not infringe on our intellectual property. From time to time, we may be required to enforce or defend our intellectual property rights, which could result in significant costs or diversion of resources.

Following the April 12, 2024 transaction, legal ownership of the AMASS® trademark (U.S. Reg. No. 5,498,634; Serial No. 87-215,668) and associated goodwill resides with Resonant Subholdings Inc., a Delaware corporation. We hold an exclusive, worldwide, royalty-free license from Resonant permitting the continued use of the AMASS® name for our product lines and marketing operations. The license includes customary quality-control provisions under which we must maintain specified product quality standards and comply with brand usage guidelines, and provides the licensor with customary approval rights designed to protect the goodwill of the mark. All goodwill generated from our continued use of the AMASS® mark accrues to Resonant as the trademark owner. The license contains standard commercial terms, including provisions addressing termination for cause and other customary remedies, as well as assignability and successor-in-interest concepts intended to support continuity of our rights; however, the effectiveness of such provisions against purchasers or successors in the event of an enforcement or insolvency proceeding may be subject to applicable law and the circumstances of any transfer, as described in Risk Factors. We do not have any ownership interest in the AMASS® trademark following the transaction.

We own registrations for GOOD TWIN in the United States, and our affiliate, Project Crush Acquisition Corp., LLC, owns registrations in the United States for its brands, including SUMMER WATER and associated logos.

Property

We do not maintain a traditional brick-and-mortar corporate headquarters office. Our executive team primarily works remotely. Our primary mailing address is in Santa Maria, California, and our primary operating facility is our leased warehouse in Santa Maria described below.

Santa Maria, California (Operating Warehouse and Primary Mailing Address): We lease a warehouse facility located in Santa Maria, California, which we use to store wine and spirits inventory, dry goods, and point-of-sale items (the “Santa Maria Warehouse”), serving both our wine and spirits segments. The on-site team performs inventory management, wholesale wine order fulfillment, and direct-to-consumer order fulfillment for Good Twin. The Santa Maria Warehouse is licensed under AMASS Brands Inc as a federal wholesaler and holder of California Type 02 and Type 14 licenses, authorizing the storage and distribution of wine and spirits. Through our wholly owned subsidiary, Maison Thomas LLC, the same location is licensed as a federal importer and wholesaler and holds California Type 09, Type 17, and Type 18 licenses, authorizing the importation into California and distribution of alcoholic beverages. The Santa Maria Warehouse lease expired in December 2023 and was renewed in January 2024, January 2025, and January 2026, each time for a one-year term. The Santa Maria Warehouse is currently operational and supports our ongoing wholesale and direct-to-consumer activities.

Bethel Township, Pennsylvania (Former Warehouse Facility): As part of the Winc acquisition in January 2023, we assumed contracts for two warehouse facilities: the Santa Maria Warehouse and a warehouse facility located at 1515 Garnet Mine Road, Bethel Township, Pennsylvania (the “Former Warehouse Facility”). The Former Warehouse Facility lease was terminated in July 2024, and we surrendered the premises and ceased operations at the facility. In March 2025, we entered into a Lease Termination and Settlement Agreement with the landlord of the Former Warehouse Facility. The final scheduled payment under that agreement was due in October 2025, and all obligations under the Lease Termination and Settlement Agreement have been satisfied and no amounts remain due. As a result, we no longer lease or operate the Former Warehouse Facility.

Los Angeles, California (Former Office Location): We previously maintained office space at 927 Santa Fe Avenue, Los Angeles, California, which was terminated by mutual consent with the landlord, and we do not have any remaining obligations under that lease. We do not currently maintain a separate executive office location.

Legal Proceedings

From time to time, we may become involved in claims, litigation, regulatory inquiries, audits, or other legal proceedings arising in the ordinary course of business. These matters may include commercial disputes with suppliers or distributors, employment-related claims, intellectual property matters, or regulatory compliance issues. We are not currently a party to any material pending legal proceedings, and, to our knowledge, no such proceedings have been threatened against us. While the outcome of legal proceedings is inherently uncertain, we do not believe that any existing claims or proceedings, individually or in the aggregate, would have a material adverse effect on our business, financial condition, or results of operations.

On July 12, 2024, we filed a civil action against VV1515 LLC, the landlord of our former Pennsylvania facility, in the United States District Court for the Eastern District of Pennsylvania, captioned AMASS Brands Inc. v. VV1515 LLC, Case No. 2:24-cv-04299, relating to a dispute concerning the termination of our lease for premises located at 1515 Garnet Mine Road, Bethel Township, Pennsylvania. In March 2025, we entered into a Lease Termination and Settlement Agreement with the landlord that resolves the dispute and provides for the dismissal with prejudice of the litigation. The landlord retained our $300,000 security deposit, and we agreed to make additional cash payments totaling $75,000 on a scheduled basis through October 2025. Subject to our timely performance under the Settlement Agreement, the parties exchanged mutual releases. Other than the matter described above, we are not currently a party to any legal proceedings that we believe are material to our business.

Recent Developments

Since December 31, 2025, we have undertaken a number of significant initiatives and experienced developments that we believe position us for future growth. These include (i) the launch of new product innovations, (ii) the expansion of our distribution footprint into additional states and key national retail accounts, (iii) continued growth of our direct-to-consumer channel, supported by targeted digital marketing campaigns, and (iv) capital raising activities. In addition, we have implemented cost optimization measures to improve gross margin and operating efficiency. These actions, together with our ongoing brand investments, have strengthened our platform as we prepare for the next stage of our growth as a public company.

MANAGEMENT

Executive Officers

The following table sets forth certain information, as of the date of this prospectus, concerning our executive officers:

Name	Age	Position
Mark T. Lynn	42	Chairman & Chief Executive Officer
Erin K. Green	42	Chief Operating Officer
Zachary Ament	31	Chief Financial Officer

The following is a biographical summary of the experience of our executive officers.

Mark T. Lynn is our Chief Executive Officer, Founder, Principal Accounting Officer, and a director. Mr. Lynn has served as our Chief Executive Officer and a director since January 2019, when he founded AMASS. Since founding the Company, he has overseen strategy, operations, and brand development across the portfolio. In addition, Mr. Lynn has served as a member of the Board of Directors of Digital Brands Group (NASDAQ: DBGI) since September 2015. Prior to founding AMASS, Mr. Lynn held leadership positions in the consumer products sector, focusing on brand building, go-to-market execution, and scaling operations. Because of his deep knowledge of the beverage and consumer industries, his entrepreneurial background, and his leadership experience as both a founder and a board member of a public company, we believe Mr. Lynn is well qualified to serve on our board of directors.

Erin K. Green Ms. Green has served as our Chief Operating Officer since 2023, overseeing supply chain, operations, and commercial execution across our wine, spirits, and emerging beverage businesses. She is responsible for strategy and execution across multiple channels, including direct-to-consumer and wholesale, driving scalable growth and operational alignment across diverse routes to market. Ms. Green has also served as a member of our Board of Directors since 2025. Prior to AMASS, she joined Winc in 2015, where she served as served as Chief Operating Officer from 2023 to 2021. Ms. Green led multi-brand operations across wholesale and DTC, and before that held senior leadership roles at several consumer and retail companies. Throughout her career, she has built and executed wholesale strategies, optimized supply chains, and scaled consumer brands, bringing significant expertise in logistics, process management, and strategic execution. Ms. Green holds a Bachelor’s degree in fine arts from Indiana University.

Zachary Ament is our Chief Financial Officer. Mr. Ament has served as our Chief Financial Officer since 2025, after previously serving as Director of Finance. Mr. Ament joined the Company’s finance and accounting team in May 2020 and has held roles of increasing responsibility since that time. In his current role, he is responsible for all aspects of finance, accounting, capital markets, financial planning and analysis, M&A activity, and strategic planning, including leading the Company’s readiness for a potential public listing. Prior to joining AMASS, Mr. Ament worked as an auditor for CohnReznick LLP across technology, media, food and beverage sectors. Mr. Ament earned his Masters of Accountancy degree from the University of Southern California and is a CPA (inactive).

Non-Employee Directors

The following table sets forth certain information, as of the date of this prospectus, concerning our non-employees who serve on our board of directors:

Name	Age	Position
Christopher Bridges	46	Director
Edoardo Piscopo Di Ciccolini	37	Director
Jed MacArthur	46	Director

The following is a biographical summary of the experience of our non-employee directors.

Christopher Bridges serves as a director of AMASS, a position which he has held since 2025, and is the Chief Executive Officer of AMARA Rewards Inc., a fintech company focused on consumer credit and payments innovation. Prior to AMARA, Mr. Bridges was CEO of Vital Card from January 2020 through June 2025, overseeing product development, technology strategy, and capital raising. Prior to his current roles, Mr. Bridges held senior positions in financial services and technology companies, where he gained extensive experience in payments, consumer credit, and business development. Because of Mr. Bridges’ leadership in financial services, his experience scaling technology-driven consumer businesses, and his governance expertise, we believe Mr. Bridges is well qualified to serve on our board of directors.

Edoardo Piscopo di Ciccolini serves as a director of AMASS, a position which he has held since 2025. Mr. Piscopo di Ciccolini is the Founder and Chief Executive Officer of Forte Technologies, a consumer technology company founded in 2024. From 2020 to 2023 he served as Chief Operating Officer of O’Gara Coach, one of the largest luxury automobile dealership groups in the world, representing brands such as McLaren, Lamborghini, Rolls Royce, and Aston Martin. Since 2023, Mr. Piscopo di Ciccolini has served on the board of Italcost S.R.L., a strategic Italian LPG import and distribution company, and Italmare S.p.A., a national retail business. We believe Mr. Piscopo di Ciccolini’s extensive leadership experience in luxury consumer brands, international distribution, and global operations provides valuable insights and expertise to our Board.

Jed MacArthur serves as a director of AMASS, a position which he has held since 2025. Jed is the operator of Westbound & Down Brewery, which he founded in 2015, the most award-winning Colorado craft brewery recognized nationally for quality and innovation. He has scaled the brand from a single brewpub into a multi-location business with medals from the Great American Beer Festival and a loyal consumer following. As a board member, Jed brings founder-level experience in alcohol CPG, with expertise in brand building, distribution strategy, fundraising, and operating in regulated markets. He combines creative vision with disciplined execution, offering strategic guidance on scaling, capital planning, and long-term brand growth.

Board of Directors

Our Board of Directors is responsible for overseeing the management of our business and affairs and providing strategic guidance to our executive leadership team. The Board is currently composed of 5 members, including 3 independent directors within the meaning of the applicable listing standards of The Nasdaq Stock Market. Our directors bring a diverse range of expertise across consumer products, beverage alcohol, finance, operations, and corporate governance. The Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each composed entirely of independent directors. We believe the collective experience, industry knowledge, and leadership skills of our Board members position us well to execute on our strategic priorities and support our transition to the public market.

Director Independence

Our board of directors has determined that Christopher Bridges, Edoardo Piscopo di Ciccolini, and Jed MacArthur are independent under the NASDAQ listing standards, and that a majority of our board is currently independent. Our board has made independence determinations under Nasdaq Listing Rule 5605(a)(2) and Item 407(a) of Regulation S-K, and our independent directors have held regularly scheduled executive sessions as required by Nasdaq Listing Rule 5605(b)(2).

Board Leadership Structure

Our Chief Executive Officer, other executive officers and other members of our management team regularly report to the non-executive directors and the audit committee to discuss any financial, legal, cybersecurity or regulatory risks, to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our board of directors provides appropriate risk oversight of our activities.

Committees of our Board of Directors

Audit Committee

The members of our audit committee are Jed MacArthur, Edoardo Piscopo Di Ciccolini, and Christopher Bridges. Jed MacArthur serves as the chairperson of the committee. Our board of directors has determined that each member of the audit committee is “independent” as that term is defined in Nasdaq rules and has sufficient knowledge in financial and auditing matters to serve on the audit committee. In addition, our board of directors has determined that each member of the audit committee meets the heightened independence requirements for audit committees required under Section 10A of the Exchange Act and related SEC and Nasdaq rules. Our board of directors has determined that Jed MacArthur is an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our annual report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

Compensation Committee

The members of our compensation committee are Edoardo Piscopo di Ciccolini, Jed MacArthur, and Christopher Bridges. Christopher Bridges serves as the chairperson of the committee. Our board of directors has determined that each member of the compensation committee is “independent” as that term is defined in Nasdaq rules and is a “non-employee director” under Rule 16b-3 under the Exchange Act. In addition, our board of directors has determined that each member of the compensation committee meets the heightened independence requirements for compensation committee purposes under Section 10C of the Exchange Act and related SEC and Nasdaq rules. The compensation committee’s responsibilities include:

•	reviewing and approving our philosophy, policies and plans with respect to the compensation of our chief executive officer;

•	making recommendations to our board of directors with respect to the compensation of our chief executive officer and our other executive officers;

•	reviewing and assessing the independence of compensation advisors;

•	overseeing and administering our equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation; and

•	preparing the compensation committee reports required by the SEC, including our “compensation discussion and analysis” disclosure.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Edoardo Piscopo di Ciccolini, Jed MacArthur, and Christopher Bridges. Christopher Bridges serves as the chairperson of the committee. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in Nasdaq rules. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by shareholders;

•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying and screening individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of our board of directors and management.

Code of Conduct

We have adopted a written code of business conduct and ethics, that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. In connection with the effectiveness of the registration statement of which this prospectus forms a part, a current copy of the code will be posted on our website at www.amass.com, www.amassbrandsgroup.com or www.amassbrands.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

This section discusses the material components of the executive compensation program for our executive officers who are named in the “— 2025 Summary Compensation Table” below. For the fiscal year ended December 31, 2025, our “named executive officers” and their positions were as follows:

•	Mark T. Lynn, Chief Executive Officer

•	Zach Ament, Chief Financial Officer

•	Erin K. Green, Chief Operating Officer

•	Geoffrey McFarlane, Former Interim Chief Financial Officer

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” and a “smaller reporting company,” each as defined under SEC rules, we are not required to include a compensation discussion and analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies and smaller reporting companies.

2025 Summary Compensation Table

The following table represents information regarding the total compensation awarded to, earned by or paid to our named executive officers during the fiscal years ended December 31, 2024 and December 31, 2025:

Name and Principal Position	Year	Salary ($)		Option Awards ($)(1)	Total ($)
Mark T. Lynn, Chief Executive Officer	2025	200,600		-	200,600
	2024	167,240		-	167,240

Zach Ament, Chief Financial Officer(2)	2025	161,225	(3)	620,000	781,225

Erin K. Green, Chief Operating Officer	2025	200,600		992,000	1,192,600
	2024	200,000		-	200,000

Geoffrey McFarlane, Former Interim Chief Financial Officer(2)	2025	240,000	(4)	-	240,000
	2024	241,904	(5)	-	241,904

(1)	Amounts disclosed in the Option Awards column for 2025 relate to grants of stock options made under the 2016 Stock Option Plan. With respect to each award, the amounts disclosed generally reflect the grant date fair value computed in accordance with ASC Topic 718, determined using a Black-Scholes option valuation model. The assumptions used in calculating the grant date fair value of all awards are disclosed in the notes to the consolidated financial statements.

(2)	Mr. Ament was appointed as the Company’s chief financial officer in August 2025. Mr. McFarlane held the position of interim chief financial officer from July 2024 until August 2025.

(3)	Mr. Ament’s salary includes amounts earned in fiscal year 2025 in his role as Director of Finance, prior to his appointment as chief financial officer in August 2025.

(4)	Mr. McFarlane served as a consultant to the Company following the end of his term as interim chief financial officer and earned a base salary of $20,000 per month in his role as consultant.

(5)	Mr. McFarlane earned $121,904 in consulting fees prior to his appointment as interim chief financial officer and $120,000 in base salary as interim chief financial officer.

Narrative Disclosure to the Summary Compensation Table

Base Salaries

Base salaries are paid to our named executive officers to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.

For the fiscal year ended December 31, 2024, although Mr. Lynn’s employment agreement provides for an initial base salary of $200,000. However, Mr. Lynn and the Company came to a mutual understanding to adjust his annualized cash base salary from time to time during 2024 due to business needs. Mr. Lynn’s annualized cash base salary was $66,560 at the beginning of 2024 and was increased to an annualized rate of $200,000 in April 2024. Ms. Green’s annual base salary was $200,600. Mr. McFarlane was appointed interim chief financial officer in July 2024 with a base salary of $20,000 per month.

For the fiscal year ended December 31, 2025, Ms. Green and Mr. McFarlane’s base salary rates remained the same. Mr. Lynn’s base salary rate was increased from $200,000 to $200,600 on January 1, 2025. Effective upon his appointment as Chief Financial Officer in August 2025, Mr. Ament’s annual base salary is $200,000, in accordance with his employment agreement.

In connection with the direct listing, the Board anticipates reviewing and potentially adjusting the base salaries of the Company’s executive officers to better align with market practices for similarly situated executives at publicly traded companies. Any such adjustments would be intended to ensure the Company remains competitive in attracting and retaining key executive talent.

Bonuses

None of the Company’s named executive officers received bonuses for the fiscal years ended December 31, 2024 and December 31, 2025.

Equity Compensation

None of the Company’s named executive officers received equity compensation grants during the fiscal year ended December 31, 2024.

In the fiscal year ended December 31, 2025, the Company granted incentive stock options to Mr. Ament and Ms. Green. The Company granted Mr. Ament 16,667 options on May 12, 2025, and 66,667 on November 11, 2025. The Company granted Ms. Green 133,334 options on June 3, 2025. All options vest and become exercisable in 48 ratable monthly installments, subject to the individual’s continued employment with the Company through the applicable vesting date.

For additional information about the Company’s equity compensation plans, please see the section titled “Equity Compensation Plans” below.

Other Elements of Compensation

Retirement Plans

The Company is a participating employer under the Justworks Retirement Savings Plan (the “401(k) Plan”). The 401(k) Plan is a multiple employer plan intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The named executive officers are eligible to participate in the 401(k) Plan on the same basis as our other employees. The Code allows eligible employees to contribute, on a pre-tax basis, a portion of their salary, within prescribed limits, through contributions to the 401(k) Plan. Contributions are allocated to each participant’s account and are then invested in selected investment alternatives according to each participant’s directions. The Company has discretion to make employer matching and/or nonelective contributions to the 401(k) Plan on participants’ behalf; however, the Company did not make any such contributions to the 401(k) Plan in the fiscal years ended December 31, 2024 and December 31, 2025.

Employee Benefits and Perquisites

The Company’s named executive officers are eligible to receive the same employee benefits that are generally available to all full-time, U.S.-based employees, subject to the satisfaction of certain eligibility requirements. In structuring these benefit plans, the Company seeks to provide an aggregate level of benefits that are comparable to those provided by similar companies.

Agreements with our Named Executive Officers

Mark T. Lynn

We entered into an employment agreement with Mr. Lynn, effective March 16, 2020, pursuant to which Mr. Lynn serves as our Chief Executive Officer. Pursuant to his agreement, Mr. Lynn is entitled to receive an initial base salary of $200,000. However, Mr. Lynn and the Company came to a mutual understanding to adjust his annualized cash base salary from time to time during 2024 due to business needs. Mr. Lynn’s annualized cash base salary was $66,560 at the beginning of 2024 and was increased to an annualized rate of $200,000 in April 2024. Mr. Lynn’s employment pursuant to the employment agreement is “at-will” and is terminable by either party for any reason and with or without notice.

The Company anticipates entering into a revised employment agreement with Mr. Lynn in connection with or following the completion of the direct listing. The terms of any such agreement are expected to reflect Mr. Lynn’s role and responsibilities at the Company and to be consistent with market practices for similarly situated executives at publicly traded companies. As of the date of this prospectus, no such agreement has been finalized.

Erin K. Green

We entered into an offer letter with Ms. Green, dated January 19, 2023, pursuant to which Ms. Green serves as our Chief Operating Officer. Pursuant to her agreement, Ms. Green is entitled to receive an initial base salary of $200,000. Ms. Green’s employment pursuant to the offer letter is “at-will” and is terminable by either party for any reason and with or without notice.

The Company anticipates entering into an employment agreement with Ms. Green in connection with or following the completion of the direct listing. The terms of any such agreement are expected to reflect Ms. Green’s role and responsibilities at the Company and to be consistent with market practices for similarly situated executives at publicly traded companies. As of the date of this prospectus, no such agreement has been finalized.

Zachary Ament

We entered into an employment letter with Mr. Ament dated August 21, 2025, pursuant to which Mr. Ament was promoted to serve as our Chief Financial Officer. Pursuant to the employment letter, Mr. Ament is entitled to receive an annual base salary of $200,000. Mr. Ament received $91,613 upon the completion of the Company’s direct listing, which amounts were earned on a pro rata basis upon the closing of the direct listing, subject to Mr. Ament’s continued employment through such date, and were payable within thirty (30) days following the closing. Mr. Ament is also eligible to receive an additional transaction-related bonus in connection with the completion of the direct listing and to participate in the Company’s standard employee benefit programs as in effect from time to time. Mr. Ament’s employment is at-will and may be terminated by either party at any time, with or without cause or notice.

In November 2025, Mr. Ament has been granted an option to purchase 66,667 shares of the Company’s common stock pursuant to the Company’s equity incentive plan, as amended or adopted from time to time, with vesting and other terms to be determined by the Board and set forth in the applicable award agreement.

The Company anticipates entering into a revised employment agreement with Mr. Ament in connection with or following the completion of the direct listing. As of the date of this prospectus, no such agreement has been finalized.

Geoffrey McFarlane

We did not enter into any agreements with Mr. McFarlane during or following his employment as interim chief financial officer.

Following his term as interim chief financial officer, Mr. McFarlane continued to serve as a consultant. The Company anticipates entering into a consulting agreement with Mr. McFarlane in the near future. As of the date of this prospectus, no such agreement has been finalized.

Equity Compensation Plans

The following summarizes the material terms of the AMASS equity compensation plans.

2016 Stock Option Plan

On September 22, 2016, our Board and stockholders approved the AMASS 2016 Stock Plan (the “2016 Stock Plan”). The 2016 Stock Plan is intended to offer select employees, directors, and consultants with the opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by acquiring shares of the Company’s common stock.

The 2016 Stock Plan authorizes the grant of shares, incentive stock options, and nonstatutory stock options, or any combination of the foregoing, each as determined by the plan administrator.

The 2016 Stock Plan initially reserved 4,666,667 shares of our common stock for issuance, subject to adjustment for stock splits, recapitalizations and similar events. Shares underlying awards that expire, are forfeited, or are settled in cash (including shares surrendered or withheld to cover exercise prices or tax withholding obligations) generally become available again for future awards under the 2016 Stock Plan.

The Board administers the 2016 Stock Plan and may delegate its authority to a committee of the Board. The administrator has broad discretionary authority to, among other things: select eligible participants; determine the type, size and terms of awards (including vesting conditions, exercise prices and expiration dates); accelerate or extend vesting or exercise; interpret and amend the plan and outstanding awards; and establish rules for plan administration.

Options granted under the 2016 Stock Plan must have an exercise price at least equal to the fair market value of our common stock on the date of grant (110 percent of fair market value for incentive stock options granted to holders of 10 percent or more of our total voting power). Options may have a term of up to ten years, except that incentive stock options granted to 10 percent stockholders may not exceed a five-year term.

Upon a subdivision of the outstanding stock, a declaration of a dividend payable in shares, a combination or consolidation of the outstanding stock into a lesser number of shares, a reclassification, or any other increase or decrease in the number of issued shares, the proportional adjustments will automatically be made to the number and type of shares reserved under the 2016 Stock Plan and to outstanding awards (including, as applicable, the number of shares and exercise prices and any repurchase price that applies to shares granted pursuant a Company repurchase right under the applicable award agreement). In connection with the declaration of an extraordinary dividend payable in a form other than shares in an amount that has a material effect of the fair market value of the Company’s common stock, a recapitalization, a spin-off, or other similar occurrence, the administrator may, in its discretion, make appropriate adjustments to the number and type of shares reserved under the 2016 Stock Plan and to outstanding awards (including, as applicable, the number of shares and exercise prices and any repurchase price that applies to shares granted pursuant a Company repurchase right under the applicable award agreement). In connection with a merger or consolidation, or in the event of a sale of all or substantially all of the Company’s stock or assets, the administrator may, in its discretion, provide for the acceleration, assumption, substitution, or cash-out of outstanding awards, or for their termination if the optionee has been given notice and an opportunity to exercise vested options for period of no less than five business days preceding the effective date of the transaction.

The 2016 Stock Plan allows the administrator to establish procedures for satisfying tax-withholding obligations, including by withholding shares otherwise deliverable upon exercise.

Unless earlier terminated by the Board, the 2016 Stock Plan will remain in effect until the tenth (10th) anniversary of the later of (i) the date the 2016 Stock Plan was approved by the Board or (ii) the date when the Board approved the most recent increase in the number of shares reserved under the 2016 Stock Plan that was also approved by the Company’s stockholders. No awards may be granted under the plan thereafter.

The foregoing summary of the 2016 Stock Plan is qualified in its entirety by reference to the full text of the plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

2026 Omnibus Incentive Plan

On April 7, 2026, our Board and stockholders, approved the 2026 Omnibus Plan. The 2026 Omnibus Plan is intended to promote the long-term success of the Company by aligning the interests of employees, directors and consultants with those of our stockholders, encouraging individual performance, fostering teamwork and enabling us to attract and retain the talent necessary to drive our growth following the direct listing of our common stock.

The 2026 Omnibus Plan authorizes the grant of a broad array of equity and cash-based awards, including incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards (including performance-conditioned restricted stock and restricted stock units), other share-based awards and other cash-based awards, or any combination of the foregoing, each as determined by the plan administrator.

The 2026 Omnibus Plan initially reserves 1,220,000 shares of our common stock for issuance, subject to adjustment for stock splits, recapitalizations and similar events. Beginning January 1, 2027 and on the first trading day of each calendar year thereafter, the share reserve will automatically increase by a number of shares equal to four (4%) percent of the total outstanding shares of our common stock on the last day of the immediately preceding calendar year, unless the Board determines prior to the date of increase that no such increase (or a lesser increase) will occur. Shares underlying awards that expire, are forfeited, or are settled in cash (including shares surrendered or withheld to cover exercise prices or tax withholding obligations) generally become available again for future awards under the 2026 Omnibus Plan; however, shares tendered to pay an exercise price, withheld to satisfy tax obligations, or repurchased on the open market with option proceeds will not again become available for issuance.

The Board administers the 2026 Omnibus Plan and may delegate its authority to a committee of the Board or, within prescribed limits, to one or more officers. The administrator has broad discretionary authority to, among other things: select eligible participants; determine the type, size and terms of awards (including performance goals, vesting conditions, exercise prices and expiration dates); accelerate or extend vesting or exercise; interpret and amend the plan and outstanding awards; and establish rules for plan administration.

Options and stock appreciation rights (“SARs”) granted under the 2026 Omnibus Plan must have an exercise price (or base price, in the case of SARs) at least equal to the fair market value of our common stock on the date of grant (110 percent of fair market value for incentive stock options granted to holders of 10 percent or more of our total voting power). Options and SARs may have a term of up to ten years, except that incentive stock options granted to 10 percent stockholders may not exceed a five-year term. The administrator determines vesting schedules for all awards; however, stock options and other full-value awards are generally expected to vest over time or upon achievement of performance goals.

Upon certain changes in our capitalization (for example, stock splits, mergers or similar events), the administrator will make equitable adjustments to the number and type of shares reserved under the 2026 Omnibus Plan and to outstanding awards (including, as applicable, the number of shares and exercise prices). In connection with a change in control, the administrator may, in its discretion, provide for the assumption, substitution, or cash-out of outstanding awards, or for their termination if the exercise price equals or exceeds the consideration payable to stockholders. If a participant’s employment is terminated without Cause or resigns for Good Reason (as each term is defined in the applicable award agreement or other applicable agreement) within twelve months after a change in control, the participant’s awards under the 2026 Omnibus Plan will become fully vested.

The 2026 Omnibus Plan allows the administrator to establish procedures for satisfying tax-withholding obligations, including by withholding shares otherwise deliverable upon exercise, vesting or settlement, or by accepting previously owned shares. Awards may be settled in shares, cash, or a combination of both, as provided in the applicable award agreement.

Unless earlier terminated by the Board, the 2026 Omnibus Plan will remain in effect until the day immediately preceding the tenth (10th) anniversary of the earlier of (a) its effective date or (b) the date the Plan was adopted by the Board, and no awards may be granted under the Plan thereafter.

The foregoing summary of the 2026 Omnibus Plan is qualified in its entirety by reference to the full text of the plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Outstanding Equity Awards at June 4, 2026(1)

The following table presents information regarding outstanding equity awards held by our named executive officers as of June 4, 2026:

Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Mark T. Lynn	156,249	(2)	77,085	$0.18	October 30, 2033
Zach Ament	25,389	(2)	1,945	$0.18	October 30, 2033
	5,000	(3)	-	$0.18	October 30, 2033
	7,986	(4)	8,681	$0.24	May 11, 2035
	12,500	(5)	54,167	$0.24	November 11, 2035
Erin K. Green	151,388	(2)	48,613	$0.18	October 30, 2033
	47,222	(6)	86,112	$0.24	June 2, 2035
Geoffrey McFarlane	—		—	—	—

(1)	All stock options were granted under the 2016 Stock Plan, as described in more detail under “Equity Compensation Plans — 2016 Stock Option Plan” above. All of the stock options were granted with a per share exercise price equal to the fair value of one share of the Company’s common stock on the date of grant, as determined in good faith by the Board. In making this determination, the Board relied on an independent third-party valuation prepared in accordance with Code Section 409A to assess the fair market value of the Company’s common stock as of the applicable grant date. All options are classified as incentive stock options.

(2)	On October 31, 2023, the Company granted to Mr. Lynn, Mr. Ament and Ms. Green the option to purchase the number of shares of common stock reflected above. All options vest and become exercisable in 48 ratable monthly installments, subject to the individual’s continued employment with the Company through the applicable vesting date. For Mr. Lynn, 66,667 stock options began vesting as of January 23, 2023, and 166,667 stock options began vesting as of January 1, 2024. For Mr. Ament, 11,667 stock options began vesting as of January 23, 2023, 10,000 stock options began vesting as of November 17, 2021, and 5,667 stock options began vesting as of May 26, 2021. For Ms. Green, 66,667 options began vesting as of January 23, 2023, and 133,334 stock options began vesting as of January 1, 2024.

(3)	On October 31, 2023, the Company granted Mr. Ament the option to purchase the number of shares of common stock reflected above. The options vest and become exercisable in 36 ratable monthly installments, subject to the individual’s continued employment with the Company through the applicable vesting date. The stock options began vesting as of October 1, 2022.

(4)	On May 12, 2025, the Company granted Mr. Ament the option to purchase the number of shares of common stock reflected above. The options vest and become exercisable in 48 ratable monthly installments, subject to the individual’s continued employment with the Company through the applicable vesting date. The stock options began vesting as of July 1, 2024.

(5)	On November 11, 2025, the Company granted Mr. Ament the option to purchase the number of shares of common stock reflected above. The options vest and become exercisable in 48 ratable monthly installments, subject to the individual’s continued employment with the Company through the applicable vesting date. The stock options began vesting as of August 16, 2025.

(6)	On June 3, 2025, the Company granted Ms. Green the option to purchase the number of shares of common stock reflected above. The options vest and become exercisable in 48 ratable monthly installments, subject to the individual’s continued employment with the Company through the applicable vesting date. The stock options began vesting as of January 1, 2025.

Director Compensation

Christopher Bridges, Edoardo Piscopo Di Ciccolini and Jed MacArthur served as non-employee directors for the fiscal year ended December 31, 2025. No cash or equity compensation was granted to our non-employee directors in the during that period. We intend to begin granting equity compensation to our non-employee directors, contingent upon completion of the Direct Listing.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2022 to which we were or are a party in which the amount involved exceeded the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors or executive officers, holders of more than 5% of our voting securities, or any immediate family member of, or entity affiliated with, any of the foregoing persons, had or will have a direct or indirect material interest.

Name of Person: Mark T. Lynn

Relationship to Company: Chief Executive Officer, Founder and director.

Nature / amount of interest in the transaction: Mark T. Lynn is the Company’s founder.

Material Terms: Mark T. Lynn has received various advances from the Company. In January 2022, the Company entered into a loan agreement with Mark T. Lynn in which the balance outstanding is incurring interest at a rate of 1.6% per annum. As of December 31, 2025 and 2024, net amount due from Mark T. Lynn was $1,389,996 and $1,268,341, respectively. Interest earned in the years ended December 31, 2025 and 2024, on the advances was $22,333 and $18,095, respectively. These advances were payable on demand.

In March 2026, the Company purchased 155,375 shares of Mr. Lynn’s common stock at $8.97 per share, the price equal to the most recent financing price. The full amount owed by Mr. Lynn to the Company was satisfied through a non-cash offset against the purchase price of such shares. Following this transaction, no amounts remain outstanding from Mr. Lynn to the Company.

Name of Entity: Nitehous LLC

Relationship to Company: Directors and Officers.

Nature / amount of interest in the transaction: Mark Lynn is executor but not investor, and Geoffrey McFarlane.

Material Terms: In January 2023, the company took out a loan from Nitehous LLC to finance the purchase of substantially all of Winc’s assets. The loan amount was for the principal balance of $500,000. The note accrues interest at a monthly rate of 15% for the first month and a monthly rate of 2% for each subsequent month. The loan initially matured in December 2023 was extended to June 2026. In 2024 when Geoffrey McFarlane became interim CFO, the Company deemed this loan to be with a related party. As of December 31, 2025 and 2024, the balance on the note was $97,854 and $325,866, respectively. Interest incurred in the years ended December 31, 2025 and 2024, on the advances was $58,988 and $123,768, respectively. The terms of the loan were at the same terms as other arms-length lenders during that time. In March 2026, the outstanding balance was fully repaid.

Name of Entity: MVL Inc. (f/k/a Alchemi Project Inc.).

Relationship to Company: Beneficial owner of more than 5% of Common Stock.

Nature / amount of interest in the transaction: On January 30, 2025, we issued a promissory note in the principal amount of $1,000,000 to MVL Inc. (f/k/a Alchemi Project Inc.) (the “MVL Note”). The MVL Note bears a 6.25% on issuance discount. The MVL Note matures on the earliest to occur of January 30, 2026 or an event of default (as defined in the note). In February 2026, the balance of the MVL Note was transferred to a convertible note in the principal amount of $1,000,000 (the “MVL Convertible Note”), issued pursuant to a Convertible Note Purchase Agreement dated February 13, 2026, by and between the Company and MVL Inc. The purchase price for the MVL Convertible Note was satisfied through the contribution and cancellation of the MVL Note. The MVL Convertible Note bears simple interest at 9% per annum and matures on the earlier of (i) February 13, 2028 or (ii) a Change of Control Transaction (as defined therein). The MVL Convertible Note may not be prepaid without the consent of the holder. Upon a Qualified Financing, including the Company’s initial public offering or Direct Listing, the outstanding principal and accrued interest will automatically convert into shares of Common Stock at a conversion price equal to 80% of the price per share of equity securities sold by the Company in the Qualified Financing. Upon a Change of Control Transaction, the holder may elect either (a) repayment equal to two times the outstanding balance or (b) conversion into Common Stock at a price derived from a $30,000,000 fully-diluted valuation. If no conversion event occurs prior to maturity, the outstanding balance will automatically convert into Common Stock at a price derived from the same $30,000,000 fully-diluted valuation. In connection with the issuance of the MVL Convertible Note in February 2026, the Company issued to MVL Inc. a warrant to purchase a number of shares of Common Stock equal to the quotient of $1,000,000 divided by the Exercise Price. The Exercise Price is equal to the greater of (a) the volume-weighted average trading price of the Common Stock for the five Trading Days ending on the applicable date and (b) $10.00 per share. The warrant is exercisable beginning on the fifth Trading Day after the Common Stock is listed on a Trading Market and expires 180 days from the Listing Date. Exercise of the warrant is subject to a 19.99% beneficial ownership limitation and a 19.99% exchange cap absent stockholder approval. See “Selling Stockholders” and “Management’s Discussion and Analysis of Financial Results and Condition Liquidity and Capital Resources” for additional information. For a description of the Selling Stockholders affiliated with the MVL Note and related Item 507 disclosures, see “Selling Stockholders”.

Name of Entity: Resonant LLC

Relationship to Company: Special purpose entity whose director is a related party; consolidated variable interest entity.

Nature / amount of interest in the transaction: The Company sold the AMASS trademark to Resonant and entered into a secured promissory note arrangement in connection with a financing transaction.

Material Terms: In April 2024, the Company sold the AMASS trademark to Resonant LLC, a special purpose vehicle, whose director is Geoffrey McFarlane, the Company’s former Interim Chief Financial Officer, and concurrently entered into an arrangement pursuant to which the Company will repurchase the trademark following repayment of a secured promissory note entered into in connection with the transaction. At the same time, the Company entered into an exclusive, worldwide, royalty-free license permitting its continued use of the AMASS name for its products and marketing operations.

Concurrently with the trademark sale, a third-party investor loaned funds to Resonant, which were secured by the trademark. The Company received the loan proceeds, which were memorialized in a secured promissory note described in Note 9 to the consolidated financial statements. Because Resonant is a variable interest entity whose director is a related party and the Company is the primary beneficiary, Resonant is consolidated with the Company. Accordingly, the sale of the trademark had no impact on the Company’s consolidated financial statements; however, the Company recognized the secured promissory note and related interest expense.

The Secured Promissory Note has been amended on four occasions since its original issuance:

Amendment No. 1 (February 14, 2025) and Amendment No. 2 (February 26, 2025) extended the maturity date from its original date to December 15, 2025, reduced certain monthly payment obligations, and settled outstanding default interest. As consideration for the foregoing amendments, the Company transferred $1,000,000 of its investment in De Soi, Inc. at fair value and issued a $500,000 Simple Agreement for Future Equity (“SAFE”) in Drink WKND, Inc. (d/b/a Good Twin), a wholly-owned subsidiary of the Company, to Half Church. The SAFE provides Half Church with the right to receive shares of Good Twin’s capital stock upon the occurrence of a qualifying equity financing, liquidity event, or dissolution event, subject to a post-money valuation cap of $5.0 million. The SAFE does not bear interest and has no stated maturity date. The Note also contains a post-closing provision requiring the Company to transfer additional equity interests in Good Twin to Half Church if Half Church’s ownership interest falls below ten percent (10%) upon SAFE conversion, with the fair market value of any such shares transferred applied as a dollar-for-dollar reduction to the outstanding principal balance.

Amendment No. 3 (December 15, 2025) extended the maturity date from December 15, 2025 to April 15, 2026. As consideration for the extension, Mark Lynn, the Company’s Chief Executive Officer, transferred 500,000 shares of common stock of Afterdream, Inc. to Half Church pursuant to a Share Transfer Agreement dated December 15, 2025 (Exhibit 10.50). The transferred shares had an agreed fair market value of $300,000, which was applied as an in-kind interest payment under the Note. Concurrently, the Company made a prepayment of $143,750 in principal. Mr. Lynn held 7,650,000 shares of Afterdream common stock prior to the transfer, and Half Church held 1,000,000 shares of Afterdream capital stock.

Amendment No. 4 (January 23, 2026) extended the maturity date from April 15, 2026 to June 30, 2027, cancelled the monthly payments of $50,000 due in February, March, and April 2026, and reduced the outstanding principal balance by $150,000. As consideration for the principal forgiveness, the Company issued to Half Church approximately 102,425 shares of Series B Preferred Stock upon a partial exercise of Half Church’s outstanding warrant to purchase Series B Preferred Stock at an exercise price of $1.4644 per share, with the $150,000 Forgiven Amount applied as payment of the aggregate exercise price.

Mr. Lynn has also provided a personal guaranty of Resonant’s obligations under the Note. As of the date of this prospectus, the outstanding principal balance of the Note, as amended, is approximately $1,067,000.

See Note 9 to our consolidated financial statements for additional information regarding the Secured Promissory Note and Note 11 for the SAFE in Good Twin.

Name: Various

Relationship to Company: Stockholders of the Company

Material Terms: In connection with our preferred stock financings, we entered into an Amended and Restated Investors’ Rights Agreement, and Amended and Restated Voting Agreement and an Amended and Restated Right of First Refusal and Co-Sale Agreement, containing, among other things, registration rights, information and observer rights, rights of first refusal, and rights of co-sale with certain holders of our capital stock, including MVL Inc. (f/k/a Alchemi Project Inc.), Mark Lynn (also our CEO) and Desmond Lynn. The foregoing rights are expected to terminate upon the direct listing, except for the registration rights under the Amended and Restated Investors’ Rights Agreement, as more fully described under “Description of Capital Stock”.

Name: Kayus LLC

Relationship to Company: Beneficial owner of more than 5% of Common Stock.

Material Terms: In December 2024, we sold 340,864 shares of De Soi common stock to Kayus LLC, a beneficial owner of more than 5% of our voting securities, for aggregate consideration of $500,000 ($1.47 per share). See “Selling Stockholders” and “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding Kayus LLC’s beneficial ownership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

 Security Ownership of Certain Beneficial Owners and Management

The following table sets forth:

•	certain information with respect to the beneficial ownership of our Common Stock as of June 4, 2026 for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our directors and named executive officers;

•	all of our directors and named executive officers as a group; and

•	the number of shares of our Common Stock held by the Selling Stockholders and registered as Common Stock for resale by means of this prospectus for the Selling Stockholders.

The Selling Stockholders include (i) our affiliates and certain other stockholders with “restricted securities” (as defined in Rule 144 under the Securities Act) who, because of their status as affiliates pursuant to Rule 144 or because they acquired their Common Stock from an affiliate or from us within the prior 12 months, would be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for a period of at least 90 days and (ii) our employees. The Selling Stockholders may, or may not, elect to sell their Common Stock covered by this prospectus, as and to the extent they may determine. The Selling Stockholders may offer, sell or distribute all or a portion of the shares of Common Stock hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. The Selling Stockholders may elect to sell their shares in connection with this Direct Listing and in market transactions following this Direct Listing. As such, we will have no input if and when any Selling Stockholders may, or may not, elect to sell their Common Stock or the prices at which any such sales may occur. See “Plan of Distribution.” See “Selling Stockholders” for additional information regarding Selling Stockholders, including Item 507 information for entities and the identity of natural person(s) who exercise voting and/or investment control over their securities, and “Certain Relationships and Related Person Transactions” for descriptions of material relationships.

Information concerning the Selling Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Selling Stockholders may sell all, some, or none of the Common Stock covered by this prospectus, we cannot determine the number of shares of Common Stock that will be sold by the Selling Stockholders, or the amount or percentage of shares of Common Stock that will be held by the Selling Stockholders upon consummation of any particular sale. In addition, the Selling Stockholders listed in the table below may have sold, transferred, or otherwise disposed of, or may sell, transfer, or otherwise dispose of, at any time and from time to time, our Common Stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below.

We currently intend to use our reasonable efforts to keep the registration statement effective for a period of 90 days after the effectiveness of the registration statement. We are not party to any arrangement with any Selling Stockholders or any broker-dealer with respect to sales of Common Stock by the Selling Stockholders. However, we have engaged Maxim Group LLC, as our financial advisor to provide advice and otherwise assist us with respect to certain matters relating to our listing, including in defining objective, analyzing, structuring and planning the direct listing, developing and assisting with investor communication strategy and consulting with Nasdaq. See “Plan of Distribution.”

We have based percentage of beneficial ownership for the following table on 11,595,081 shares of Common Stock outstanding as of June 4, 2026. In addition, in accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities issuable within 60 days of June 4, 2026. As such, shares of Common Stock issuable pursuant to options and warrants that may be exercised or settled within 60 days of June 4, 2026 are deemed to be outstanding for purposes of computing the percentage of the class beneficially owned by the person holding such securities but are not deemed to be outstanding for purposes of computing the percentage of the class beneficially owned by any other person.

Each share of our Common Stock is entitled to 1 vote per share on all matters submitted to a vote of the stockholders, including the election of directors.

The Selling Stockholders have not, nor have they within the past three years had, any position, office, or other material relationship with us, other than as disclosed in this prospectus. See “Management’s Discussion and Analysis of Financial Results and Condition” and “Certain Relationships and Related Party Transactions” for further information regarding the Selling Stockholders.

Except as otherwise indicated in the footnotes to the table set forth below, all persons listed have sole voting power and investment power, except to the extent that authority is shared by spouses under applicable law, and record and beneficial ownership of their common stock. Unless otherwise indicated, the business address of each of the individuals and entities named below is c/o AMASS Brands Inc, 860 E Stowell Road Santa Maria, CA, 93454.

	Shares Beneficially Owned^				Percentage of Total	Shares of Common Stock
	Common Stock		Preferred Stock†		Voting	Being
Name of Beneficial Owner	Number	%	Number	%	Power†	Registered
Executive Officers and Directors
Mark T. Lynn(1)	353,498	3.0%	0	0%	3.0%	0
Geoffrey McFarlane (2)	0	0%	0	0%	0%	0
Erin K. Green (3)	212,500	1.8%	0	0%	1.8%	0
Zachary Ament (4)	54,832	0.5%	0	0%	0.5%	0
Christopher Bridges (5)	0	0%	0	0%	0%	0
Edoardo Piscopo Di Ciccolini (6)	0	0%	0	0%	0%	0
Jed MacArthur (7)	0	0%	0	0%	0%	0
All executive officers and directors as a group (7 persons)	620,830	5.2%	0	0%	5.2%	0
5% Stockholders other than Executive Officers and Directors
Desmond Lynn (8)	1,250,001	10.8%	0	0%	10.8%	0
MVL Inc. (f/k/a Alchemi Project Inc.)(9)	1,929,409	16.2%	0	0%	16.2%	0
Kayus LLC(10)(13)	683,322	5.9%	0	0%	5.9%	0
Z1967 Limited(11)	871,227	7.5%	0	0%	7.5%	0
Kukus LLC(12)(13)	799,990	6.9%	0	0%	6.9%	0
Kayus Limited(13)	1,483,312	12.8%	0	0%	12.8%	0
Davies Holdings Europe Kft.(14)	627,663	5.4%	0	0%	5.4%	0

* Represents beneficial ownership of less than one percent.

^ Percentages are calculated using individualized denominators and that certain shares are attributed to more than one beneficial owner, such that the percentages are not additive to 100%.

†	On April 8, 2026, upon the initial public filing of our registration statement on Form S-1 in connection with our direct listing, all outstanding shares of Preferred Stock (other than the Series C Convertible Preferred Stock) automatically converted into an aggregate of 7,483,093 additional shares of Common Stock, without any further action by the holders, in accordance with the terms of our Seventh A&R Certificate of Incorporation. Following the conversion, 11,116,358 shares of Common Stock were issued and outstanding, and no shares of any series of Preferred Stock other than the Series C Convertible Preferred Stock remain outstanding.
(1)	Common Stock holdings consist of (i) 187,526 shares of Common Stock held directly, (ii) 165,972 shares of Common Stock issuable upon conversion of vested options and (iii) 877 shares of Common Stock issuable upon the exercise of Common Stock warrants held by Mr. Lynn. Mark T. Lynn is currently a director and Chief Executive Officer of the Company. The address for Mark T. Lynn is 3900 Alton Rd, Apt 805, Miami Beach, FL 33140. Mr. Lynn is also party to that certain Amended and Restated Voting Agreement dated June 24, 2024, which terminated upon the initial trade in the direct listing. See “Description of Capital Stock” for additional details.
(2)	Geoffrey McFarlane is the former Interim Chief Financial Officer of the Company.
(3)	Common Stock holdings consist of 212,500 shares of Common Stock issuable upon conversion of vested options held by Erin K. Green. Ms. Green currently serves as Chief Operating Officer and as a director of the Company.
(4)	Common Stock holdings consist of 54,832 shares of Common Stock issuable upon conversion of vested options held by Zachary Ament. Mr. Ament currently serves as Chief Financial Officer of the Company.
(5)	Christopher Bridges currently serves as a director of the Company.
(6)	Edoardo Piscopo Di Ciccolini currently serves as a director of the Company.
(7)	Jed MacArthur currently serves as a director of the Company.
(8)	Common Stock holdings consist of (i) 1,050,001 shares of Common Stock held directly and (ii) 200,000 shares of Common Stock held by E Technologies LLC. Desmond Lynn, as manager, may be deemed to have voting and dispositive power over such shares held by E Technologies LLC. Mr. Lynn disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein. The address for Desmond Lynn is 16 R. Eduardo Paulo Ericeira, Lisbon Portugal. Desmond Lynn is a family member of Mark T. Lynn. Desmond Lynn is party to that certain Amended and Restated Voting Agreement dated June 24, 2024, which terminated upon the initial trade in the direct listing. See “Description of Capital Stock” for additional details.
(9)	Common Stock holdings consist of (i) 1,639,284 shares of Common Stock held directly by MVL Inc., (ii) 227,625 shares of Common Stock issuable upon the exercise of Common Stock warrants, and (iii) up to 62,500 shares of Common Stock issuable upon the exercise of a warrant issued in connection with the convertible note held by MVL Inc. (f/k/a Alchemi Project Inc.). The convertible note warrant is subject to a 19.99% beneficial ownership limitation and an exchange cap. The natural person exercising voting and/or investment control over the securities held by MVL Inc. is Michael V. Lewis. The address for MVL Inc. is 119 Malibu Colony Rd, Malibu, CA 90265.

(10)	Common Stock holdings consist of 683,322 shares of Common Stock held directly by Kayus LLC. Kayus LLC is a limited liability company organized under the laws of the State of Nevada. Kayus LLC is directly controlled by Kayus Limited, a limited liability company organized under the laws of the British Virgin Islands. Kayus Limited is controlled by its directors, Glenn Barnett, Laszlo Borhi, Jacqueline Daley, Peter Hahn and Christina Rodriguez, each of whom may be deemed to share voting and dispositive power over the shares held by Kayus LLC. Each such person disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. See also footnote (13) below regarding Kukus LLC, which is also indirectly controlled by Kayus Limited. The address for Kayus LLC and Kayus Limited is 9060 W. Cheyenne Avenue, Las Vegas, NV 89129. Kayus LLC is party to that certain Amended and Restated Voting Agreement dated June 24, 2024, which terminated upon the initial trade in the direct listing. See “Description of Capital Stock” for additional details.
(11)	Common Stock holdings consist of 871,227 shares of Common Stock held directly by Z1967 Limited. Z1967 Limited is a limited liability company organized under the laws of the British Virgin Islands. Z1967 Limited is controlled by its directors Glenn Barnett, Jill Carpenter, Alexis Sautereau and BXR Management Pte. Limited. BXR Management Pte. Limited is a limited liability company organized under the laws of Singapore and is controlled by its directors Glenn Barnett and Richard Gati. As such, Glenn Barnett, Jill Carpenter, Alexis Sautereau and Richard Gati may be deemed to share voting and dispositive power over the shares held by Z1967 Limited. Each such person disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. The address for Z1967 Limited and BXR Management Pte. Limited is 25 Duxton Hill, Singapore 089608. Z1967 Limited is party to that certain Amended and Restated Voting Agreement dated June 24, 2024, which terminated upon the initial trade in the direct listing. See “Description of Capital Stock” for additional details.
(12)	Common Stock holdings consist of 799,990 shares of Common Stock held directly by Kukus LLC. Kukus LLC is a limited liability company organized under the laws of the State of Delaware. Kukus LLC is indirectly controlled by Kayus Limited, a limited liability company organized under the laws of the British Virgin Islands. Kayus Limited is controlled by its directors, Glenn Barnett, Laszlo Borhi, Jacqueline Daley, Peter Hahn and Christina Rodriguez, each of whom may be deemed to share voting and dispositive power over the shares held by Kukus LLC. Each such person disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. See also footnote (10) above regarding Kayus LLC, which is also directly controlled by Kayus Limited. The address for Kukus LLC and Kayus Limited is 9060 W. Cheyenne Avenue, Las Vegas, NV 89129. Kukus LLC is party to that certain Amended and Restated Voting Agreement dated June 24, 2024, which terminated upon the initial trade in the direct listing. See “Description of Capital Stock” for additional details.
(13)	Each of Kayus LLC and Kukus LLC is controlled, directly and indirectly, respectively, by Kayus Limited, a limited liability company organized under the laws of the British Virgin Islands. Kayus Limited is controlled by its directors, Glenn Barnett, Laszlo Borhi, Jacqueline Daley, Peter Hahn and Christina Rodriguez. As such, each of the foregoing individuals may be deemed to share beneficial ownership of the 683,322 shares of Common Stock beneficially owned by Kayus LLC (held directly) and the 799,990 shares of Common Stock beneficially owned by Kukus LLC (held directly), for an aggregate of 1,483,312 shares of Common Stock, representing approximately 12.9% of the outstanding shares of Common Stock. Each such individual disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein. The business address of Kayus Limited, Kayus LLC and Kukus LLC is 9060 W. Cheyenne Avenue, Las Vegas, NV 89129. Kukus LLC is party to that certain Amended and Restated Voting Agreement dated June 24, 2024, which terminated upon the initial trade in the direct listing. See “Description of Capital Stock” for additional details.
(14)	Common Stock holdings consist of (i) 559,376 shares of Common Stock held of record by Davies Holdings Europe Kft. and (ii) 68,287 shares of Common Stock issuable upon the exercise of Common Stock warrants held by Davies Holdings Europe Kft. Dr. Csaba Konkoly is the natural person exercising sole voting and sole investment control over the securities held by Davies Holdings Europe Kft. The address for Davies Holdings Europe Kft. is 30/A Bródy Sándor Street, 2nd floor, Apt 15, 1088 Budapest, Hungary. Davies Holdings Europe Kft. is party to that certain Amended and Restated Voting Agreement dated June 24, 2024, which terminated upon the initial trade in the direct listing. See “Description of Capital Stock” for additional details.

SELLING STOCKHOLDERS

This prospectus covers the possible resale by the Selling Stockholders identified in the table below of up to 8,915,895 shares of our Common Stock (the “Resale Shares”). The transactions by which the Selling Stockholders acquired their securities from us were exempt under the registration provisions of the Securities Act. The Selling Stockholders may sell some, all, or none of the Resale Shares.

We have prepared the following table based on written representations and information furnished to us by or on behalf of the Selling Stockholders. Unless otherwise indicated in the footnotes to the table below, we believe that (i) none of the Selling Stockholders are broker-dealers or affiliates of broker-dealers, and (ii) no Selling Stockholders has direct or indirect agreements or understandings with any person to distribute their Resale Shares. To the extent any Selling Stockholders identified below are, or is affiliated with, a broker-dealer, it could be deemed, individually, but not severally, to be an “underwriter” within the meaning of the Securities Act. Information about the Selling Stockholders may change over time.

The following table presents information regarding the Selling Stockholders and the Resale Shares that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Stockholders, and reflects their respective holdings immediately prior to the date of this prospectus, unless otherwise noted in the footnotes to the table. Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the date of this table, to our knowledge and subject to applicable community property rules, the persons and entities named in the table have sole voting and sole investment power with respect to all equity interests beneficially owned.

The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholders, based on its ownership of Resale Shares prior to this offering. The percentage of shares beneficially owned before and after this offering is based on shares of our Common Stock issued and outstanding as of the date of the prospectus.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Names of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After this Offering(1)	Percent of Shares of Common Stock Beneficially Owned After this Offering(1)
Streeterville Capital, LLC(2)	3,528,125	8,750,000	0	0
Maxim Partners LLC(3)	302,704	170,766	0	0
Zachary Wilson(4)	4,462	4,462	0	0
John Irwin(5)	10,000	10,000	0	0
Martha Lynn(6)	16,667	16,667	0	0

*	Represents less than 1%.

(1)	Assumes that the Selling Stockholders sell all shares of Common Stock beneficially owned as of the date hereof.

(2)

Streeterville Capital, LLC (“Streeterville”) -- Streeterville acquired the securities described in this footnote, and the shares being registered for resale hereby, pursuant to the Securities Purchase Agreement, dated March 17, 2026, as amended by the Global Amendment dated April 7, 2026 (as amended, the “Securities Purchase Agreement”), by and between the Company and Streeterville. The Securities Purchase Agreement provides for the issuance and sale by the Company to Streeterville of up to $30.0 million in aggregate of Series C Convertible Preferred Stock, par value $0.00001 per share (the “Series C Stock”), across an initial closing (the “First Closing”) and a subsequent closing (the “Second Closing”). Capitalized terms used within this footnote, but not defined herein, shall have the meaning as set forth in the Securities Purchase Agreement.

At the First Closing, which occurred on April 8, 2026, the Company issued to Streeterville (i) 28,125 shares of Common Stock as a commitment fee (the “Commitment Shares”) and (ii) a warrant to purchase up to 3,500,000 shares of Common Stock at an exercise price per share equal to 110% of the Nasdaq Valuation Price (the “Warrant”), for which Streeterville paid a warrant purchase price of $10,000. The number of Commitment Shares was calculated as $450,000 divided by the Expected Reference Price of $16.00 per share, rounded down to the nearest whole share.

At the Second Closing, which occurred on May 20, 2026, the Company issued to Streeterville 7,000 shares of Series C Stock, for which Streeterville paid $6,990,000.

The shares of Common Stock being registered for resale by Streeterville under this prospectus consist of up to 8,750,000 shares of Common Stock issuable upon conversion of the Series C Stock (the “Conversion Shares”). The Series C Stock is convertible into Common Stock at the election of Streeterville at an initial conversion price equal to the Nasdaq Valuation Price (the “Fixed Price”). After the earlier of (i) six months from the Initial Listing Date, (ii) a Trigger Event, or (iii) an Event of Default, the conversion price will be the lesser of the Fixed Price and the Market Price (defined as 90% of the lowest daily volume-weighted average price during the ten trading days prior to conversion), subject to a floor price equal to 40% of the Nasdaq Valuation Price; provided, however, that in no event will the floor price be less than $4.00 per share. Conversions are subject to a limitation that Streeterville, together with its affiliates, may not beneficially own in excess of 9.99% of the outstanding shares of Common Stock, and to the Exchange Cap under Nasdaq Listing Rule 5635(d), which requires stockholder approval for issuances in excess thereof. John M. Fife has voting and dispositive power over the shares held by Streeterville. The address for Streeterville Capital, LLC is 297 Auto Mall Drive Suite #4, St. George, Utah 84770.

(3)

Maxim Partners LLC -- Shares beneficially owned consist of 302,704 shares of Common Stock held directly. Maxim Partners LLC is the record and beneficial owner of the securities set forth in the table. MJR Holdings LLC is the managing member of Maxim Partners LLC. Cliff Teller is the Chief Executive Officer of MJR Holdings LLC and has dispositive power over the securities held by Maxim Partners LLC. Mr. Teller disclaims beneficial ownership over any securities owned by Maxim Partners LLC and MJR Holdings LLC except to the extent of his pecuniary interest therein. Maxim Partners LLC is an affiliate of Maxim Group LLC, a registered broker-dealer and member of FINRA. Maxim Partners LLC acquired the securities registered hereby in the ordinary course of business and, at the time of acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The address for Maxim Partners LLC is Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022.

Within the past three years, Maxim Partners LLC and its affiliates have had the following material relationships with the Company. Maxim Group LLC, the parent of Maxim Partners LLC, serves as the Company’s financial advisor in connection with the Direct Listing pursuant to an engagement letter dated August 7, 2025. In its capacity as financial advisor, Maxim Group LLC (the “Advisor”) is responsible for, among other things, determining when the Company’s shares of Common Stock are ready to trade and approving proceeding with the opening trade price under Nasdaq Rule 4120(c)(8). In connection with its advisory engagement, Maxim Partners LLC received 131,938 shares of Common Stock, equal to 1.0% of the Company’s outstanding Common Stock on a fully diluted basis at the time of issuance, as partial compensation, and 170,766 shares of Common Stock upon the successful consummation of the Direct Listing, equal to 1.0% of the Company’s outstanding Common Stock on a fully diluted basis at the time of issuance. The Advisor will also be entitled to a cash fee of $250,000 (payable upon the closing of the Company’s first financing either concurrent to or post Direct Listing), together with expense reimbursement of up to $50,000. In addition, the Advisor holds a right of first refusal for a period of 12 months after the consummation of the Direct Listing to act as the lead underwriter, placement agent, or advisor for any public offering of the Company’s equity or equity-linked securities.

In addition, Maxim Group LLC has been separately engaged as the Company’s exclusive lead placement agent for proposed future offerings of the Company’s securities pursuant to a Placement Agency Agreement dated March 17, 2026 (the “Placement Agency Agreement”). Under the Placement Agency Agreement, the Placement Agent is entitled to a cash fee equal to 7% of the aggregate gross proceeds raised in any placement and 6% of the aggregate gross proceeds received upon the exercise of any warrants issued in connection with such placement, together with expense reimbursement. The Placement Agency Agreement also includes a 12-month tail provision entitling the Placement Agent to full compensation on financings completed with investors it introduced during the term of the engagement.

Prior to the financial advisory services provided by Maxim Group LLC in connection with the Direct Listing, neither Maxim Group LLC nor any of its affiliates had provided services of any kind to the Company. See “Plan of Distribution” for a description of the material terms of the advisory and placement agency arrangements.

(4)	Zachary Wilson-- Shares beneficially owned consist of 4,462 shares of Common Stock held directly. The 4,462 shares of Common Stock were received upon exercise of warrants in Apil 2026, such warrant were originally issued in December 2021. The address for Zachary Wilson is 970 W. Broadway Ave STE E486 Jackson WY 83001.

(5)	John Irwin -- Shares beneficially owned consist of 10,000 shares of Common Stock held directly and were received as a gift from Mark Lynn in April 2026. The address for John Irwin is 10111 Angelo View Drive, Los Angeles, CA 90210.

(6)	Martha Lynn -- Shares beneficially owned consist of 16,667 shares of Common Stock held directly and were received as a gift from Mark Lynn in October 2021. The address for Martha Lynn is Flat 38, Buttercup House, Springfield Drive, SW17, OSX, UK. Martha Lynn is the cousin of Mark T. Lynn, the Company’s Chief Executive Officer.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock, as they are expected to be in effect in connection with the effectiveness of the registration statement of which this prospectus forms a part. This description summarizes the provisions of our Certificate of Incorporation and our bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our Certificate of Incorporation and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

As provided in our Certificate of Incorporation, we are authorized to issue 291,192,462 shares of capital stock, which consist of: (i) 250,000,000 shares of Common Stock, par value $0.00001 per share, and (ii) 41,192,462 shares of Preferred Stock, par value $0.00001 per share.

As provided in our Eighth A&R Certificate of Incorporation, each outstanding share of non-voting Common Stock was automatically converted into one share of Common Stock. We no longer have the authority to issue shares of Non-Voting Common Stock.

Pursuant to our Certificate of Incorporation, our board of directors has the authority, subject to the rights of the holders of our Preferred Stock and applicable law, to issue additional shares of our capital stock without further stockholder approval.

Common Stock

As of June 4, 2026, after giving effect to the automatic conversion on April 8, 2026 of all outstanding shares of our Preferred Stock (other than the Series C Convertible Preferred Stock) into shares of Common Stock, there are 11,595,081 shares of our Common Stock issued and outstanding.

Our Certificate of Incorporation provides that:

•	holders of Common Stock have voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment;

•	holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders and are also entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor;

•	the payment of dividends, if any, on the Common Stock will be subject to the prior payment of dividends on any outstanding preferred stock;

•	upon our liquidation or dissolution, the holders of Common Stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock outstanding at that time; and

•	our stockholders have no conversion, pre-emptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Voting Rights

Under our Certificate of Incorporation, the number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of our outstanding capital stock, and a separate class vote of our Common Stock is not required for such a change. In other instances, as provided by Delaware law, holders of our Common Stock are entitled to vote as a separate class on certain amendments to our Certificate of Incorporation that would alter or change the powers, preferences, or special rights of the Common Stock in a manner that would adversely affect them.

Warrants

In connection with the First Closing under the SPA, as amended by the Amendment, we issued to Streeterville Capital, LLC the Warrant to purchase up to 3,500,000 shares of Common Stock, for a purchase price of $10,000 (the “Warrant Purchase Price”). The Warrant is filed as Exhibit 10.54 to the registration statement of which this prospectus forms a part. The following is a summary of the material terms of the Warrant, which is qualified in its entirety by reference to the full text of the Warrant.

Exercise Price and Duration. The exercise price per share under the Warrant is equal to 110% of the Nasdaq Valuation Price. The Warrant is exercisable in whole or in part at any time from the date of issuance until the fifth anniversary of the Initial Listing Date, unless earlier terminated by the Company. At any time following the date that is one year from the Initial Listing Date, the Company may terminate the Warrant upon ten days’ prior written notice to the holder, during which notice period the holder may exercise all or any portion of the Warrant.

Warrant Amendment. On May 29, 2026, the Company entered into Amendment No. 1 to the Warrant (the “Warrant Amendment”) with the holder. The Warrant Amendment modifies the exercise price to provide for a reduced exercise price of $5.00 per Warrant Share for any exercise occurring during the period commencing on June 1, 2026 and ending ninety (90) days thereafter (the “Reduced Exercise Price Period”); provided, that the Company may terminate the Reduced Exercise Price Period at any time upon two (2) trading days’ prior written notice. For any exercise occurring after the expiration or earlier termination of the Reduced Exercise Price Period, the exercise price will be $16.00 per Warrant Share. All other terms and conditions of the Warrant remain unchanged and in full force and effect.

Exercise Mechanics. The Warrant is exercisable by delivery of a completed notice of exercise and payment of the exercise price in cash, certified or official bank check, or wire transfer. Upon exercise, the Company is required to deliver the applicable shares of Common Stock electronically via the DWAC system within two Trading Days of receipt of the exercise price.

Beneficial Ownership Limitation. The Warrant contains a 9.99% beneficial ownership limitation, pursuant to which the Company is not required to issue shares of Common Stock to the extent such issuance would cause the holder (together with its affiliates) to beneficially own more than 9.99% of the outstanding shares of Common Stock.

Anti-Dilution Adjustments. The number of shares issuable upon exercise of the Warrant and the exercise price are subject to proportional adjustment in the event of stock splits, stock dividends, combinations, or similar capital adjustments. In the event of a reclassification, reorganization, or change in capital stock, the holder will be entitled to receive the kind and amount of securities and property receivable by holders of Common Stock in such transaction.

No Stockholder Rights. The holder of the Warrant does not have any rights of a stockholder of the Company by virtue of holding the Warrant, including voting rights or rights to dividends, until shares of Common Stock are issued upon exercise.

Transferability. The Warrant is transferable to affiliates of the holder without restriction and to non-affiliates subject to compliance with the Securities Act (either pursuant to an effective registration statement or an opinion of counsel).

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 41,192,462 shares of Preferred Stock, $0.00001 par value per share, divided into multiple series. Each series of Preferred Stock is granted specific rights, preferences, privileges, and restrictions, as detailed below. The rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

Authorized Series of Preferred Stock

As of June 4, 2026, the following series of Preferred Stock are authorized under our Certificate of Incorporation. No shares of any of the following series are issued or outstanding, as all previously outstanding shares of each series automatically converted into shares of Common Stock on April 8, 2026 in connection with the initial public filing:

●	Series Seed Preferred Stock: 1,362,530 shares authorized, 0 shares outstanding

●	Series Seed-1 Preferred Stock: 2,412,297 shares authorized, 0 shares outstanding

●	Series Seed-2 Preferred Stock: 4,323,248 shares authorized, 0 shares outstanding

●	Series Seed-3 Preferred Stock: 1,579,994 shares authorized, 0 shares outstanding

●	Series Seed-4 Preferred Stock: 2,346,635 shares authorized, 0 shares outstanding

●	Series Seed-5 Preferred Stock: 504,316 shares authorized, 0 shares outstanding

●	Series A Preferred Stock: 873,734 shares authorized, 0 shares outstanding

●	Series B-1 Preferred Stock: 18,198,578 shares authorized, 0 shares outstanding

●	Series B-2 Preferred Stock: 4,262,724 shares authorized, 0 shares outstanding

●	Series B-3 Preferred Stock: 5,328,406 shares authorized, 0 shares outstanding

All outstanding shares of Preferred Stock automatically converted into shares of Common Stock on April 8, 2026 upon the initial public filing of this registration statement on Form S-1 in connection with our direct listing, as required by our Eighth A&R Certificate of Incorporation. Under the terms of our Certificate of Incorporation, automatic conversion was also triggered by a qualified initial public offering.

On May 19, 2026, our Board designated 35,000 shares of Series C Convertible Preferred Stock, par value $0.00001 per share, with a stated value of $1,086.96 per share, in connection with the SPA with Streeterville. The Series C Stock ranks senior to all Common Stock and all other capital stock of the Company with respect to dividends, distributions, and liquidation (absent Required Holder consent for parity or senior stock). Each share of Series C Stock accrues a preferred return at 2% per quarter, compounding daily, payable quarterly in cash or additional shares of Series C Stock at the Company’s election. The Series C Stock is convertible into Common Stock at the applicable conversion price (initially the Fixed Price, and after six months or upon a Trigger Event or Event of Default, the lesser of the Fixed Price and the Market Price), subject to a 40% of the applicable Nasdaq pricing metric (but in no event less than $4.00 per share) and a 9.99% beneficial ownership limitation. The Company may optionally redeem the Series C Stock at 115% of the liquidation amount after six months. The Series C Stock does not vote on matters submitted to Common Stock holders but requires majority consent of holders for amendments to its Certificate of Designation. The Certificate of Designation of Preferences and Rights of Series C Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on May 19, 2026.

Dividends

The terms of each series of our Preferred Stock described below (including the dividend rates, liquidation preferences, conversion rights, voting rights, and protective provisions of the Series Seed, Series Seed-1 through Series Seed-5, Series A, and Series B-1 through Series B-3 Preferred Stock) were in effect prior to the automatic conversion on April 8, 2026. Because no shares of any of these series remain issued or outstanding following the conversion, these terms are no longer operative, but are described below because each such series remains an authorized series of our capital stock under our Certificate of Incorporation. References in this description to “Preferred Stock” refer to these legacy series only and not to the Series C Convertible Preferred Stock, the terms of which are described separately below.

Holders of each series of Preferred Stock are entitled to receive dividends prior to any dividends declared or paid on Common Stock, unless the dividend on Common Stock is payable in additional shares of Common Stock. The dividend amount for each series is calculated based on the “Original Issue Price” for that series, which is as follows:

●	Series Seed: $3.7994 per share

●	Series Seed-1: $0.2332 per share

●	Series Seed-2: $0.3732 per share

●	Series Seed-3: $1.1664 per share

●	Series Seed-4: $3.0395 per share

●	Series Seed-5: $0.5198 per share

●	Series A: $4.15806 per share

●	Series B-1: $1.4644 per share

●	Series B-2: $2.8150 per share

●	Series B-3: $2.2521 per share

Liquidation Preferences

In the event of any liquidation, dissolution, winding up, or a “Deemed Liquidation Event,” holders of Series B Preferred Stock (Series B-1, B-2, and B-3) are entitled to receive, on a pari passu basis and before any payment to other series of Preferred Stock or the Common Stock, an amount per share equal to their respective Original Issue Price plus any declared but unpaid dividends.

After full payment to the holders of Series B Preferred Stock, the holders of the remaining series of Preferred Stock (Series Seed, Seed-1, Seed-2, Seed-3, Seed-4, Seed-5, and Series A) are entitled to receive, on a pari passu basis among themselves and before any payment to Common Stock, their respective Original Issue Price plus any declared but unpaid dividends.

Any remaining assets are distributed pro rata among Common Stockholders.

Deemed Liquidation Events

A Deemed Liquidation Event includes certain mergers, consolidations, asset sales, or similar transactions. The allocation of proceeds in such events follows the same order of priority as in a standard liquidation.

Conversion Rights

Each share of Preferred Stock is convertible at the option of the holder into Common Stock at a rate determined by dividing the Original Issue Price by the applicable Conversion Price (initially set at the Original Issue Price for each series). Conversion rights are subject to adjustment for stock splits, combinations, dividends, and certain dilutive issuances. All outstanding Preferred Stock automatically converted into Common Stock upon the occurrence of certain trigger events, such as the initial public filing of this registration statement or a vote of the requisite holders. On April 8, 2026, upon the initial public filing of our registration statement on Form S-1 in connection with our direct listing, all outstanding shares of Preferred Stock automatically converted into an aggregate of 7,483,093 additional shares of Common Stock, without any further action by the holders, in accordance with the terms of our Eighth- A&R Certificate of Incorporation; accordingly, immediately following such automatic conversion triggered by the direct listing, we had no shares of Preferred Stock outstanding, although we may in the future issue additional shares of Preferred Stock, which would increase the number of Preferred Stock outstanding.

Voting Rights

Holders of Preferred Stock vote together with holders of Common Stock on an as-converted basis, except as otherwise required by law or the Certificate of Incorporation. Certain actions require the separate consent of the holders of a majority of the outstanding shares of Preferred Stock (the “Requisite Holders”), voting as a single class, including:

●	Liquidation, dissolution, or winding up of the corporation

●	Amendments to the Certificate of Incorporation or Bylaws that adversely affect Preferred Stock

●	Changes to the authorized number of shares of Preferred Stock

●	Certain redemptions or dividends

●	Changes to the size of the Board of Directors

Series B Preferred Stock (B-1, B-2, B-3) holders have additional protective provisions, including the right to approve the creation of any new class or series of equity security senior to Series B, or amendments that adversely affect Series B specifically.

Redemption

Preferred Stock is generally not redeemable at the option of the holder or the corporation, except in connection with certain Deemed Liquidation Events where holders may require redemption if the corporation does not dissolve within a specified period.

Any shares of Preferred Stock that are redeemed, converted, or otherwise acquired by the corporation are automatically cancelled and may not be reissued. The rights, powers, preferences, and other terms of each series of Preferred Stock may be waived by the affirmative written consent or vote of the requisite holders of that series.

Anti-Takeover Effects of our Certificate of Incorporation, Bylaws and Delaware Law

Board Structure and Director Removals

Our bylaws determine the number of directors on our board of directors (the “Board”), and each director is entitled to one vote on matters before the Board. The holders of Common Stock, exclusively and as a separate class, are entitled to elect one director. Any director elected by a class or series may be removed without cause by the affirmative vote of the holders of a majority of the shares of that class or series, and vacancies in such directorships are filled only by the holders of that class or series or by any remaining director(s) elected by that class or series.

Advance Notice Requirements

Our bylaws will establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures will specify that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken, and define what is considered timely. Our bylaws will also specify the requirements as to form and content of all stockholder notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Preferred Stock Authorization and Rights

Our Certificate of Incorporation authorizes 41,192,462 shares of Preferred Stock, divided into multiple series (Series Seed, Seed-1, Seed-2, Seed-3, Seed-4, Seed-5, Series A, Series B-1, B-2, and B-3), each with specific rights, preferences, and privileges. Pursuant to our Certificate of Incorporation, subject to the rights of the holders of any series of Preferred Stock then outstanding, the Board of Directors is expressly authorized, by resolution, to provide, out of the unissued shares of Preferred Stock that have been designated but for which the rights, preferences, privileges and restrictions have not been established, or out of the shares of Preferred Stock of any series that have not been issued, for one or more additional series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The existence of authorized but unissued Preferred Stock may enable the Board to discourage attempts to obtain control of the corporation by means such as mergers, tender offers, or proxy contests. The issuance of Preferred Stock could dilute the voting or other rights of existing stockholders and may delay, deter, or prevent a change in control.

Exclusive Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. This choice of forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or the Securities Act.

Notwithstanding the foregoing, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder and our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Certificate of Incorporation, but there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Moreover, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and our Certificate of Incorporation provides that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our Certificate of Incorporation. Our choice of forum provision may impose additional litigation costs on stockholders in pursuing claims and may limit a stockholder’s ability to bring a claim in a judicial forum that it believes to be favorable for disputes with us or any of our directors, officers or other employees, which may discourage lawsuits with respect to such claims.

Renunciation of Corporate Opportunities

Our Certificate of Incorporation provides that, to the fullest extent permitted by law, the Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, certain business opportunities (“Excluded Opportunities”). Excluded Opportunities include any matter, transaction or interest that is presented to, or acquired, created or developed by, or otherwise comes into the possession of (i) any director of the Company who is not an employee of the Company or any of its subsidiaries or (ii) any holder of our Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, in each case other than individuals who are employees of the Company or its subsidiaries (collectively, “Covered Persons”), unless such opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such person’s capacity as a director of the Company.

Under this provision, Covered Persons generally have no duty to communicate or offer Excluded Opportunities to the Company, and may pursue such opportunities for their own benefit or for the benefit of other entities, including entities that may compete with the Company.

The Certificate of Incorporation further provides that any repeal or modification of this renunciation of corporate opportunities will apply only prospectively and will not affect rights with respect to actions or omissions occurring prior to such amendment or repeal. In addition, notwithstanding anything to the contrary in the Certificate of Incorporation, the affirmative vote of the requisite holders of the Company’s capital stock is required to amend or repeal, or adopt any provision inconsistent with, this renunciation of corporate opportunities.

Limitation of Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation and bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law, and we are authorized to advance expenses to them as incurred in connection with legal proceedings.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions and insurance are necessary to attract and retain talented and experienced directors and officers. In addition, in connection with the effectiveness of the registration statement of which this prospectus forms a part, we intend to enter into separate indemnification agreements with each of our directors and executive officers.

Section 203 of the DGCL

As a Delaware corporation, we are subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with an “interested stockholder.” In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of the corporation.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 of the DGCL do not apply if:

•	the business combination takes place more than three years after the interested stockholder became an “interested stockholder;”

•	our board of directors approves the transaction that made the stockholder an “interested stockholder” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding, other than statutorily excluded shares of Common Stock; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Amended and Restated Investors’ Rights Agreement

Our Amended and Restated Investors’ Rights Agreement (the “IRA”) provides for demand and piggyback registration rights, including Form S-1 demand rights after the earlier of five years from the IRA date or 180 days after the Company’s IPO or Direct Listing, upon request by holders of at least 50% of the registrable securities then outstanding, for at least 40% of the registrable securities with an anticipated net offering size of at least $10 million, and Form S-3 demand rights (when eligible) upon request by holders of at least 30% of the registrable securities then outstanding for offerings with at least $5 million in anticipated net proceeds, in each case subject to customary deferral and cutback provisions and limits on the number and frequency of demands. The Company may defer a filing once in any 12-month period for up to 120 days if the Board determines filing would be materially detrimental to the Company and its stockholders, and underwriting cutbacks allocate pro rata among selling holders and prioritize registrable securities over other Selling Stockholders securities, subject to specified IPO limitations. The Company bears registration expenses (other than selling expenses) and will indemnify selling holders for Securities Act liabilities, subject to standard exceptions, and holders provide reciprocal indemnity limited to offering proceeds. These registration rights terminate upon the earliest of a Deemed Liquidation Event (as defined in the certificate), the time Rule 144 permits sale of all holder shares within three months without volume limits, or the third anniversary of the IPO or Direct Listing. The IRA also includes a market standoff for holders of up to 180 days applicable only to an underwritten IPO and not to a Direct Listing.

The registration rights could result in resales by existing investors that increase the supply of shares and affect the trading price or volatility upon and after listing, and underwriter cutbacks in a Company-initiated offering may limit stockholder participation. Because the IRA’s market standoff applies only in an underwritten IPO and does not apply to a Direct Listing, absent other restrictions, investors may sell freely at listing, which could increase volatility; this aligns with the existing S-1 disclosure noting the absence of contractual lock-ups in a Direct Listing. In addition, information and observer rights could facilitate coordinated stockholder action and provide certain investors with access to non-public information prior to an IPO, though those rights terminate at IPO or upon Exchange Act reporting.

Amended and Restated Right of First Refusal and Co-Sale Agreement

Our Amended and Restated Right of First Refusal and Co-Sale Agreement (the “ROFR/Co-Sale Agreement”) provides that the Company has a right of first refusal to purchase the offered shares on the terms of a bona fide offer; to the extent the Company declines or only partially exercises, investors have a secondary refusal right to purchase their pro rata share, with an oversubscription mechanism among exercising investors. Notices and election periods are specified (including a Company response within 15 days and an investor election within 10 days following the Company’s secondary notice), and closing occurs within the later of the intended transfer date or 45 days after the original notice, with non-cash consideration payable in cash equivalents at fair market value as determined by the Board. To the extent Transfer Stock is not purchased under the right of first refusal, investors have tag-along rights to sell a pro rata portion on the same terms, with consideration in a change-of-control sale allocated consistent with the certificate’s liquidation preference waterfall; if a proposed buyer will not purchase from participating investors, the selling key holder must purchase the investors’ tendered shares on the same terms concurrently with its sale, and violations trigger a purchase remedy in favor of investors. Certain transfers by key holders, including transfers to affiliates or for estate planning purposes and sales in a registered public offering or deemed liquidation event, are exempt subject to joinder requirements, while transfers to competitors or certain customers or distributors may be prohibited if deemed competitively harmful by the Board. Certain key holders agree to an underwritten initial public offering lock-up of up to 180 days (and any additional period required to accommodate FINRA research quiet periods), applicable only if officers, directors and 1% stockholders are subject to similar restrictions; this lock-up does not apply to a direct listing, and the Company may impose stop-transfer instructions during the lock-up. The ROFR/Co-Sale Agreement terminates immediately prior to an underwritten initial public offering, upon the initial trade in a direct listing, or upon a deemed liquidation event.

The ROFR/Co-Sale Agreement provisions restrict certain key holders’ liquidity and can delay or condition private transfers, while providing investors with downside protection and participation in private sales, which could limit strategic transfers by certain key holders. In addition, because the IPO lock-up in this agreement does not apply to a direct listing, and as disclosed elsewhere, the absence of lock-ups in a Direct Listing can increase volatility and supply uncertainty at listing.

Amended and Restated Voting Agreement

Our Amended and Restated Voting Agreement (the “Voting Agreement”) provides that stockholders agree to vote their shares, and grant an irrevocable proxy, to elect designated directors consistent with the certificate of incorporation, including a common director elected by holders of Common Stock voting as a separate class, with removal and vacancy provisions tracking designation rights, and they further covenant to vote to increase authorized common shares as needed to permit conversion of preferred stock. If a Sale (as defined in the Voting Agreement) of the Company is approved by (i) holders of a majority of the shares of Common Stock then issuable upon conversion of the preferred (Selling Investors), (ii) the Board, and (iii) holders of a majority of outstanding Common Stock (other than as-converted), and the approval specifies application of the drag, each stockholder agrees to vote for and to participate in the Sale of the Company on the same terms and conditions, subject to customary stockholder-level limitations, including several and limited representations on authority and title, no non-compete for non-employees, several indemnity caps at proceeds received, the same form and amount of consideration within each class or series, and cash in lieu where securities consideration would require registration or non-customary information. To ensure compliance with these voting covenants on board composition, share increases and Sale of the Company approvals, stockholders grant the Company’s Chief Executive Officer an irrevocable proxy and power of attorney (coupled with an interest) to vote shares or execute documentation if the stockholder fails to do so or attempts to vote inconsistently. The Voting Agreement terminates upon the earlier to occur of the consummation of the Company’s first underwritten public offering of its Common Stock, the initial trade in a direct listing or the consummation of a Sale of the Company.

The Voting Agreement concentrates governance outcomes by contract, including the ability of specified majorities to approve a Sale of the Company and compel participation by all stockholders, subject to investor-friendly protections, which may limit minority stockholders’ ability to oppose or condition a sale once the drag triggers are met. In addition, the irrevocable proxy and power of attorney ensure enforceability of voting covenants and may limit a stockholder’s discretion in director elections, share authorizations and Sale of the Company approvals.

Listing

We have been approved to list our Common Stock on the Nasdaq Global Market under the symbol “AMSS”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Odyssey Transfer and Trust Company. The transfer agent and registrar’s address is 2155 Woodlane Drive, Suite 100, Woodbury, MN 55125. The transfer agent and registrar can be contacted by phone at: 1-855-584-2880.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the listing of our Common Stock on Nasdaq, there was no public market for our Common Stock. Sales of a substantial number of shares our Common Stock in the public market , or the perception that such sales could occur, could adversely affect the public price of our Common Stock and may make it more difficult for you to sell your shares at a time and price that you deem appropriate. Subject to the lock-up agreements and market standoff restrictions as described below, we will have no input if and when the Selling Stockholders may, or may not, elect to sell their shares or the prices at which any such sales may occur.

A total of 11,424,315 shares of our Common Stock are outstanding, and up to 8,951,895 shares of our Common Stock will be registered for resale under the registration statement of which this prospectus forms a part. Any shares not registered hereunder will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act, including, but not limited to, the shares registered hereunder, or if they qualify for an exemption from registration, including under Rules 144 or 701 under the Securities Act, which are summarized below. Restricted securities also may be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S. With the exception of shares owned by our directors, officers and certain stockholders, substantially all of our Common Stock may be sold after our initial listing on Nasdaq, either by the Selling Stockholders pursuant to this prospectus or by our other existing stockholders in accordance with Rule 144 of the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to and in compliance with public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible shareholder is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible shareholder under Rule 144, such shareholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of Common Stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares of Common Stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling Common Stock on behalf of our affiliates are entitled to sell shares 90 days after we become a reporting company. Within any three-month period, such shareholders may sell a number of shares that does not exceed the greater of:

●	1% of the number of shares of Common Stock then outstanding, which will equal approximately shares immediately after our registration; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares of Common Stock on behalf of our affiliates also are subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

 Rule 701

Rule 701 generally allows a shareholder who was issued shares under a written compensatory plan or contract and who is not deemed to have been our affiliate during the immediately preceding 90 days, to sell these shares in reliance on Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after we become a reporting company before selling those shares under Rule 701.

Registration Statements on Form S-8

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Common Stock subject to outstanding stock options or reserved for issuance under our 2025 Omnibus Incentive Plan, as soon as permitted under the Securities Act. Such registration statements will automatically become effective upon filing with the SEC. However, shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144.

Lock-up Agreements

Certain of our stockholders have entered into lock-up agreements or are subject to other contractual restrictions on transfer, as described in the footnotes to the “Selling Stockholders” table in our final prospectus filed with the SEC on May 18, 2026. These restrictions vary by stockholder and generally provide for staged release schedules over periods ranging from 90 to 180 days following the Direct Listing. In particular: (a) MVL Inc. — Of the 2,186,126 shares being registered, 940,569 shares are freely tradeable from and after the Direct Listing, and the remaining 1,245,557 shares are subject to a lock-up with 20% released on Day 91, an additional 50% on Day 141, and the remainder on Day 170. (b) Davies Holdings Europe Kft. — Of the 627,663 shares beneficially owned, 41,301 shares are freely tradeable and the remaining 586,362 shares are subject to a lock-up with staged releases at Days 45, 90, 115, and full release at Day 180. (c) Kukus LLC — 799,990 shares are subject to a lock-up with staged releases at Days 45, 90, 115, and full release at Day 180. (d) Kayus LLC — 683,322 shares are subject to a lock-up with the same staged release schedule as Kukus LLC. (e) Z1967 Limited — 871,227 shares are subject to a lock-up with the same staged release schedule as Kukus LLC and Kayus LLC. (f) Mark T. Lynn — Shares are subject to a lock-up for 90 days following the Initial Listing Date, and thereafter Mr. Lynn may sell no more than 1% of the weekly trading volume in any given week. In addition, certain other Registered Stockholders are subject to lock-up agreements expiring December 31, 2026, with staged releases beginning on Day 91. Because a significant number of shares held by Registered Stockholders are not subject to lock-up restrictions, there can be no assurance that selling pressure will be moderated following the Direct Listing.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

 The following discussion is a summary of certain material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership, and disposition of our Common Stock. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local, or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this registration statement. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our Common Stock pursuant to this registration statement and who hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of our stock;

•	persons that acquired our Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	tax-qualified retirement plans;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to our Common Stock;

•	persons holding our Common Stock as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an applicable financial statement;

•	Non-U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	controlled foreign corporations; and

•	passive foreign investment companies.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Common Stock and the partners in such partnerships are urged to consult their own tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our Common Stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL TAX LAWS WERE RECENTLY ENACTED. PROSPECTIVE INVESTORS SHOULD ALSO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our Common Stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Distributions on Our Common Stock

As described under the section titled “Dividend Policy,” we have never declared or paid dividends on our Common Stock and do not anticipate paying dividends in the foreseeable future. However, if we make cash or other property distributions on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts that exceed such current and accumulated earnings and profits and, therefore, are not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in our Common Stock, but not below zero. Any excess amount distributed will be treated as gain realized on the sale or other disposition of our Common Stock and will be treated as described under the section titled “—Gain On Disposition of Our Common Stock” below.

Subject to the discussion below regarding effectively connected income, backup withholding and FATCA (as defined under the section titled “—Withholding on Foreign Entities” below), dividends paid to a non-U.S. holder of our Common Stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our withholding agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our withholding agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our withholding agent, either directly or through other intermediaries.

If a non-U.S. holder holds our Common Stock in connection with the conduct of a trade or business in the United States, and dividends paid on our Common Stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment or fixed base in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on our Common Stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Non-U.S. holders should consult their own tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our Common Stock, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	our Common Stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation (“USRPHC”), for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Common Stock, and our Common Stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Gain described in the third bullet point above will generally be subject to U.S. federal income tax in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to any provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of dividends on our Common Stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our Common Stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI (or applicable successor form), or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code and the Treasury regulations promulgated thereunder (collectively, “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity either certifies that it does not have any “substantial United States owners” as defined in the Code or provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. The withholding provisions described above currently apply to payments of dividends on our Common Stock. Prior to the issuance of proposed Treasury regulations described below, withholding taxes under FATCA would have also applied to gross proceeds from sales or other disposition of our Common Stock. However, the U.S. Treasury Department’s proposed regulations that, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers (including withholding agents) may generally rely on the proposed regulations until they are revoked or final regulations are issued.

Prospective investors should consult with their own tax advisors regarding the possible implications of FATCA on an investment in our Common Stock.

PLAN OF DISTRIBUTION

We are registering (i) 8,750,000  shares of Common Stock issuable to Streeterville Capital, LLC, a Utah limited liability company (“Streeterville”), (ii) 170,766 shares of Common Stock held by Maxim Partners LLC (“Maxim”) and (iii) 31,129 shares of Common Stock held by various registered holders of the Company (the “Registered Holders, together with Streeterville, and Maxim, the “Selling Stockholders”). We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock held by the Selling Stockholders and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares of the Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer their securities by other means not described in this prospectus. If the Selling Stockholders affect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by the Selling Stockholders and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate their securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders will be deemed to be “underwriters” within the meaning of the Securities Act. Any broker-dealers or agents that may become involved in selling the registered shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales, and any commission received, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the Securities Purchase Agreement, estimated to be $2,620.86 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the Common Stock offered by this prospectus will be passed upon for us by Winston Taylor LLP, Houston, Texas.

EXPERTS

The financial statements for the fiscal years December 31, 2025 and 2024 included in this prospectus have been audited by dbbmckennon, an independent registered public accounting firm, as set forth in their report appearing herein, and included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of Common Stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and our Common Stock, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy, and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain websites at www.amass.com, www.amassbrandsgroup.com and www.amassbrands.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The inclusion of our website address in this prospectus is an inactive textual reference only. The information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase shares of our Common Stock.

AMASS BRANDS INC

The date of this Prospectus is July 6, 2026